UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cadence Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[•], 2009

Dear Shareholders:

We cordially invite you to attend a Special Meeting of Shareholders of Cadence Financial Corporation. The special meeting will be held beginning at 10:00 a.m., local time, on [•], 2009 at Cadence Bank, Starkville Banking Center, 301 East Main Street, Starkville, Mississippi 39759.

On April 17, 2009, our wholly-owned subsidiary, Cadence Bank, N.A. (the “Bank”), entered into a written agreement with the Office of the Comptroller of the Currency (the “OCC”), our primary federal regulator, to improve the Bank’s performance. The OCC has required the Bank to achieve by September 30, 2009, and maintain on an ongoing basis, a Tier 1 leverage ratio of 8.0% and a total risk-based capital ratio of 12.0%. To address this need for capital, on [•], 2009, we completed a public offering of [•] shares of our common stock pursuant to a registration statement with the U.S. Securities and Exchange Commission (the “SEC”). In addition, on [•], 2009, we sold [•] shares of Series B Convertible Perpetual Cumulative Preferred Stock, which we refer to as our Series B preferred stock, at a price of $100,000 per share, to a limited number of investors who qualify as “accredited investors” as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions exempt from registration pursuant to Regulation S under the Securities Act. The shares of Series B preferred stock are mandatorily convertible into shares of our common stock on the business day after we obtain approval from our shareholders to increase the authorized number of shares of common stock and to convert the Series B preferred stock into common stock under applicable NASDAQ listing rules. We raised approximately $[•] million in these offerings. Approximately [• ]% of the net proceeds of these offerings qualify as Tier 1 capital for regulatory purposes and become part of our general funds. We expect to use the net proceeds from the offerings to fund the Bank so it will meet the OCC’s requirements, to support continued growth in the Bank’s loans and deposits and for general corporate purposes.

We currently do not have enough authorized and unissued shares of common stock to permit us to issue the [•] shares of our common stock into which the Series B preferred stock is convertible. We are seeking your approval of a proposal to amend our restated articles of incorporation, as amended, to increase the number of authorized shares of common stock to 150.0 million shares and to approve the conversion of the Series B preferred stock into common stock. If our shareholders do not approve these proposals, we will be unable to convert our Series B preferred stock into common stock. In that event, holders of the Series B preferred stock will be entitled to receive, when, as and if declared by our board of directors, cumulative cash dividends at a rate that increases monthly from 13% per annum on October 1, 2009 to the maximum rate of 18% per annum on March 1, 2010, which will apply thereafter.

In addition, we are submitting for your approval a proposal to further amend our restated articles to effect a one-for-five reverse stock split of our common stock. On the effective date of the reverse stock split, you will receive one share of our common stock for every five shares you held immediately before the effectiveness of the reverse stock split.

We hope that you will be able to attend this very important special meeting. Whether or not you plan to attend, please submit a proxy by mail, telephone or the Internet. You may submit a proxy by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed envelope. You may also submit a proxy by telephone or via the Internet, should you prefer.

We look forward to seeing you at the special meeting.

Sincerely yours,

Lewis F. Mallory, Jr.

Chairman of the Board and

Chief Executive Officer

CADENCE FINANCIAL CORPORATION

301 East Main Street

Starkville, Mississippi 39759

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

[•], 2009

Notice is hereby given that a Special Meeting of Shareholders of Cadence Financial Corporation will be held beginning at 10:00 a.m., local time, on [•], 2009, at Cadence Bank, Starkville Banking Center, 301 East Main Street, Starkville, Mississippi, for the following purpose:

(1)	To approve a proposal to amend our restated articles of incorporation, as amended, to increase the number of authorized shares of common stock from 50.0 million to 150.0 million;

(2)	To approve the conversion of the Series B preferred stock into common stock in accordance with the terms of the Series B preferred stock;

(3)	To approve a proposal to amend our restated articles of incorporation, as amended, to effect a one-for-five reverse stock split of our common stock; and

(4)	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the above proposals.

Our Board recommends that you vote FOR all of the proposals.

Any action may be taken on the above proposals at the special meeting on the date specified above or on any date or dates to which the special meeting may be postponed or adjourned.

Our board of directors has fixed the close of business on [•], 2009 as the record date for the determination of the shareholders entitled to notice of and to vote at the special meeting and any adjournment of it.

Your vote is important. Regardless of whether or not you plan to attend the special meeting, please submit a proxy by mail, telephone or the Internet. You may submit a proxy by mail by completing, signing and dating the enclosed proxy card and returning it in the envelope provided as promptly as possible. You may also submit a proxy by telephone or via the Internet by following the instructions attached to the proxy card. You may revoke your proxy at any time before it is voted at the special meeting by sending in a replacement proxy or by voting in person at the meeting if you are a holder of record.

By Order of the Board of Directors,

Richard Haston

Secretary

[•], 2009

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on [•], 2009.

This Proxy Statement is available at www.cadencebanking.com.

If you have any questions or need assistance in voting, please contact us by calling our proxy solicitor, [•], toll free at [•].

i

CADENCE FINANCIAL CORPORATION

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [•], 2009

Our board of directors is soliciting proxies to be voted at the Special Meeting of Shareholders on [•], 2009, at 10:00 a.m., and at any adjournments or postponements of it, for the purposes described in the attached Notice of Special Meeting of Shareholders. The notice, this proxy statement and the form of proxy enclosed are first being sent to shareholders on or about [•], 2009. As used in this proxy statement, the terms the “Corporation,” “we,” “us” and “our” refer to Cadence Financial Corporation.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

What am I voting on?

You are voting on the following proposals:

Proposal 1. To approve an amendment to our restated articles of incorporation, as amended, to increase the number of authorized shares of common stock from 50.0 million to 150.0 million (the “Common Stock Proposal”).

Proposal 2. To approve the conversion of the Series B preferred stock into common stock in accordance with the terms of the Series B preferred stock (the “Conversion Proposal”).

Proposal 3. To approve an amendment to our restated articles of incorporation, as amended, to effect a one-for-five reverse stock split of our common stock (the “Reverse Stock Split Proposal”).

Proposal 4. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, if there are not sufficient votes at the time of the special meeting to approve the above proposals (the “Adjournment Proposal”).

Why do we need to hold the special meeting of shareholders?

On April 17, 2009, our wholly-owned subsidiary, Cadence Bank, N.A. (the “Bank”) entered into a written agreement with the Office of the Comptroller of the Currency (the “OCC”), our primary federal regulator, to improve the Bank’s performance. The OCC has required the Bank to achieve by September 30, 2009, and maintain on an ongoing basis, a Tier 1 leverage ratio of 8.0% and a total risk-based capital ratio of 12.0%. These ratios are higher than the regulatory capital ratios required to meet “well-capitalized” standards. As of March 31, 2009, the Bank had a Tier 1 leverage ratio of 7.2% and a total risk-based capital ratio of 11.7%. If the Bank fails to comply with these required capital levels, the Bank may be subject to further administrative actions or sanctions.

To address this need for capital, on [•], 2009, we sold [•] shares of our common stock in a public offering pursuant to a registration statement with the SEC. In addition, on [•], 2009, we sold in a concurrent private offering [•] shares of Series B Convertible Perpetual Cumulative Preferred Stock, liquidation preference $100,000 per share, which we refer to as our Series B preferred stock, at a price of $100,000 per share, to a limited number of investors who qualify as “accredited investors” as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions exempt from registration pursuant to Regulation S under the Securities Act. The shares of Series B preferred stock are mandatorily convertible into shares of our common stock on the business day after we obtain approval from our shareholders to increase the authorized number of shares of common stock and to convert the Series B preferred stock into common stock under applicable NASDAQ listing rules. We raised approximately $[•] million in these offerings. Approximately [•]% of the net proceeds of the offerings qualify as Tier 1 capital for regulatory purposes and are part of our general funds. We expect to use the net proceeds from the offerings to fund the Bank so it will meet the OCC’s requirements, to support continued growth in the Bank’s loans and deposits and for general corporate purposes.

We currently do not have enough authorized and unissued shares of common stock to permit us to issue all of the [•] shares of our common stock into which the Series B preferred stock is convertible. We are seeking your approval of a proposal to amend our restated articles to increase the number of authorized shares of common stock to [•] shares in substantially the form attached as Annex A and to approve the conversion of the Series B preferred stock in to common stock. If our shareholders do not approve these proposals, we will be unable to convert our Series B preferred stock into common stock. In that event, holders of the Series B preferred stock will be entitled to receive, when, as and if declared by our board of directors, cumulative cash dividends at a rate that increases monthly from 13% per annum on October 1, 2009 to the maximum rate of 18% per annum on March 1, 2010, which will apply thereafter. For more information, see “Proposal 1 – Approval of Amendment of Our Restated Articles of Incorporation to Increase Authorized Shares of Common Stock – Introduction” and “– Material Terms of the Series B Preferred Stock.”

In addition, our board of directors has approved, and recommended that our shareholders approve, an amendment to our restated articles to effect a reverse stock split of the outstanding shares of our common stock. Under the reverse stock split, the existing shares of our common stock would be combined into new shares of our common stock at an exchange ratio of one-to-five. This means that you would receive one new share of our common stock for each five shares of common stock that you currently hold. We are asking you to approve an amendment to our restated articles in substantially the form attached as Annex B to effect the reverse stock split. For more information see “Proposal 3 – Approval of Amendment of Our Restated Articles of Incorporation to Effect One-For-Five Reverse Split.”

What is the objective of the reverse stock split?

We believe that the increased market price of our common stock expected as a result of implementing the reverse stock split may improve the marketability and liquidity of our common stock and encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. Our board of directors is hopeful that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of our common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

How will the reverse stock split affect me?

On the date we file with the Secretary of State of the State of Mississippi the amendment to our restated articles to effect the reverse stock split, the existing outstanding shares of our common stock would be combined into new shares of our common stock at an exchange ratio of one-for-five. This means that you would receive one new share of our common stock for each five shares of common stock that you currently hold. The reverse stock split would affect all shareholders uniformly and would not affect any shareholder’s percentage ownership interest in us, except to the extent that the reverse stock split would result in some of our shareholders owning a fractional share. You would receive cash in lieu of any fractional share that would otherwise be issuable.

What are the U.S. federal income tax consequences of the reverse stock split?

We expect that our shareholders generally will not recognize taxable gain or loss as a result of the reverse stock split. However, gain or loss will be recognized on cash received in lieu of fractional shares. Moreover, the tax consequences to each shareholder will depend on his or her particular situation. For further information about tax consequences, see the discussion on page [•] under the heading “Proposal 3 – “Approval of Amendment of Our Restated Articles of Incorporation to Effect One-For-Five Reverse Split” – Material U.S. Federal Income Tax Consequences of the Reverse Stock Split.”

Should I send my stock certificates in now with respect to the reverse stock split?

No, do not send in your stock certificates now. After the reverse stock split is approved and effected, we will send you instructions for submitting your pre-split stock certificate(s) in exchange for your post-split stock certificate and cash, if any, in lieu of fractional shares.

After the reverse stock split, I will have an “odd lot” of fewer than 100 shares. Will I be able to sell the “odd lot”?

The reverse stock split may result in some shareholders owning “odd lots” of fewer than 100 shares on a post-split basis. You will be able to sell the odd lots, but odd lot sales may result in higher transaction costs per share than “board lot” sales, which are sales of even multiples of 100 shares.

Who is entitled to vote?

[•], 2009 is the record date for the special meeting. On that date, there were [•] shares of our common stock, 44,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A preferred stock”) and [•] shares of our Series B preferred stock outstanding. If you owned our common stock at the close of business on [•], 2009, you are entitled to vote at the special meeting. We will begin making this proxy statement available at the Investor Relations section of our website, http://www.cadencebanking.com, on [•], 2009 to all shareholders entitled to vote at the special meeting.

How many votes do I have?

You have one vote for each share of our common stock that you owned at the close of business on [•], 2009.

May I vote by telephone or via the Internet?

Yes. Instead of submitting your vote by mail on the enclosed proxy card, you may be able to vote via the Internet or by telephone. Please note that there are separate Internet and telephone arrangements depending on whether you are a shareholder of record (that is, if you hold your stock in your own name), or whether you hold your shares in “street name” (that is, if your stock is held in the name of your broker or bank).

If you are a shareholder of record, you may vote by telephone, or electronically through the Internet, by following the instructions provided on your proxy card. If you hold your shares in “street name,” you should refer to the instructions provided by your bank or broker to determine whether you will be able to vote by telephone or electronically.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. If you vote by telephone or via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

Whether or not you plan to attend the special meeting, we urge you to vote. Returning the proxy card or voting by telephone or over the Internet will not affect your right to attend the special meeting and vote.

If you need assistance, please contact our proxy solicitor, [•], toll free at [•].

May I revoke my proxy?

Yes. If you change your mind after you send in your proxy card, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

•	send in another signed proxy with a later date;

•	send a letter revoking your proxy to our Corporate Secretary at the address indicated in the attached Notice of Special Meeting of Shareholders; or

•	attend the special meeting and vote in person.

If you hold your shares in “street name” through your broker, bank or other nominee, you must contact your brokerage firm to revoke your proxy.

How do I vote in person at the special meeting?

You may vote shares held directly in your name as the shareholder of record in person at the special meeting. If you choose to vote your shares in person at the special meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the special meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the special meeting.

You may vote shares beneficially owned and held in street name only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. If you hold your shares in the name of your broker, bank or other nominee and want to vote at the meeting, you must bring to the special meeting (a) an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and (b) a signed proxy from the shareholder of record giving you the right to vote the shares. The account statement or letter must show that you were beneficial owner of the shares on [•], 2009.

What votes need to be present to hold the special meeting?

We need a majority of the shares of our common stock outstanding on [•], 2009 to be present, in person or by proxy, to hold the special meeting.

Are there any dissenter’s rights or appraisal rights?

Pursuant to applicable Mississippi law, there are no dissenter’s or appraisal rights relating to any proposal.

Who is soliciting my proxy to vote on these proposals?

Our board of directors is requesting your proxy to vote on these proposals.

What is the voting recommendation of the board?

The board recommends a vote “FOR” the Common Stock Proposal, the Conversion Proposal, the Reverse Stock Split Proposal and the Adjournment Proposal.

What vote is required to approve the proposals?

Approval of each of the Common Stock Proposal, the Conversion Proposal, the Reverse Stock Split Proposal and the Adjournment Proposal requires the approval of the holders of a majority of the shares of our common stock present and voting at the special meeting.

Where can I find the voting results?

We will publish the voting results in a current report on Form 8-K, which we will file within four business days after the meeting. You will be able to find the Form 8-K at the Investor Relations section of our website at http://www.cadencebanking.com.

Whom should I contact if I have any questions?

If you have any questions before you vote or if you need information on how to obtain directions to be able to attend the meeting in person, please contact Mr. Richard T. Haston, Investor Relations at (662) 324-4258, or contact our proxy solicitor, [•], toll free at [•].

GENERAL INFORMATION

Introduction

This proxy statement is furnished to the shareholders of Cadence Financial Corporation in connection with the solicitation of proxies on behalf of our board of directors for use at a Special Meeting of Shareholders to be held at 10:00 a.m., local time, on [•], 2009, at Cadence Bank, Starkville Banking Center, 301 East Main Street, Starkville, Mississippi, 39759. Our telephone number is (662) 323-1341.

This proxy statement, the accompanying proxy card and the Notice of Special Meeting are first being distributed to shareholders on or about [•], 2009.

At the special meeting, holders of our common stock will have the opportunity to consider and vote on the following proposals:

Proposal 1. To approve an amendment to our restated articles of incorporation, as amended, to increase the number of authorized shares of common stock from 50.0 million to 150.0 million (the “Common Stock Proposal”).

Proposal 2. To approve the conversion of the Series B preferred stock into common stock in accordance with the terms of the Series B preferred stock (the “Conversion Proposal”).

Proposal 3. To approve a proposal to amend our restated articles of incorporation, as amended, to effect a one-for-five reverse stock split of our common stock (the “Reverse Stock Split Proposal”).

Proposal 4. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, if there are not sufficient votes at the time of the special meeting to approve the Common Stock Proposal or the Reverse Stock Split Proposal (the “Adjournment Proposal”).

The board of directors has fixed the close of business on [•], 2009 as the record date for the special meeting. As of [•], 2009, there were [•] shares of our common stock, 44,000 shares of our Series A preferred stock and [•] shares of our Series B preferred stock outstanding. We have no other outstanding class of securities. Only holders of our common stock of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting. The deadline for proxies to be received is 11:59 P.M., eastern daylight time, on [•], 2009.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope. You may also vote by telephone or via the Internet. Please see the instructions attached to the proxy card.

Solicitation of Proxies

We are soliciting your shareholder proxy. We intend to solicit proxies by mail, but we may also use telephonic and other electronic means of solicitation. As part of our solicitation, we encourage our directors, officers and employees to solicit shareholder proxies. However, we do not engage any of our directors, officers or employees specifically to solicit proxies and we pay no additional compensation for solicitation. Our stock transfer agent, Registrar and Transfer Company, will assist in the solicitation of proxies from brokers and nominees of shareholders.

If a properly signed and dated proxy card is returned with voting instructions in time, the shares represented by the proxy will be voted in accordance with those instructions. If a properly signed and dated proxy card is returned without instructions, the shares represented by that card will be voted “FOR” the Common Stock Proposal, the Conversion Proposal, the Reverse Stock Split Proposal and the Adjournment Proposal. The board of directors is not aware of any other matter to be presented at the meeting other than those specifically discussed in this proxy.

We will bear the total cost of soliciting proxies from our shareholders. We have retained [•] to assist in the solicitation of proxies for a fee of $[•] plus out-of-pocket expenses. [•] will employ approximately [•] people to solicit proxies from our shareholders.

Expenses related to the solicitation of proxies from shareholders, in excess of those normally spent for an annual meeting, are expected to aggregate up to approximately $[•], of which approximately none has been spent to date.

We will also reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. We will make a list of all shareholders as of the record date available at the special meeting.

Quorum

A majority of the votes entitled to be cast at the special meeting constitutes a quorum. A share, once represented for any purpose at the special meeting, is deemed present for purposes of determining a quorum for the remainder of the special meeting. This is true even if the shareholder abstains from voting with respect to any matter brought before the special meeting.

Each share of our common stock outstanding on [•], 2009 entitles its holder to one vote on any proposal that may properly come before the special meeting. The holders of our Series A preferred stock are not entitled to vote at the special meeting.

Our directors and senior officers support the proposals and are expected to vote in favor of them.

Brokers and other nominee holders do not have the power to vote shares held by them on the foregoing proposals unless the beneficial owner of the shares directs them to vote on the matter. Broker non-votes will not be counted as votes cast for purposes of determining the total number of votes cast on the proposal and as such will have no effect on the proposal.

Accountants

We have selected the accounting firm of T.E. Lott & Company to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009. T.E. Lott & Company has served as our independent registered public accountants since 1974. We do not expect that representatives of T.E. Lott & Company will attend the special meeting, and they will not be available to answer questions from the shareholders.

Vote Required

Approval of each proposal requires the approval of the holders of a majority of the shares of our common stock present and voting at the special meeting.

Other Matters Related to the Special Meeting

Only matters brought before the special meeting in accordance with our bylaws will be considered. Aside from the proposals listed above in the Notice of Special Meeting, we do not know of any other matters that will be presented at the special meeting. However, if any other matters properly come before the special meeting and any adjournment, the proxy holders will vote them in accordance with their best judgment.

NOTES REGARDING FORWARD-LOOKING STATEMENTS

Certain information included in this proxy statement and written or oral statements made by or on our behalf may contain forward-looking statements and information that are based on management’s beliefs, expectations and conclusions or drawn from certain assumptions and information currently available. The Private Securities Litigation Act of 1995 encourages the disclosure of forward-looking information by management by providing a safe harbor for that information. This proxy statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Although we believe that the expectations and conclusions reflected in those forward-looking statements are reasonable, they are based on numerous assumptions, some of which may prove to be incorrect, and are subject to risks and uncertainties, which could cause the actual results to differ materially from our expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “objective,” “project,” “forecast,” “goal” and similar expressions contained in this proxy statement.

In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements include, among others, regulatory factors, economic conditions, changing interest rates, changing market conditions, availability or cost of capital, increased competition, changes in accounting standards and practices, employee workforce factors, ability to achieve cost savings and enhance revenues, the assimilation of acquired operations and establishing credit practices and efficiencies therein, acts of war or acts of terrorism or geopolitical instability and other effects of legal and administrative proceedings, changes in federal, state or local laws and regulations and other factors identified and described in “Risk Factors” in the prospectus included in the registration statement on Form S-1, as amended, that we have filed with the SEC. You are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of us. You should read these forward-looking statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We cannot guarantee any future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements in this proxy statement after the date of this proxy statement.

PROPOSAL 1

APPROVAL OF AMENDMENT OF OUR RESTATED ARTICLES OF

INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

Introduction

During the current recession, our earnings have been materially affected by required provisions for loan losses stemming from deterioration in our construction and development portfolio. We entered into the Memphis, Birmingham/Hoover, Alabama and Middle Tennessee markets late in the most recent real estate boom cycle. Consequently, our build-up in our construction and development portfolio and the subsequent lack of demand for residential real estate caused our loan quality to deteriorate. In mid-2008, we established a moratorium on residential construction and development lending. As of March 31, 2009, we have reduced our exposure in total construction and development loans by more than $134 million, or 30.1%, from March 31, 2008.

On April 17, 2009, the Bank entered into a written agreement with the Office of the Comptroller of the Currency (the “OCC”), our primary federal regulator, to improve the Bank’s performance. The agreement seeks to enhance the Bank’s existing practices and procedures in several areas, including compliance, strategic planning, credit risk management, other real estate owned, criticized assets, internal loan review, internal audit, commercial real estate concentration risk management, brokered deposits, and financial subsidiaries. While the Bank is under this agreement, it is subject to additional oversight and restrictions in terms of growth and capital. The Bank believes it has made progress in complying with the agreement. The OCC has required the Bank to achieve by September 30, 2009, and maintain on an ongoing basis, a Tier 1 leverage ratio of 8.0% and a total risk-based capital ratio of 12.0%. These ratios are higher than the regulatory capital ratios required to meet “well-capitalized” standards. As of March 31, 2009, the Bank had a Tier 1 leverage ratio of 7.2% and a total risk-based capital ratio of 11.7%. If the Bank fails to comply with these required capital levels, the Bank may be subject to further administrative actions or sanctions.

To address this need for capital, on [•], 2009, we sold [•] shares of our common stock in a public offering pursuant to a registration statement with the SEC. In addition, on [•], 2009, we sold in a concurrent private offering [•] shares of Series B preferred stock, liquidation preference $100,000 per share, at a price of $100,000 per share, to a limited number of investors who qualify as “accredited investors” as defined in Rule 501 under the Securities Act, and to non-U.S. persons in transactions exempt from registration pursuant to Regulation S under the Securities Act. The shares of Series B preferred stock are mandatorily convertible into shares of our common stock on the business day after we obtain approval from our shareholders to increase the authorized number of shares of common stock and to convert the Series B preferred stock into common stock under applicable NASDAQ listing rules. We raised approximately $[•] million in these offerings. Approximately [•]% of the net proceeds of the offerings qualify as Tier 1 capital for regulatory purposes and are part of our general funds. We expect to use the net proceeds from the offerings to fund the Bank so it will meet the OCC’s requirements, to support continued growth in the Bank’s loans and deposits and for general corporate purposes.

As of the record date, 50.0 million shares of common stock were authorized for issuance under our restated articles. Approximately [•] shares were issued and outstanding and approximately [•] were reserved for issuance on the exercise of outstanding stock options and for future awards under our stock-based compensation plans. Thus, the maximum number of additional shares of common stock that we could issue as of the record date was approximately [•] million shares, which is substantially less than the [•] shares required to convert all of the Series B preferred stock into common stock. If our shareholders do not approve this proposal and Proposal 2 (the Conversion Proposal), we will be unable to convert our Series B preferred stock into common stock. In that event, holders of the Series B preferred stock will be entitled to receive, when, as and if declared by our board of directors, cumulative cash dividends at a rate that increases monthly from 13% per annum on October 1, 2009 to the maximum rate of 18% per annum on March 1, 2010, which will apply thereafter.

The proposed amendment to our restated articles would increase the number of authorized shares of common stock by 100.0 million shares to 150.0 million shares. If the Common Stock Proposal is approved, we will file the certificate of amendment to our restated articles with the Secretary of State of the State of Mississippi, which will become effective upon filing. The form of the proposed amendment to our restated articles to effect the increase in our authorized shares of common stock is attached as Annex A, and does not take into account the Reverse Stock Split Proposal.

If our shareholders approve this Proposal 1 (the Common Stock Proposal) but not Proposal 2 (the Conversion Proposal), we will not effect this Common Stock Proposal. If our shareholders approve this Common Stock Proposal and the Conversion Proposal but not Proposal 3 (the Reverse Stock Split Proposal), we will effect the Common Stock Proposal by filing with the Secretary of State of the State of Mississippi the amendment to our restated articles in the form of the attached Annex A. If our shareholders approve this Common Stock Proposal, the Conversion Proposal and the Reverse Stock Split Proposal, we will effect the Common Stock Proposal and the Reverse Stock Split Proposal by filing with the Secretary of State of the State of Mississippi the amendment to our restated articles in the form of the attached Annex C. If our shareholders do not approve this Common Stock Proposal but approve the Reverse Stock Split Proposal, we will effect the Reverse Stock Split Proposal, if our board of directors decides to do so, by filing with the Secretary of State of the State of Mississippi the amendment to our restated articles in the form of the attached Annex B.

Certain Material Terms of the Series B Preferred Stock

The Series B Preferred Stock is a single series of preferred stock. The holders of the Series B Preferred Stock have no preemptive rights and the Series B Preferred Stock is not redeemable.

Holders of Series B preferred stock have no voting rights, except as otherwise provided or as required under applicable law. Any amendment, alteration or repeal of the terms of our restated articles of incorporation, as amended, and bylaws or in the certificate of designation relating to the Series B preferred stock that would adversely affect the powers, preferences or rights of the Series B preferred stock requires the approval of holders of at least two-thirds of the issued and outstanding shares of Series B preferred stock, voting as a separate class.

Subject to obtaining the approval of this Common Stock Proposal and the Conversion Proposal, each share of Series B preferred stock will automatically convert on the effective date of the amendment to our restated articles. The conversion rate, subject to certain anti-dilution adjustments, is equal to [•] shares of common stock for each share of Series B preferred stock, calculated by dividing (a) $100,000, the offering price per share of the Series B preferred stock, by (b) $[•], the offering price per share of the common stock we issued in the public offering. As a condition to such mandatory conversion of the Series B preferred stock into common stock, we must pay all accrued and unpaid cumulative dividends on all outstanding shares of Series B preferred stock, including, if applicable, any additional accrued dividends. Effective immediately prior to the close of business on the mandatory conversion date, dividends shall no longer be declared on any share of Series B preferred stock, and each share of Series B preferred stock shall cease to be outstanding, in each case, subject to the right of the holder to receive any accrued and unpaid dividends on such share to the extent provided in the dividend payment provisions and any other payments to which the holder is otherwise entitled. Shares of Series B preferred stock that are duly converted in accordance with our restated articles of incorporation, as amended, or that we otherwise reacquire, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. If the conversion of any share or shares of the Series B preferred stock results in a fraction of a share of common stock, the holder will receive, in lieu of fractional shares, an amount in cash equal to that fraction multiplied by the closing price for the common stock on The NASDAQ Global Select Market on the last full trading day immediately preceding the mandatory conversion date.

From and after the date on which the Series B preferred stock was issued, holders of the Series B preferred stock are and will be entitled to receive, when, as and if declared by our board of directors, cumulative cash dividends, out of funds legally available therefor. Dividends on the Series B preferred stock began to accrue and accumulate from the date we issued the shares of Series B preferred stock. Under the terms of our Series A preferred stock, we are prohibited from paying dividends on the Series B preferred stock until we pay all accrued and unpaid cumulative dividends on the outstanding Series A preferred stock. The dividend rate on each share of Series B preferred stock is equal to: 12% per annum from the date we issued the Series B preferred stock until September 30, 2009; 13% per annum from October 1, 2009 until October 31, 2009; 14% per annum from November 1, 2009 until November 30, 2009; 15% per annum from December 1, 2009 until December 31, 2009; 16% per annum from January 1, 2010 until January 31, 2010; 17% per annum from February 1, 2010 until February 28, 2010; and 18% per annum thereafter. The amount of dividends payable is computed on the basis of a 360-day year of twelve 30-day months. Dividends are payable quarterly in arrears on the last calendar day of September, December, March and June, commencing after the date on which the Series B preferred stock is issued. The record date for payment of dividends on the Series B preferred stock will be the 15th day of the calendar month immediately preceding the month during which the dividend payment date falls or such other date as may be fixed by the board of directors that is not more than 60 nor less than 10 days prior to the applicable dividend payment date. If we fail to declare and pay any dividend on a dividend payment date, additional dividends will accrue on such unpaid dividends at the current dividend rate until all such dividends, including additional accrued dividends, are paid. We will be unable to pay any dividends on our common stock or any other series or class of preferred stock that is junior to the Series B preferred stock until all such accrued dividends, including additional accrued dividends, are paid on the Series B preferred stock.

With respect to dividend rights and rights upon our liquidation, winding-up or dissolution, the Series B preferred stock ranks:

•	junior to all of our existing and future debt obligations;

•	junior to the Series A preferred stock;

•	junior to any class or series of our capital stock which by its terms ranks senior to the Series B preferred stock;

•

on a parity with any other class or series of our capital stock ranking pari passu with the Series B preferred stock as to the payment of dividends or the distribution of assets upon distribution, liquidation or winding up;

•	senior to our common stock; and

•	senior to any class or series of our capital stock which by its terms ranks junior to the Series B preferred stock.

Holders of outstanding shares of Series B preferred stock are entitled to receive $100,000 per share plus accrued and unpaid dividends in the event of our liquidation, dissolution or winding up, whether voluntary or not, after payment or provision for payment of our debts and other liabilities and payment to securities ranking senior to the Series B preferred stock, out of our assets available to distribution to shareholders, before any distribution of assets is made to the holders of our common stock or any junior shares as to distributions. If, after payment of all obligations ranking senior to the Series B preferred stock, the assets or proceeds of assets available for distribution among the holders of the Series B preferred stock and the holders of shares of all other capital stock ranking pari passu with the Series B preferred stock is insufficient to pay in full the liquidation preference on all those securities, then the assets or proceeds of assets will be distributed among the holders of the Series B preferred stock and the holders of the parity securities on a pro rata basis. After payment of the full amount of the Series B preferred stock liquidation preference and payment of any accrued but unpaid dividends, the holders of the Series B preferred stock will not be entitled to any further participation in any distribution of our assets.

If we at any time subdivide (by any stock split, stock dividend, recapitalization or otherwise) our outstanding shares of common stock into a greater number of shares, the conversion rate in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of common stock obtainable upon conversion of the Series B preferred stock will be proportionately increased. If we combine (by combination, reverse stock split or otherwise) our outstanding shares of common stock into a smaller number of shares, the conversion rate in effect immediately prior to such combination will be proportionately increased and the number of shares of common stock obtainable upon conversion of the Series B preferred stock will be proportionately decreased.

Certain Material Terms of the Common Stock

All of the outstanding shares of our common stock are fully paid and nonassessable. Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, the holders of common stock are entitled to receive:

•	dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends; and

•

in the event of our dissolution, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of preferred stock, as provided in our restated articles.

On May 5, 2009, our board of directors voted to suspend paying cash dividends until further notice. Furthermore, our ability to pay dividends is restricted by banking policies and regulations and our participation in the Troubled Asset Relief Program Capital Purchase Program (the “CPP”). Institutions participating in the CPP, like us, must comply with certain restrictions under the terms of the program. For so long as any preferred stock issued under the CPP remains outstanding, including our Series A preferred stock, we are prohibited from increasing dividends on our common stock. We are also prohibited from making certain repurchases of equity securities, including our common stock, without the U.S. Treasury’s prior consent until the third anniversary of the U.S. Treasury’s investment or until the U.S. Treasury has transferred all of the Series A preferred stock to third parties.

Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Our common stock is traded on the NASDAQ Global Select Market under the symbol “CADE.”

Effect on Our Common Stock

This amendment to the restated articles will provide additional shares of common stock that we can issue from time to time for corporate purposes without obtaining shareholder approval unless that approval is required by applicable law or regulation. The board of directors believes that it is necessary to increase the number of authorized shares of common stock for our continued growth. The authorization of the additional shares would not, by itself, have any effect on the rights of shareholders. The issuance of shares of common stock upon the conversion of the Series B preferred stock, however, will have an immediate dilutive effect on earnings per share and the voting power of existing shareholders at the time of the issuance. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of our common stock.

Vote Required

Approval of the amendment to our restated articles requires the affirmative vote of the majority of the votes cast on this proposal. Accordingly, the failure to cast a vote on this proposal will not affect whether this proposal is approved, and an abstention will not count as a vote in favor of or against this proposal.

No Appraisal or Dissenter’s Rights

Under Mississippi law, our shareholders are not entitled to appraisal or dissenter’s rights with respect to the Common Stock Proposal.

Recommendation of our Board of Directors

On July 21, 2009, our board of directors unanimously approved a resolution recommending that Section 5(a) of our restated articles be amended to increase the number of shares of our authorized common stock, subject to the approval of our holders of common stock. We are asking you to approve this amendment, which is reflected in Annex A to this proxy statement. No change is being proposed to the authorized number of shares of our preferred stock, which will remain at 10.0 million shares. (If our shareholders approve this Common Stock Proposal, the Conversion Proposal and the Reverse Stock Split Proposal, we will file with the Mississippi Secretary of State the amendment to our restated articles in the form attached as Annex C.)

PROPOSAL 2

APPROVAL OF CONVERSION OF SERIES B PREFERRED STOCK

As noted above, we have issued [•] shares of our Series B preferred stock that are convertible into [•] shares of common stock upon approval of the Common Stock Proposal and this Proposal 2 (the Conversion Proposal). Because our common stock is listed on the NASDAQ Global Select Market, we must comply with NASDAQ rules and regulations. Subject to certain exceptions including for a public offering for cash, Section 5635 of the NASDAQ Marketplace Rules requires shareholder approval prior to any issuance or sale of common stock if (i) the common stock to be issued has, or will have upon issuance, voting power equal to or greater than 20% or more of the voting power outstanding before the issuance or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or greater than 20% of the number of shares of common stock outstanding before the issuance, unless the sale or conversion price is greater than the greater of the pre-issuance trading price and book value. The conversion of the Series B preferred stock into common stock will result in the issuance of shares of our common stock exceeding 20% of our common shares outstanding immediately prior to the offerings. Therefore, under Section 5635 of the NASDAQ Marketplace Rules, we are seeking shareholder approval of the conversion of our Series B preferred stock into common stock.

If our shareholders do not approve this Conversion Proposal and we are therefore unable to complete the conversion of the Series B preferred stock into common stock, we will be adversely affected. The Series B preferred stock will pay cumulative dividends, when, if and in the manner declared by the board of directors, at a rate per annum equal to 12%. If the mandatory conversion of the Series B preferred stock is not effected on or before September 30, 2009, the dividend rate on the Series B preferred stock will immediately thereafter increase by an additional 1.0% per annum, and will further increase every month thereafter by an additional 1.0% per annum until the date the mandatory conversion is effected (subject to a maximum dividend rate of 18% per annum). As a condition of the conversion, we must pay all dividends on the Series B preferred stock that have accrued up to the conversion date. If the conversion is effected, we will no longer be obligated to pay dividends on the Series B preferred stock.

Effect on Our Common Stock

The conversion of our Series B preferred stock into common stock will have an immediate dilutive effect on earnings per share and the voting power of existing shareholders at the time of the conversion.

Vote Required

Approval of the conversion of the Series B preferred stock into common stock requires the affirmative vote of the majority of the votes cast on this proposal. Accordingly, the failure to cast a vote on this proposal will not affect whether this proposal is approved, and an abstention will not count as a vote in favor of or against this proposal.

No Appraisal or Dissenter’s Rights

Under Mississippi law, our shareholders are not entitled to appraisal or dissenter’s rights with respect to this proposal.

Recommendation of our Board of Directors

On July 21, 2009, our board of directors unanimously approved a resolution declaring it advisable and in the best interests of the Company and its shareholders to approve the conversion terms of the Series B preferred stock.

PROPOSAL 3

APPROVAL OF AMENDMENT OF OUR RESTATED ARTICLES OF

INCORPORATION TO EFFECT ONE-FOR-FIVE REVERSE SPLIT

Introduction

Our board of directors has unanimously adopted and is submitting for shareholder approval an amendment to our restated articles that would effect a one-for-five reverse split of our common stock. The form of the proposed amendment to our restated articles to effect the reverse stock split attached as Annex B and does not take into account the effect of the Common Stock Proposal. The form of the proposed amendment to our restated articles to effect both the Common Stock Proposal and the reverse stock split is attached as Annex C.

If our shareholders approve this Proposal 3 (the Reverse Stock Split Proposal) but do not approve either Proposal 1 (the Common Stock Proposal) or Proposal 2 (the Conversion Proposal), we will effect this Reverse Stock Split Proposal, if our board of directors decides to do so, by filing with the Secretary of State of the State of Mississippi the amendment to our restated articles in the form of the attached Annex B. If our shareholders approve the Common Stock Proposal, the Conversion Proposal and this Reverse Stock Split Proposal, we will effect the Common Stock Proposal and this Reverse Stock Split Proposal by filing with the Secretary of State of the State of Mississippi the amendment to our restated articles in the form of the attached Annex C. If our shareholders approve the Common Stock Proposal and the Conversion Proposal but not this Reverse Stock Split Proposal, we will effect the Common Stock Proposal by filing with the Secretary of State of the State of Mississippi the amendment to our restated articles in the form of the attached Annex A.

Reasons for the Reverse Stock Split

We believe that the increased market price of our common stock expected as a result of implementing the reverse stock split may improve the marketability and liquidity of our common stock and encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Our management believes that additional interest by the investment community in our common stock, of which there can be no assurance, is desirable and could result in a better trading market for our common stock.

Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. Our board of directors is hopeful that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of our common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

Risk Factors Associated with the Reverse Stock Split

We cannot assure you that the reverse stock split, if implemented, will have the desired effect of raising the price of our common stock over the long term. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•

the trading price per share of common stock after the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of common stock outstanding before the reverse stock split; and

•	the reverse stock split would result in a per share price that would attract brokers and investors who do not trade in low-priced stocks.

The market price of our common stock would also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is consummated and the trading price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split.

Effect on Existing Shares of Common Stock

The proposed reverse stock split would affect all of our shareholders uniformly and would not affect any shareholder’s percentage ownership interest in us, except to the extent that the reverse stock split results in any of our shareholders owning a fractional share, as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock would not be affected by a reverse stock split, other than as a result of the payment of cash in lieu of fractional shares. For example, a holder of 1.0% of the voting power of the outstanding shares of common stock immediately before the effective date of the reverse stock split would continue to hold 1.0% of the voting power of the outstanding shares of common stock after the reverse stock split. The reverse stock split will not materially affect the number of our shareholders of record because only shareholders who own fewer than five pre-split shares of common stock will no longer be shareholders after the reverse stock split.

Effect on Authorized but Unissued Shares of Common Stock

Without taking into account the effect of the Common Stock Proposal, we are currently authorized to issue up to a total of 50.0 million shares of common stock, of which [•] shares were outstanding on [•], 2009. If our shareholders approve the Common Stock Proposal and the Conversion Proposal, the number of authorized shares of common stock would increase by 100.0 million shares to 150.0 million shares. If our shareholders approve the Common Stock Proposal, the Conversion Proposal and the Reverse Stock Split Proposal, immediately following the effectiveness of the proposed amendment to our restated articles attached as Annex C, the total authorized number of shares of common stock will be 150.0 million shares, as the reverse stock split will not affect the number of shares of authorized common stock.

Effect on Authorized but Unissued Shares of Preferred Stock

Currently, we are authorized to issue up to a total of 10,000,000 shares of preferred stock. We have issued and outstanding 44,000 shares of Series A preferred stock and [•] shares of

Series B preferred stock. The proposed amendment to our restated articles will not affect the total authorized number of shares of preferred stock.

Effect on Our Stock Plans

As of June 29, 2009, we had approximately 311,286 shares subject to stock options and 42,382 shares subject to performance shares outstanding under our stock incentive plans. Under our 2006 Long-Term Incentive Compensation Plan (the “2006 Plan”), in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in our corporate structure or shares, the compensation committee of our board of directors shall make such adjustment, if any, as it may deem appropriate in the number and kind of shares authorized by the 2006 Plan; in the number and kind of shares covered by the 2006 Plan.

Accordingly, if the reverse stock split is approved, and upon the filing of the amendment to our restated articles with the Secretary of State of the State of Mississippi, we expect that the number of all outstanding equity awards will be proportionately adjusted by the compensation committee, using the same one-for-five split ratio, pursuant to its existing authority under the 2006 Plan. In connection with the reverse stock split, the compensation committee will also implement certain additional technical, conforming adjustments under the 2006 Plan, including ratably reducing the authorized shares of common stock available for awards under the 2006 Plan. For example, based upon the one-for-five split ratio, the 707,618 shares that remain available for issuance under the 2006 Plan as of [June 29], 2009, would be adjusted to 141,524 shares, subject to increase as and when awards made under the 2006 Plan expire or are forfeited and are returned per the terms of the 2006 Plan. In addition, the exercise price per share under each stock option would be increased by five times, such that upon an exercise, the aggregate exercise price payable by the optionee to us would remain the same. For illustrative purposes only, an outstanding stock option for 3,000 shares of common stock, exercisable at $4.00 per share, would be adjusted as a result of the one-for-five split ratio into an option exercisable for 600 shares of common stock at an exercise price of $20.00 per share.

Effect on Par Value

The proposed amendment to our restated articles will not change the $1.00 per share par value of our common stock.

Effect on Registration

Our common stock is currently registered with the SEC under Section 12(b) of the Exchange Act and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of our common stock under the Exchange Act.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, our board of directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares that will result from our shareholders’ approval of the Common Stock Proposal, the Conversion Proposal and the Reverse Stock Split Proposal could, under certain circumstances, have an anti-takeover effect, the reverse stock split is not in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of us, nor is it part of a plan by management to recommend a series of anti-takeover actions to our board of directors and shareholders.

Effectiveness of Reverse Stock Split

The reverse stock split, if approved by our shareholders, would become effective on the date of filing of a Certificate of Amendment to our restated articles with the Secretary of State of the State of Mississippi. We expect to make that filing on the business day after the date of the special meeting, assuming the shareholders approve the amendment. However, the board of directors will determine the exact timing of the filing of the amendment based on its evaluation as to when that action will be the most advantageous to us and our shareholders, and it is possible that we would file the amendment to effect the Common Stock Proposal but defer until a later date the filing of the amendment to effect the Reverse Stock Split Proposal. In addition, the board of directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the reverse stock split if, at any time before filing the amendment, the board of directors determines, in its sole discretion, that it is no longer in our best interests and the best interests of our shareholders.

Treatment of Fractional Shares

No scrip or fractional shares will be issued if, as a result of the reverse stock split, a shareholder will otherwise become entitled to a fractional share. Instead, we will pay to the shareholder, in cash, the value of any fractional share arising from the reverse stock split. The cash payment would equal the closing sale price per share of our common stock as reported on The NASDAQ Global Select Market on the last trading day preceding the Effective Date multiplied by the number of shares of pre-split common stock held by the shareholder that would otherwise have been exchanged for such fractional share. No transaction costs will be assessed to shareholders for the cash payment. Shareholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for their fractional shares.

If you do not hold at least five shares of pre-split common stock and you want to hold our common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed before the reverse stock split is effected:

•	purchase enough shares of our common stock so that you hold at least five shares of common stock in your account; or

•

if applicable, consolidate your accounts so that you hold at least five shares of our common stock in one account. Common stock held in registered form (that is, shares you hold in your own name on our share register maintained by our transfer agent) and common stock held in “street name” (that is, shares you beneficially hold through a bank, broker or other nominee) will be considered held in separate accounts and will not be aggregated when implementing the reverse stock split. Also, shares of common stock held in registered form but in separate accounts by the same investor will not be aggregated when implementing the reverse stock split.

After the reverse stock split, then-current shareholders will have no further interest in us with respect to their fractional shares. A person otherwise entitled to a fractional share will not have any voting, dividend or other rights in respect of the person’s fractional share except to receive the cash payment described above. Those cash payments would reduce the number of post-split shareholders to the extent that there are shareholders holding fewer than five pre-split shares. Reducing the number of post-split shareholders, however, is not the purpose of this proposal.

Exchange of Stock Certificates and Payment for Fractional Shares

The combination of our outstanding shares of common stock as a result of the reverse stock split will occur automatically on the effective date of the reverse stock split without any further action on the part of our shareholders and without regard to the date that stock certificates representing pre-split shares of common stock are physically surrendered for new stock certificates representing post-split shares of common stock.

As soon as practicable after the effective date, transmittal forms will be mailed to each holder of record of certificates for shares of our common stock to be used in forwarding those certificates for surrender in exchange for any cash payment due for fractional shares and, if so elected by the holder, certificates representing the number of shares of our post-split common stock that the shareholder is entitled to receive as a result of the reverse stock split. Our transfer agent will act as exchange agent for purposes of implementing the cash payment in lieu of fractional shares and the exchange of stock certificates. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of the transmittal form, each shareholder should send to the exchange agent the certificates representing shares of our common stock before the reverse stock split in accordance with the applicable instructions. Each shareholder who surrenders certificates will receive any cash payment due for fractional shares and new certificates representing the whole number of shares of our common stock that the shareholder holds as a result of the reverse stock split. No new certificates and no payments in lieu of fractional shares will be issued to a shareholder until the shareholder has properly delivered to the exchange agent the shareholder’s outstanding stock certificate(s) together with the properly completed and executed transmittal form to the exchange agent.

SHAREHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATES UNTIL THEY ARE ASKED TO DO SO.

Accounting Consequences

The par value per share of common stock would remain unchanged at $1.00 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced proportionately from its present amount to reflect the one-for-five ratio of the reverse stock split, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of common stock outstanding. We do not anticipate that any other accounting consequences would arise from the reverse stock split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of certain U.S. federal income tax consequences of the reverse stock split to us and to holders of our common stock that hold such stock as a capital asset for U.S. federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, regulations, rulings and decisions in effect on the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies to holders that are U.S. persons (as defined under the Code) and non-U.S. persons (as used in this section, a “non-U.S.” holder is a beneficial owner of our common stock that is neither a U.S. person nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes)). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Code, including, without limitation, holders who are dealers in securities or foreign currency, insurance companies, tax-exempt organizations, banks, financial institutions, regulated investment companies, real estate investment trusts, broker-dealers, partnerships and other entities treated as partnerships for U.S. federal income tax purposes, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, persons liable for alternative minimum tax, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” or holders who acquired our common stock pursuant to the exercise of compensatory stock options, the vesting of previously restricted shares of stock or otherwise as compensation.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the reverse stock split. The following summary does not address any tax consequences of the reverse stock split other than U.S. federal income tax consequences, and specifically does not address potentially applicable foreign, state, or local tax laws. The income tax treatment of a shareholder may vary depending on the particular facts and circumstances of the shareholder. Accordingly, each holder of common stock is urged to consult the shareholder’s independent tax advisor with respect to the tax consequences of the reverse stock split to the shareholder.

We believe that the U.S. federal income tax consequences for a holder of our common stock pursuant to the reverse stock split will be as follows:

1. the holder should not recognize any gain or loss for U.S. federal income tax purposes (except for cash, if any, received in lieu of a fractional share of common stock, see below for the potential consequences of a non-U.S. holder receiving cash in lieu of a fractional share of common stock);

2. the holder’s aggregate tax basis of the common stock received pursuant to the reverse stock split should be equal to the aggregate tax basis of that holder’s common stock surrendered in exchange therefor (excluding any portion of the holder’s basis allocated to fractional shares);

3. the holder’s holding period for the common stock received pursuant to the reverse stock split should include such holder’s holding period for the common stock surrendered in exchange therefor;

4. a U.S. holder who receives a cash payment in respect of a fractional share of common stock generally should be treated as if that fractional share had been issued pursuant to the reverse stock split and then redeemed by us, and the holder generally should recognize capital gain or loss with respect to that payment, measured by the difference between the amount of cash received and the holder’s tax basis in such fractional share; and

5. we should not recognize gain or loss as a result of the reverse stock split.

A non-U.S. holder who receives a cash payment in respect of a fractional share of common stock generally should be treated as if such fractional share had been issued pursuant to the reverse stock split and then redeemed by us, and such holder generally will not be subject to U.S. federal income tax on such gain unless: (1) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder); (2) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the payment, and certain other conditions are met; or (3) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes. An individual non-U.S. holder described in (1) will be subject to tax on the net gain (measured by the difference between the amount of cash received and such holder’s tax basis in such fractional share) from the payment of cash under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in (2) will be subject to a flat 30% tax on the gain from the payment of cash, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under (1), it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code, and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

The use of our net operating loss carryforwards may be limited if an “ownership change” of over 50 percentage points occurs during any three-year period. While we have not run estimates on the percentage change from our recent issuance of the Series A preferred stock and our common stock, it appears that we have had a change of ownership of more than 50 percentage points at some point in the last year. As a result, we will not be able to use more than a capped amount of our net operating loss carryforwards on an annual basis. While the determination of such capped amount is inherently complicated, the basic determination of the capped amount under Code section 382 requires multiplying (1) the aggregate value of our shares on the date of the ownership change by (2) the applicable long-term, tax-exempt rate, which is 4.58% in July 2009.

Vote Required

The approval of the Reverse Stock Split Proposal requires the affirmative vote of the majority of the votes cast on this proposal. Accordingly, the failure to cast a vote on this proposal will not affect whether this proposal is approved, and an abstention will not count as a vote in favor of or against this proposal.

No Appraisal or Dissenter’s Rights

Under Mississippi law, our shareholders are not entitled to appraisal or dissenter’s rights with respect to the Reverse Stock Split Proposal.

Recommendation of our Board of Directors

On July 21, 2009, our board of directors unanimously approved a resolution recommending that our restated articles be amended to effect the one-for-five reverse stock split, subject to the approval of our holders of common stock. We are asking you to approve this amendment, which is reflected in Annex B to this proxy statement. No change is being proposed to the authorized number of shares of our preferred stock, which will remain at 10.0 million shares. (If our shareholders approve the Common Stock Proposal, the Conversion Proposal and the Reverse Stock Split Proposal, we will file with the Mississippi Secretary of State the amendment to our restated articles in the form attached as Annex C.)

PROPOSAL 4

APPROVAL OF THE ADJOURNMENT OF SPECIAL MEETING

If necessary or appropriate in the circumstances at the special meeting, we may ask our shareholders to authorize the named proxies to approve one or more postponements or adjournments of the special meeting if sufficient votes have not yet been cast to approve Proposal 1, Proposal 2 or Proposal 3 at the time of the special meeting, to enable us to solicit additional proxies. This proposal relates only to a postponement or adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholders approval to approve Proposal 1, Proposal 2 or Proposal 3. Our board of directors retains full authority to postpone or adjourn the special meeting for any other purpose, including the absence of a quorum, or to postpone the special meeting before it is convened, without the consent of the shareholders.

If the special meeting is postponed or adjourned, we would not be required to give notice of the time and place of the adjourned meeting unless our board of directors fixed a new record date for the special meeting.

Our Board of Directors recommends that you vote “FOR” Proposal 4.

SELECTED HISTORICAL OPERATING AND FINANCIAL DATA

The following tables provide our selected historical operating and financial data for the periods and as of the dates indicated. You should read this information in conjunction with our audited consolidated financial statements, including the related notes, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this proxy statement. Except for the data under “Selected Financial Ratios,” “Selected Performance Ratios,” “Asset Quality Ratios” and “Capital Ratios,” the summary historical consolidated financial data for the years ended December 31, 2008, December 31, 2007 and December 31, 2006, and the summary historical consolidated financial data as of December 31, 2008 and December 31, 2007, are derived from our audited consolidated financial statements, which are included elsewhere in this proxy statement. The summary historical consolidated financial data for the years ended December 31, 2005 and December 31, 2004, and the summary historical consolidated financial data as of December 31, 2006, December 31, 2005 and December 31, 2004 are derived from our audited consolidated financial statements, which are not included elsewhere in this proxy statement.

The selected historical consolidated financial data as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 are derived from our unaudited consolidated financial statements, which are included elsewhere in this proxy statement. The selected historical consolidated financial data as of March 31, 2008 (balance sheet) are derived from unaudited consolidated financial statements that are not included in this proxy statement. We have prepared our unaudited consolidated financial statements on the same basis as our audited financial statements and have included all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the unaudited periods. The financial information presented in the table below is not necessarily indicative of our financial condition, results of operations or cash flows of any other period.

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)		(audited)
	(Dollars in thousands, except ratios and per share data)
Summary of Operations:
Total interest income	$21,706	$28,609	$102,857	$122,113	$96,994	$73,184	$62,384
Total interest expense	9,353	14,090	47,330	64,845	46,512	27,970	21,186
Net interest income	12,353	14,519	55,527	57,268	50,482	45,214	41,198
Provision for loan losses	32,761	3,000	28,599	8,130	1,656	2,128	3,522
Net interest (loss) income after provision for loan losses	(20,408)	11,519	26,928	49,138	48,826	43,086	37,676
Securities gains (losses), net	63	203	390	(17)	66	159	223
Total other income	5,807	6,003	22,992	17,485	19,993	19,935	20,107
Noninterest expense	81,543 (1)	13,831	58,295	54,042	49,682	44,745	41,727
(Loss) income before income taxes	(96,144)	3,691	(8,375)	12,581	19,137	18,276	16,056
Income taxes (benefit) expense	(11,983)	930	(5,019)	2,788	4,984	4,522	3,757
Net (loss) income	(84,161)	2,761	(3,356)	9,793	14,153	13,754	12,299
Per Share Data:
Net (loss) income—basic	$(7.06)	$0.23	$(0.28)	$0.82	$1.37	$1.68	$1.51
Net (loss) income—diluted	(7.06)	0.23	(0.28)	0.82	1.37	1.68	1.50
Net (loss) income per share applicable to common shareholders—basic	(7.09)	0.23	(0.28)	0.82	1.37	1.68	1.51
Net (loss) income per share applicable to common shareholders—diluted	(7.09)	0.23	(0.28)	0.82	1.37	1.68	1.50
Dividends	0.05	0.25	0.60	1.00	1.00	0.98	0.96
Book value per common share	8.75	16.56	15.57	16.33	16.09	12.17	11.94
Tangible book value per common share	8.60	10.73	9.80	10.47	10.09	8.04	7.71

(1)	We recognized a $66.8 million impairment loss on goodwill for the first quarter of 2009, eliminating all goodwill from our balance sheet.

	As of and for the Three Months Ended March 31,			As of and for the Year Ended December 31,
	2009		2008	2008		2007	2006	2005	2004
	(unaudited)			(audited)
	(Dollars in thousands, except for ratios)
Financial Condition Data:
Total assets (1)	$2,074,926		$2,009,850	$1,979,269		$1,984,155	$1,899,948	$1,446,117	$1,439,573
Net loans	1,253,961		1,348,778	1,307,599		1,322,921	1,210,710	851,332	817,649
Total deposits	1,602,032		1,396,539	1,461,159		1,425,566	1,460,523	1,121,684	1,116,373
Long-term obligations (2)	200,193		161,807	181,437		94,284	110,832	126,779	121,991
Total shareholders’ equity	146,073		197,157	185,565		194,370	191,265	116,984	114,766
Tangible shareholders’ equity	144,252		127,695	116,716		124,632	119,923	77,330	74,107
Selected Financial Ratios:
Net interest margin (3)	2.64%		3.23%	3.07%		3.28%	3.46%	3.55%	3.37%
Selected Performance Ratios:
Return on average assets	N/A	(4)%	0.60%	N/A	(4)%	0.50%	0.90%	1.00%	1.00%
Return on average equity	N/A	(4)	5.60	N/A	(4)	5.10	9.00	11.80	11.00
Return on average tangible equity	N/A	(4)	8.80	N/A	(4)	8.10	13.30	18.00	13.70
Dividend payout ratio	—		108.70	—		122.00	73.00	58.30	63.60
Average equity to average asset ratio	8.18		9.80	9.60		9.90	9.60	8.20	8.70
Efficiency ratio (5)	449.03		67.40	74.20		72.30	70.50	68.70	68.10
Asset Quality Ratios (6) :
Ratio of nonperforming assets to total assets	3.05%		1.36%	2.54%		1.00%	0.38%	0.53%	0.62%
Ratio of nonperforming loans to total loans	3.41		1.00	2.38		0.68	0.22	0.30	0.56
Ratio of allowance for loan losses to nonperforming loans	88.47		109.91	65.51		163.36	447.88	356.24	241.79
Ratio of allowance for loan losses to total loans	3.02		1.10	1.56		1.12	1.00	1.08	1.32
Capital Ratios:
Tier 1 leverage ratio (7)	8.39%		8.05%	7.70%		8.00%	9.20%	8.70%	8.20%
Tier 1 risk-based capital	12.26		10.31	10.10		10.20	11.70	12.50	12.20
Total risk-based capital	13.52		11.30	11.40		11.20	12.50	13.40	13.40

(1)	We recognized a $66.8 million impairment loss on goodwill for the first quarter of 2009, eliminating all goodwill from our balance sheet.

(2)

Long-term obligations are defined as those obligations with maturities in excess of one year. The Corporation’s long-term obligations consist of certain term repurchase agreements (included in the “Federal funds purchased and securities sold under agreements to repurchase” caption on our consolidated balance sheets), subordinated debentures, and certain FHLB borrowings (included in the “Other borrowed funds” caption on our consolidated balance sheets).

(3)	Net interest margin is net interest income divided by average earning assets.

(4)	These percentages are negative and therefore not meaningful.

(5)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income (excluding taxes and the provision for loan losses).

(6)	Nonperforming loans include loans 90 or more days past due, nonaccrual loans and restructured loans.

(7)	Tier 1 leverage ratio is defined as Tier 1 capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Some of the financial data included in our summary consolidated financial data are not measures of financial performance recognized by GAAP. These non-GAAP financial measures are “tangible book value per share,” “tangible shareholders’ equity,” and “return on average tangible equity.” Our management uses these non-GAAP measures in its analysis of our performance.

•

“Tangible book value per share” is defined as total equity reduced by recorded goodwill and other intangible assets divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing total book value while not increasing the tangible assets of a company. For companies such as ours that have engaged in business combinations, purchase accounting can result in the recording of significant amounts of goodwill related to those transactions.

•	“Tangible shareholders’ equity” is shareholders’ equity less goodwill and other intangible assets.

•	“Return on average tangible equity” is defined as annualized earnings for the period divided by average equity reduced by average goodwill and other intangible assets.

You should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP performance measures that other companies use. The following reconciliation table provides a more detailed analysis of these non-GAAP performance measures:

	As of March 31,			As of December 31,
	2009		2008	2008		2007	2006	2005	2004
Book value per common share	$8.75		$16.56	$15.57		$16.33	$16.09	$12.16	$11.94
Effect of intangible assets per share	(0.15)		(5.83)	(5.77)		(5.86)	(6.00)	(4.12)	(4.23)
Tangible book value per share	8.60		10.73	9.80		10.47	10.09	8.04	7.71
Return on average equity	N/A	(1)%	5.6%	N/A	(1)%	5.1%	9.0%	11.8%	11.0%
Effect of intangible assets	N/A	(1)	3.2	N/A	(1)	3.0	4.3	6.2	2.7
Return on average tangible equity	N/A	(1)	8.8	N/A	(1)	8.1	13.3	18.0	13.7

(1)	These percentages are negative and therefore not meaningful.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following provides a narrative discussion and analysis of our results of operations and financial condition and changes in results of operations and financial condition as of and for the periods indicated. You should read this discussion along with the consolidated financial statements, including the notes to them, and the supplemental financial data included elsewhere in this proxy statement.

Introduction and Management Overview

Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

Summary of Quarter Ended March 31, 2009

Participation in Capital Purchase Program. In January 2009, we sold 44,000 shares of non-voting Series A preferred stock, for an aggregate purchase price of $44.0 million and issued a warrant to purchase up to 1,145,833 shares of our common stock to the U.S. Treasury under the CPP.

Net Interest Income. Our net interest income was $12.4 million for the first quarter of 2009, compared to $14.5 million for the first quarter of 2008. Our net interest margin was 2.64% for the first quarter of 2009, compared to 3.23% for the first quarter of 2008. Our loan yields declined by 175 basis points for the first quarter of 2009, compared to the first quarter of 2008. This lower yield was partly attributable to the 200 basis point reduction in interest rates by the Federal Reserve between March 31, 2008 and March 31, 2009. Our yield on earning assets declined by 171 basis points for the first quarter of 2009, compared to the first quarter of 2008, but was offset somewhat by a 4.7% increase in average earning assets during this period.

Provision for Loan Losses. Our provision for loan losses was $32.8 million for the first quarter of 2009, compared to $3.0 million for the first quarter of 2008. We incurred $14.4 million in net charge-offs for the first quarter of 2009, compared to $2.9 million for the first quarter of 2008. Most of the increase in net charge-offs is attributable to two real estate development loans to one borrower. Also, we significantly increased our allowance for loan losses during the first quarter of 2009. Our allowance for loan losses was $39.1 million at March 31, 2009, compared to $20.7 million at December 31, 2008. We have experienced an increase in non-performing loans, mostly due to deterioration in our construction and development loan portfolio. During the first quarter of 2009, increased weakness in our Middle Tennessee and Florida markets were reflected in our provision for loan losses in the first quarter.

Other Income (Noninterest Income). Our noninterest income, exclusive of securities gains and losses, was relatively flat between the first quarter of 2008 and the first quarter of 2009.

Other Expense (Noninterest Expense). Our noninterest expense increased to $81.5 million for the first quarter of 2009, compared to $13.8 million for the first quarter of 2008, representing an increase of $67.7 million, or 489.6%. This increase was largely the result of a $66.8 million impairment loss on goodwill. The remaining $0.9 million increase resulted primarily from increases in FDIC insurance premiums and expenses relating to OREO.

Net Income/(Loss). We reported a net loss of $84.5 million, or $(7.09) per common share, for the first quarter of 2009, compared to net income of $2.8 million, or $0.23 per common share, for the first quarter of 2008.

Loan Portfolio. As of March 31, 2009, our loan portfolio was $1.293 billion, distributed among commercial real estate loans, commercial and industrial loans, 1-4 family mortgages and consumer loans. As of March 31, 2009, our loan portfolio was composed of approximately 63.0% variable rate loans and 37.0% fixed rate loans. Beginning in the third quarter of 2008, we made a concerted effort to reduce our concentration in commercial real estate loans, particularly residential construction and development loans, which typically have higher yields but also higher risk. Overall, our average loan balances declined by approximately $33.4 million, or 2.53%, to $1.314 billion for the first quarter of 2009, compared to $1.347 billion for the first quarter of 2008.

Investment Portfolio. The average balance of our investment portfolio was $467.8 million for the first quarter of 2009, compared to $443.9 million for the first quarter of 2008, representing an increase of $23.9 million, or 5.4%. However, our yield on securities declined by 54 basis points to 4.39% over this same period.

Deposits. Our overall cost of funds declined by 124 basis points between the first quarter of 2008 and the first quarter of 2009. Average interest-bearing deposits increased 8.3% to $1.34 billion for the first quarter of 2009, compared to $1.24 billion for the first quarter of 2008. This increase was partially offset by a decline of $49.6 million, or 13.5%, in average borrowed funds.

During the first quarter of 2009, we accumulated an additional $166 million in deposits, held at March 31, 2009 in our Federal Reserve account and in short-term U.S. Treasury obligations. Also during the first quarter of 2009, we completed the sale of $44.0 million of non-voting Series A preferred stock and issued a warrant to purchase up to 1,145,833 shares of our common stock to the U.S. Treasury under the CPP.

Summary of Year Ended December 31, 2008

Net Interest Income. Net interest income was $55.5 million for the year ended December 31, 2008, compared to $57.3 million for the year ended December 31, 2007, a decrease of $1.7 million. Our net interest margin was 3.07% for the year ended December 31, 2008, compared to 3.28% for the year ended December 31, 2007. Our loan yields declined by 171 basis points for the year ended December 31, 2008, compared to the year ended December 31, 2007; however, our overall cost of funds only declined by 127 basis points. This reduction is primarily due to a 400 basis point reduction by the Federal Reserve. Pricing for deposits did not decline at the same pace as variable rate loans (which comprised approximately 64.0% of our loan portfolio) because of the strong competition for these funds. Our margins were continually under pressure due to the rate reductions occurring throughout 2008 and the timing differences between the repricing of our interest-bearing assets and liabilities.

Provision for Loan Losses. Our provision for loan losses was $28.6 million for the year ended December 31, 2008, compared to $8.1 million for the year ended December 31, 2007. This increase was due to a further deterioration in the real estate sectors of some of our markets, overall economic conditions, and internal credit downgrades on some client relationships.

Other Income (Noninterest Income). Noninterest income was $23.0 million for the year ended December 31, 2008, compared to $17.5 million for the year ended December 31, 2007. Noninterest income for 2007 reflects an impairment loss on certain securities in our investment portfolio that related to our decision to rescind the application of Financial Accounting Standards Board (“FASB”) Statement No. 159 to these securities. Noninterest income accounted for 29.3% and 23.4% of income in 2008 and 2007, respectively.

Other Expense (Noninterest Expense). Total noninterest expense was $58.3 million for the year ended December 31, 2008, compared to $54.0 million for the year ended December 31, 2007. Included in this increase is $3.6 million due to increased costs associated with OREO. The remaining $0.7 million of this increase is attributable to increases in FDIC insurance premiums.

Net Income/(Loss). We reported a net loss of $3.4 million, or $(0.28) per common share, for the year ended December 31, 2008, compared to net income of $9.8 million, or $0.82 per common share, for the year ended December 31, 2007.

Loan Portfolio. As of December 31, 2008, our loan portfolio was $1.328 billion. Our primary lending focus has been distributed among commercial real estate loans, commercial and industrial loans, 1-4 family mortgages and consumer loans. As of December 31, 2008, our loan portfolio was composed of approximately 64% variable rate loans and 36% fixed rate loans. Beginning in the third quarter of 2008, we made a concerted effort to reduce our concentration in commercial real estate loans, particularly real estate development loans, which typically have higher yields but also higher risk. Overall, our average loan balances increased by approximately $66.1 million, or 5.1%, from December 31, 2007 to December 31, 2008.

Investment Portfolio. Our average investment portfolio balance was $436.8 million for the year ended December 31, 2008, compared to $440.6 million for the year ended December 31, 2007. This represents a decrease of $3.8 million, or 0.9%. Our yield on securities declined by 12 basis points to 4.77% over this same period.

Deposits. Our overall cost of funds declined by 127 basis points between the year ended December 31, 2007 and the year ended December 31, 2008. Average interest-bearing deposits decreased 0.9% to $1.238 billion for the year ended December 31, 2008, compared to $1.249 billion for the year ended December 31, 2007, offset by an increase of $77.3 million, or 26.4%, in average borrowed funds. Our deposits averaged $1.416 billion for the year ended December 31, 2008, $1.424 billion for 2007 and $1.227 billion for 2006.

Outlook for Remainder of 2009

We believe our most significant challenge for the remainder of 2009 will be managing credit quality. We have taken an aggressive stance in addressing credit issues in our loan portfolio to minimize future risks, including taking an increased focus on underwriting standards and updating our loan policies. We have a special assets team in place to manage workout situations and assist in the timely disposition of defaulted assets. Our management information systems relating to loan concentrations provide us with current and detailed information about the status of the loans in our portfolio. Although we believe that these steps enhance our ability to manage credit quality, credit quality will remain an issue as long as current economic trends, including increasing unemployment rates and declining real estate prices, continue.

We continue to look for ways to grow noninterest income; however, the growth of noninterest income will remain a challenge under current economic conditions. We will also continue our efforts to control noninterest expenses. We expect our costs for FDIC insurance premiums to remain high for 2009, and we expect additional increases in OREO expenses based on recent additions. If rates remain flat as we currently expect, it will be difficult for us to expand our margin. However, we also expect our deposits and wholesale funding balances to decline, as we intend to use our excess liquidity to absorb maturing liabilities to reduce interest expense.

Recently Issued Accounting Standards and Critical Accounting Policies

Our accounting and financial reporting policies conform to GAAP and to general practices within the banking industry. Note A (Summary of Accounting Policies) of the notes to consolidated financial statements (audited) contains a summary of our accounting policies, and Note 1 (Recently Issued Accounting Pronouncements) of the notes to consolidated financial statements (unaudited) contains additional information regarding recently issued accounting standards. We believe that Note A and Note 1, read in conjunction with all other information in this proxy statement, are sufficient to provide the reader with the information needed to understand our financial condition and results of operations.

Critical Accounting Policies. We believe that the areas of the financial statements that require the most difficult, subjective and complex judgments, and therefore contain the most critical accounting estimates, are as follows:

•	the provision for loan losses and the resulting allowance for loan losses;

•	the liability and expense relating to our pension and other postretirement benefit plans;

•	issues relating to other-than-temporary impairment losses in the investment portfolio; and

•	goodwill and other intangible assets.

Provision/Allowance for Loan Losses. Our allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. The allowance for loan losses is maintained at a level that we believe is adequate to absorb all probable losses on loans inherent in the loan portfolio. The amount of the allowance is affected by loan charge-offs, which decrease the allowance; recoveries on loans previously charged off, which increase the allowance; and the provision for loan losses charged to earnings, which increases the allowance. In determining the provision for loan losses, we monitor fluctuations in the allowance resulting from actual charge-offs and recoveries and periodically review the size and composition of the loan portfolio in light of current and anticipated economic conditions. If actual losses exceed the amount of the allowance for loan losses, our earnings could be adversely affected.

The allowance for loan losses represents management’s estimate of the amount necessary to provide for losses inherent in the loan portfolio in the normal course of business. Due to the uncertainty of risks in the loan portfolio, management’s judgment of the amount of the allowance necessary to absorb loan losses is approximate. The allowance for loan losses is also subject to regulatory examinations and determination by the regulatory agencies as to its adequacy.

The allowance for loan losses is comprised of the following three components: specific reserves, general reserves and unallocated reserves. Generally, all loans that are indentified as impaired are reviewed on a quarterly basis in order to determine whether a specific reserve is required. A loan is considered impaired when, based on current information, it is probable that we will not receive all amounts due in accordance with the contractual terms of the loan agreement. Once a loan has been identified as impaired, management measures impairment in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, Accounting By Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the loan’s observable market price, or based on the fair value of the collateral if the loan is collateral-dependent. When management’s measured value of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on our current evaluation of our loss exposure for each credit, given the payment status, financial condition of the borrower and value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general reserve and unallocated reserve calculations described below. Changes in specific reserves from period to period are the result in changes in the circumstances of individual loans such as charge-offs, pay-offs, changes in collateral values or other factors.

We also maintain a general reserve for each loan type in the loan portfolio. In determining the amount of the general reserve portion of our allowance for loan losses, we consider factors such as our historical loan loss experience, the growth, composition and diversification of our loan portfolio, current delinquency levels, adverse situations that may affect the borrower’s ability to repay, estimated value of the underlying collateral, the results of recent regulatory examinations and general economic conditions. Established reserves for graded loans represent those criticized and classified loans where no impairment or specific reserve has been established. Reserves for these loans are based upon an average of the prior three-year loss factor. Homogeneous pools represent a pooling of non-criticized retail loan types. These loans are also reserved for based upon a three-year loss factor percentage. Other loan types include all other loans not included in the above commentary (not previously mentioned). These loans are non-criticized and are reserved for based upon the average of the prior three-year loss factor. We use this information to set the general reserve portion of the allowance for loan losses at a level we deem prudent.

Because there are additional risks of losses that cannot be quantified precisely or attributed to particular loans or types of loans, including general economic and business conditions and credit quality trends, we have established an unallocated portion of the allowance for loan losses based on our evaluation of these risks. The unallocated portion of our allowance is determined based on various factors, including general economic conditions of our market area, the growth, composition and diversification of our loan portfolio, types of collateral securing our loans, the experience level of our lending officers and staff, the quality of our credit risk management and the results of independent third party reviews of our classification of credits. The unallocated portion of the allowance for loan losses was $4.0 million, or 10.2% of the total allowance, as of March 31, 2009, and $4.0 million, or 19.3% of the total allowance, as of December 31, 2008.

Based on an evaluation of the loan portfolio, management presents a quarterly review of the allowance for loan losses to the Bank’s executive committee and our full board of directors, indicating any change in the allowance for loan losses since the last review and any recommendations as to adjustments in the allowance for loan losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as events change. We used the same methodology and generally similar assumptions in assessing the allowance for both comparison periods. The allowance for loan losses was $39.1 million as of March 31, 2009, compared to $20.7 million as of December 31, 2008. This increase reflects further deterioration in our loan portfolio, due primarily to the lack of demand for residential housing, and the subsequent increase in net charge-offs.

Pension and Other Postretirement Benefit Plans. Another area that requires subjective and complex judgments is the liability and expense relating to our pension and other postretirement benefit plans. We maintain several benefit plans for our employees. They include a defined benefit pension plan, a defined contribution pension plan, a 401(k) plan and a deferred compensation plan. We make all contributions to these plans when they are due.

The defined benefit pension plan is the only plan that requires multiple assumptions to determine the liability under the plan. This plan has been frozen to new participants for several years. Management evaluates, reviews with the plan actuaries, and updates as appropriate the assumptions used in the determination of pension liability, including the discount rate, the expected rate of return on plan assets, and increases in future compensation. Actual experience that differs from the assumptions could have a significant effect on our financial position and results of operations. The discount rate and the expected rate of return on the plan assets have a significant impact on the actuarially computed present value of future benefits that is recorded on the financial statements as a liability and the corresponding pension expense.

In selecting the expected rate of return, management, in consultation with the plan trustees, selected a rate based on assumptions compared to recent returns and economic forecasts. We consider the current allocation of the portfolio and the probable rates of return of each investment type. In selecting the appropriate discount rate, management, with the assistance of actuarial consultants, performs an analysis of the plan’s projected benefit cash flows against discount rates from a national Pension Discount Curve (a yield curve used to measure pension liabilities). Based on the analysis, management used a discount rate of 5.75% in 2006 and 2007 and a discount rate of 6.0% in 2008. We used an expected rate of return of 7.5% for 2006, 2007 and 2008. From a historical perspective, the rates of return on the plan were 9.5% for 2006, 7.6% for 2007, and (21.7%) for 2008. Additionally, our philosophy has been to fund the plan annually to the maximum amount deductible under the Internal Revenue Service (“IRS”) rules. As of December 31, 2008, the plan had a current accumulated benefit obligation of approximately $10.7 million, and plan assets with a fair value of approximately $10.7 million.

FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, requires us to recognize the funded status of the plan (defined as the difference between the fair value of plan assets and the projected benefit obligation) on the balance sheet and to recognize in other comprehensive income any gains or losses and prior service costs or benefits not included as components of periodic benefit cost. Detailed information on our pension plan and the related impacts of these changes on the amounts recorded in our financial statements can be found in Note M (Employee Benefits) of the notes to consolidated financial statements (audited).

Other-Than-Temporary Impairment of Investment Securities. A third area that requires subjective and complex judgments on the part of management is the review of the investments in the investment portfolio for other-than-temporary impairments. Emerging Issue Task Force Issue 03-01 and FASB FSP FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, require us to review our investment portfolio and determine if it has impairment losses that are other-than-temporary. In making its determination, management considers the following items:

•	the length of time and extent to which the current market value is less than cost;

•	evidence of a forecasted recovery;

•

financial condition and the industry environment of the issuer, including whether the issuer is a government or government-backed agency (all of the mortgage-backed securities and collateralized mortgage obligations in our portfolio are issued by government-backed agencies);

•	downgrades of the securities by rating agencies;

•	whether there has been a reduction or elimination of dividends or interest payments;

•	whether we have the intent or ability to hold the securities for a period of time sufficient to allow for anticipated recovery of fair value; and

•	interest rate trends that may impact recovery and realization.

As of March 31, 2009, our investment portfolio included certain securities that were impaired by definition, but based on our review and consideration of the criteria listed above, we determined that none of the impairments were other-than-temporary.

Goodwill and Other Intangible Assets. FASB Statement No. 142, “Goodwill and Other Intangible Assets,” eliminated the requirement to amortize goodwill; however, it does require periodic testing for impairment using a two-step approach. The first step is to determine whether impairment could exist. If the results of the first step of testing indicate that impairment does not exist, the test is complete. If the results of the first step indicate that impairment could exist, the second step of testing must be performed. We completed our periodic impairment test in accordance with FASB Statement No. 142 as of September 30, 2008. Based on the results of the first step of testing, we concluded that no impairment writedown was warranted as of September 30, 2008.

FASB Statement No. 142 requires that goodwill be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Several events occurred during the first quarter of 2009 that we believed triggered an additional test of goodwill for impairment. These events included our results of operations for the three months ended March 31, 2009, the changes in credit quality of our loan portfolio, and the continued general decline in the economy. We engaged an outside consultant to perform this additional goodwill impairment testing. Due primarily to the decline in the market value of our stock and the decline in prices paid in comparable bank acquisition transactions between September 30, 2008 and March 31, 2009, the first step of the goodwill impairment test indicated that potential impairment existed and the second step of testing should be performed to determine the amount of impairment. In the second step of the test, our consolidated balance sheet was marked to market to determine the current fair value of the goodwill that should be recorded on the balance sheet. As a result of this testing, we concluded that our goodwill was fully impaired as of March 31, 2009, and we recognized a goodwill impairment charge of $66.8 million for the quarter ended March 31, 2009. This charge eliminated all goodwill previously reflected on our balance sheet.

Income Taxes. The calculation of our income tax provision is complex and requires the use of estimates and judgment in its determination. We are subject to the income tax laws of the various jurisdictions where we conduct business, and we estimate income tax expense based on amounts expected to be owed to these various tax jurisdictions. We assess the appropriate tax treatment of transactions and filing positions after considering statutes, regulations, judicial precedent and other pertinent information, and we maintain tax accruals consistent with our evaluation. Changes in the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, the status of examinations by the taxing authorities, and newly enacted statutory, judicial, and regulatory guidance that could affect the relative merits of the tax positions. These changes, when they occur, impact accrued taxes and can materially affect our operating results. On January 1, 2007, we adopted FIN 48—FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. For additional information, see Note J (Income Taxes) of the notes to consolidated financial statements (audited) included in this proxy statement.

Other Accounting Issues. We own NBC Capital Corporation (MS) Statutory Trust I (the “Trust”), which was organized under the laws of the State of Connecticut for the purpose of issuing trust preferred securities (“TPSs”). In accordance with FASB Interpretation No. 46 (revised December 2003), the Trust, which is considered a variable interest entity, is not consolidated into our financial statements because the only activity of the variable interest entity is the issuance of TPSs.

Comparison of Results of Operations for the Three Months Ended March 31, 2009 and 2008

Net Income/(Loss)

For the first quarter of 2009, we reported a net loss of $84.5 million, or $(7.09) per common share, compared to net income of $2.8 million, or $0.23 per common share, for the first quarter of 2008. The net loss for the first quarter of 2009 resulted primarily from the $66.8 million impairment loss on goodwill and a $32.8 million provision for loan losses.

Net Interest Income

Net interest income, the primary source of our earnings, represents income generated from earning assets, less the interest expense of funding those assets. Changes in net interest income may be divided into two components: (a) the change in average earning assets (volume component) and (b) the change in the net interest spread (rate component). Net interest spread represents the difference between yields on earning assets and rates paid on interest-bearing liabilities. Net interest margin is net interest income divided by average earning assets.

Net interest income was $12.4 million for the first quarter of 2009, compared to $14.5 million for the first quarter of 2008, a decrease of 14.9%. Net interest margin was 2.64% for the first quarter of 2009, compared to 3.23% for the first quarter of 2008. This 59 basis point decrease in margin resulted primarily from our loan yields declining at a faster rate than the cost of funds. Our loan yields and margin were also adversely affected by the reversal of interest income on loans that were placed on non-accrual status during the year ended December 31, 2008. During 2008, these reversals of interest income totaled $1.1 million, compared to $461,000 for 2007. This difference amounted to five basis points of yield on our loan portfolio and four basis points on our margin. Also, we generated fewer construction and development loans for the year ended December 31, 2008. These loans typically have higher yields. This reduction in higher yield loans was a result of the softening economy, a reduction in demand for real estate development loans, and our focus on credit quality.

Also, in recent quarters, we have made a concerted effort to reduce our concentration in commercial real estate loans, particularly construction and development loans, which typically have higher yields. When comparing the first quarter of 2009 to the first quarter of 2008, we lost 175 basis points of yield on our loans but only reduced the cost of funds by 124 basis points. Our yield on earning assets declined by 171 basis points for the first quarter of 2009, but was offset somewhat by an increase of $84.8 million, or 4.7%, in our average earning assets due to increases in the taxable securities and federal funds sold categories that were used to invest the additional liquidity accumulated during the first quarter of 2009.

The following table shows, for the periods indicated, an analysis of net interest earnings, including the average amount of interest-earning assets and interest-bearing liabilities outstanding during the period, the interest earned or paid on those amounts, the average yields/rates paid and the net yield on interest-earning assets:

	For the Quarter Ended March 31, 2009			For the Quarter Ended March 31, 2008
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate (%)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate (%)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$1,313,743	$16,566	5.13%	$1,347,147	$23,045	6.88%
Mortgages held for sale	2,180	27	4.95	3,315	42	5.07
Securities:
Taxable	362,826	4,038	4.51	333,090	4,290	5.18
Tax exempt	104,967	1,020	3.94	110,766	1,150	4.18
Federal funds sold and other	110,406	55	0.20	15,001	82	2.19

Total interest-earning assets	1,894,122	21,706	4.65	1,809,319	28,609	6.36
Less: Allowance for loan losses	(21,903)			(14,534)
Noninterest-earning assets	154,879			202,218

Total assets	$2,027,098			$1,997,003

Liabilities and shareholders’ equity
Interest-bearing liabilities:
Interest checking	$263,091	$652	0.99%	$219,961	$1,057	1.92%
Money market and savings	332,755	987	1.19	322,208	1,771	2.20
Time deposits	744,775	5,520	2.96	695,796	7,837	4.51

Total interest-bearing deposits	1,340,621	7,159	2.17	1,237,965	10,665	3.46
Borrowings and repurchase agreements	286,326	1,871	2.61	335,880	2,844	3.39
Junior subordinated debentures	30,928	323	4.18	30,928	581	7.51

Total interest-bearing liabilities	1,657,875	9,353	2.29	1,604,773	14,090	3.53
Noninterest-bearing liabilities:
Noninterest-bearing deposits	180,260			175,780
Other liabilities	23,144			20,686

Total liabilities	1,861,279			1,801,239
Shareholders’ equity	165,819			195,764

Total liabilities and shareholders’ equity	$2,027,098			$1,997,003

Net interest income		$12,353			$14,519

Net interest spread (1)			2.36%			2.83%
Net interest margin (2)			2.64%			3.23%

(1)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(2)	Represents net interest income as a percentage of average interest-earning assets.

Provision for Loan Losses

We use our provision for loan losses to replenish the allowance for loan losses on our balance sheet. Based on our evaluation of the risk exposure contained in the loan portfolio, management believes that the level of the allowance is adequate. The board of directors reviews and approves management’s evaluation. This is an ongoing process through which we review and determine the amount of the provision on a quarterly basis. Our provision for loan losses was $32.8 million for the first quarter of 2009, compared to $3.0 million for the first quarter of 2008. We incurred $14.4 million in net charge-offs for the first quarter of 2009, compared to $2.9 million for the first quarter of 2008. Most of the increase in net charge-offs is attributable to two real estate development loans to one borrower. We significantly increased our allowance for loan losses during the first quarter of 2009. Our allowance for loan losses was $39.1 million as of March 31, 2009, compared to $20.7 million as of December 31, 2008. We have experienced an increase in non-performing loans, mostly due to commercial real estate construction and development loans. During the first quarter of 2009, increased weakness in our Middle Tennessee and Florida markets were reflected in our provision for loan losses in the first quarter of 2009. Also contributing to the increase in the provision for loan losses for the first quarter of 2009 was the updating of the three-year average historical loss factors included in our allowance for loan losses methodology. The 2008 losses were significantly higher than the 2005 losses that they replaced, which caused an increase in our estimate of the required allowance for loan losses as of March 31, 2009.

Other Income (Noninterest Income)

Other income refers to our noninterest income, which includes various service charges, fees and commissions, including insurance commissions earned by Galloway-Chandler-McKinney Insurance Agency, Inc. (“GCM Insurance”), a wholly-owned subsidiary of the Corporation. One of our strategic objectives has been, and continues to be, one of our strategic objectives to diversify our other income sources so that we can be less dependent on net interest income. Our other income, exclusive of securities gains and losses, was $5.7 million for the first quarter of 2009, compared to $5.8 million for the first quarter of 2008, a decrease of $56,000, or 1.0%. The following table presents for the periods indicated the major categories of noninterest income and the changes in the first quarter of 2009 compared to the first quarter of 2008:

	Quarter Ended March 31,		Change
	2009	2008
	(In thousands)
Service charges on deposit accounts	$2,005	$2,137	$(132)
Insurance commissions, fees and premiums	1,306	1,379	(73)
Trust Department income	466	564	(98)
Mortgage loan fees	210	360	(150)
Other	1,757	1,360	397
Securities gains (losses), net	63	203	(140)

Total noninterest income	$5,807	$6,003	$(196)

The decline in service charges on deposit accounts can be attributed to fewer insufficient funds fees charged during the first quarter of 2009. The insurance commission, fees and premiums declined due to lower profit sharing from the insurance carriers and lower insurance commissions from sales, resulting from the overall economic downturn. Trust Department income was impacted by a decline in the market value of investments under management, and mortgage loan fees were affected by fewer home sales, lower demand for refinancings, and more conservative underwriting requirements. Our other noninterest income increased 29.2% from the first quarter of 2008 to the first quarter of 2009, primarily due to insurance proceeds from a bank owned life insurance policy of approximately $645,000 received in the first quarter of 2009 and $150,000 from the reversal of an accrual established at the time of our most recent acquisition. During the first quarter of 2008, we recognized a $232,000 gain on the sale of an asset and $110,000 in proceeds from the redemption of stock in Visa Inc.

We recognized $63,000 in securities gains during the first quarter of 2009, compared to securities gains of $203,000 during the first quarter of 2008, representing a decrease of $140,000 or 69.0%.

Other Expense (Noninterest Expense)

Noninterest expense represents ordinary overhead expenses and, from time to time, any impairments to goodwill or other intangibles. Our total noninterest expense was $81.5 million for the first quarter of 2009, compared to $13.8 million for the first quarter of 2008, an increase of $67.7 million. The following table presents for the periods indicated the major categories of noninterest expense and the changes in the first quarter of 2009 compared to the first quarter of 2008:

	Quarter Ended March 31,		Change
	2009	2008
	(In thousands)
Salaries and employee benefits	$7,900	$7,967	$(67)
Premises and fixed asset expense	1,979	1,996	(17)
Impairment loss on goodwill	66,846	—	66,846
Other expense	4,818	3,868	950

Total other expense	$81,543	$13,831	$67,712

Salaries and employee benefits and premises and fixed asset expenses declined slightly in the first quarter of 2009, compared to the first quarter of 2008. In accordance with the provisions of FASB Statement No. 142 and based on the results of a third party analysis, we recognized a $66.8 million impairment loss on goodwill for the first quarter of 2009. The goodwill impairment was primarily due to the decline in the market value in our stock and the prices paid in recent comparable bank acquisitions. We recorded this goodwill in connection with a number of acquisitions since 2004. This impairment charge eliminated all goodwill from our balance sheet. However, our other noninterest expenses increased by $950,000, or 24.6%, in the first quarter of 2009, compared to the first quarter of 2008, due primarily to increases in FDIC insurance premiums and expenses relating to OREO. FDIC insurance premiums increased to $915,000 in the first quarter of 2009, compared to $64,000 in the first quarter of 2008. OREO-related expenses increased to $562,000 in the first quarter of 2009, compared to $157,000 for the first quarter of 2008. The 2009 expenses include approximately $320,000 in losses on the sale of OREO.

Effective June 1, 2009, we suspended our 401(k) matching contributions. Also, we froze salaries for all employees at 2008 levels and reduced the salaries of our chief executive officer and chief operating officer by 10%. The board of directors also agreed to a 10% reduction in their board and committee fees.

Changes in our income tax expense have generally paralleled changes in pre-tax income. Our effective tax rate was 25.2% for the first quarter of 2008. The income tax benefit for the first quarter of 2009 results from the loss recognized for the period, as well as the tax benefits of our tax-exempt income.

Comparison of Results of Operations for the Years Ended December 31, 2008, 2007 and 2006

Net Income/(Loss)

For the year ended December 31, 2008, we reported a net loss of $3.4 million, or $(0.28) per common share, compared to net income of $9.8 million, or $0.82 per common share, for the year ended December 31, 2007 and net income of $14.2 million, or $1.37 per common share, for the year ended December 31, 2006. Return on average equity was (1.8)% for the year ended December 31, 2008, compared to 5.1% for the year ended December 31, 2007 and 9.0% for the year ended December 31, 2006. Return on average assets was (0.2)% for the year ended December 31, 2008, compared to 0.5% for the year ended December 31, 2007 and 0.9% for the year ended December 31, 2006.

The $20.5 million increase in our provision for loan losses for the year ended December 31, 2008 ($12.6 million after tax) equates to approximately $1.06 per share. The $3.6 million increase in OREO-related expenses for the year ended December 31, 2008 ($2.2 million after tax) equates to approximately $0.18 per share.

The reduction in earnings per share for the year ended December 31, 2007 was attributable to the first quarter impairment loss of $5.1 million ($3.1 million after tax), or $0.26 per share, the $6.5 million increase in our provision for loan losses ($4.0 million after tax), or $0.34 per share, and the 15.4% increase in average weighted shares outstanding, resulting from the $50.2 million stock offering and shares issued in our 2006 acquisition of SunCoast Bancorp, Inc. (“SunCoast”) in Florida.

Net Interest Income

Net interest income was $55.5 million for the year ended December 31, 2008, compared to $57.3 million for the year ended December 31, 2007, a decrease of $1.7 million, or 3.0%. Average earning assets were $1.809 billion for the year ended December 31, 2008, compared to $1.745 billion for the year ended December 31, 2007, an increase of $64.5 million, or 3.7%. Our net interest margin was 3.07% for the year ended December 31, 2008, compared to 3.28% for the year ended December 31, 2007. Our margins were continually under pressure due to the rate reductions occurring throughout 2008 and the timing differences between the repricing of our interest-bearing assets and liabilities.

In analyzing the rate component of net interest income in 2008 compared to 2007, we lost 131 basis points of yield on our earning assets and our loan yields declined by 171 basis points.

During this period, the cost of funds decreased by 127 basis points. Our loan portfolio, which was comprised of approximately 64.0% variable rate loans, reflected a yield decrease to 6.04% for the year ended December 31, 2008, compared to 7.75% for the year ended December 31, 2007, due to the 400 basis point reduction by the Federal Reserve in interest rates in 2008. The yield on our investment portfolio also declined to 4.77% for the year ended December 31, 2008, compared to 4.89% for the year ended December 31, 2007. Our cost of deposits declined to 2.88% for the year ended December 31, 2008, compared to 4.00% for the year ended December 31, 2007 and our cost of other borrowings declined to 3.15% for the year ended December 31, 2008, compared to 5.08% for the year ended December 31, 2007 due to the decline in interest rates during this period, and our use of short-term, low-cost FHLB borrowing during 2008. Pricing for deposits did not decline at the same pace as variable rate loans because of the strong competition for these funds.

Our loan yields and margin were also adversely affected by the reversal of interest income on loans that were placed on non-accrual status during the year ended December 31, 2008. During 2008, these reversals of interest income totaled $1.1 million, compared to $461,000 for 2007. This difference amounted to five basis points of yield on our loan portfolio and four basis points on our margin. Also, we generated fewer real estate development loans for the year ended December 31, 2008. These loans typically have higher yields. This reduction in higher yield loans was a result of the softening economy, a reduction in demand for real estate development loans, and our focus on credit quality.

Our average earning asset balances increased by $64.5 million for the year ended December 31, 2008, as compared to the year ended December 31, 2007, attributed primarily to a $66.1 million increase in the average loan balance. The average balance of interest-bearing deposits decreased by $10.7 million to $1.238 billion for the year ended December 31, 2008, compared to $1.249 billion for the year ended December 31, 2007, and the average balance of other borrowings increased by $77.3 million to $370.4 million for the year ended December 31, 2008, compared to $293.1 million for the year ended December 31, 2007.

Net interest income was $57.3 million for the year ended December 31, 2007, compared to $50.5 million for the year ended December 31, 2006, an increase of $6.8 million, or 13.5%. Average earning assets were $1.745 billion for the year ended December 31, 2007, compared to $1.459 billion for the year ended December 31, 2006, an increase of $285.5 million, or 19.6%. Our net interest margin was 3.28% for the year ended December 31, 2007, compared to 3.46% for the year ended December 31, 2006.

In analyzing the rate component of net interest income in 2007 compared to 2006, we gained 35 basis points of yield on our earning assets. During this period, the cost of funds increased by 55 basis points. Our loan portfolio, which was comprised of approximately 61.0% variable rate loans, reflected a yield increase to 7.75% for the year ended December 31, 2007, compared to 7.62% for the year ended December 31, 2006. The yield on our investment portfolio also increased to 4.89% for the year ended December 31, 2007, compared to 4.68% for the year ended December 31, 2006. Our cost of deposits increased to 4.00% for the year ended December 31, 2007, compared to 3.39% for the year ended December 31, 2006. The primary reason for our increased net interest income in 2007 compared to 2006 was the increase in average earning asset balances. The increase in average earning assets in 2007 compared to 2006 was composed of the following: average loans increased by $311.3 million; average federal funds sold and other interest-bearing assets decreased by $6.5 million; and average investment securities decreased by $19.3 million. The increases in these balances resulted from the inclusion of the assets acquired in the two acquisitions during 2006 being reflected in the average balances for the full year of 2007. The average balance of interest-bearing deposits increased by $187.6 million in 2007 compared to 2006, and the average balance of other borrowings increased by $85.2 million in 2007 compared to 2006.

The following table shows, for the periods indicated, an analysis of net interest income, including the average amount of earning assets and interest-bearing liabilities outstanding during the period, the interest earned or paid on those amounts, the average yields/rates paid and the net yield on earning assets on both a book and tax equivalent basis:

	For the Year Ended December 31,
	2008			2007			2006
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate (%)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate (%)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate (%)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$1,350,870	$81,533	6.04%	$1,284,762	$99,591	7.75%	$973,466	$74,182	7.62%
Mortgages held for sale (1)	2,818	156	5.54	4,298	249	5.79	See note 1	See note 1	See note 1
Securities:
Taxable	326,097	16,296	5.00	335,564	17,173	5.12	343,515	16,641	4.84
Tax exempt	110,691	4,536	4.10	104,995	4,379	4.17	116,328	4,859	4.18
Federal funds sold and other	18,763	336	1.79	15,086	721	4.78	25,893	1,312	5.07

Total interest-earning assets	1,809,239	102,857	5.69	1,744,705	122,113	7.00	1,459,202	96,994	6.65
Less: Allowance for loan losses	(15,833)			(12,641)			(10,463)
Noninterest-earning assets	197,829			196,555			182,869

Total assets	$1,991,235			$1,928,619			$1,631,608

Liabilities and shareholders’ equity
Interest-bearing liabilities:
Interest checking	$240,817	$3,866	1.61%	$201,678	$4,737	2.35%	$208,024	$4,421	2.13%
Money market and savings	326,362	5,871	1.80	329,768	10,008	3.03	248,331	6,163	2.48
Time deposits	670,977	25,945	3.87	717,366	35,200	4.91	604,895	25,408	4.20

Total interest-bearing deposits	1,238,156	35,682	2.88	1,248,812	49,945	4.00	1,061,250	35,992	3.39
Borrowings and repurchase agreements	339,430	9,708	2.86	256,488	11,902	4.64	170,813	7,594	4.45
Junior subordinated debentures	30,928	1,940	6.27	36,599	2,998	8.19	37,114	2,926	7.88

Total interest-bearing liabilities	1,608,514	47,330	2.94	1,541,899	64,845	4.21	1,269,177	46,512	3.66
Noninterest-bearing liabilities:
Noninterest-bearing deposits	177,670			175,196			165,939
Other liabilities	14,537			19,663			39,701

Total liabilities	1,800,721			1,736,758			1,474,817
Shareholders’ equity	190,514			191,861			156,791

Total liabilities and shareholders’ equity	$1,991,235			$1,928,619			$1,631,608

Net interest income		$55,527			$57,268			$50,482

Net interest spread (2)			2.75%			2.79%			2.99%
Net interest margin (3)			3.07%			3.28%			3.46%

(1)

This data is not available for 2006, due to our method of originating and selling mortgage loans. All mortgage loans are originated for and underwritten to upstream correspondent specifications on a best efforts basis without recourse. The loans are already sold at origination. The “held for sale” caption is used to account for the loans from origination until we deliver them to the correspondent and receive payment. Prior to 2007, these balances were included in other assets as “receivables from correspondents.”

(2)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(3)	Represents net interest income as a percentage of average interest-earning assets.

Provision for Loan Losses

Our provision for loan losses was $28.6 million for the year ended December 31, 2008, compared to $8.1 million for the year ended December 31, 2007. The substantial increase for the year ended December 31, 2008 was due primarily to continued deterioration in the real estate sectors of some of our markets, overall national economic conditions, and internal credit downgrades on certain client relationships. Our underwriting standards have tightened based on recent changes in market conditions. At the time, management believed that the level of the provision for loan losses for the year ended December 31, 2008 was appropriate based on the risk in the loan portfolio. However, during 2009, there have been changes in circumstances, and we believe we have made the necessary adjustments in the provision for loan losses to reflect these changes.

Our provision for loan losses was $8.1 million for the year ended December 31, 2007, compared to $1.7 million for the year ended December 31, 2006. The increase for the year ended December 31, 2007 was due to the deterioration of some large credits, including two commercial loans, a bankruptcy of a client, and an agricultural loan, as well as a softening in certain real estate sectors and a general weakening in the economy.

Other Income (Noninterest Income)

Other income (noninterest income) was $23.0 million for the year ended December 31, 2008, compared to $17.5 million for the year ended December 31, 2007. Noninterest income for the year ended December 31, 2007 reflects an impairment loss on certain investment securities that related to our decision to rescind the application of FASB Statement No. 159 to these securities. Noninterest income accounted for 29.3% of income for the year ended December 31, 2008, compared to 23.4% of income for the year ended December 31, 2007.

The following table presents for the periods indicated the major categories of noninterest income and the changes in 2008 compared to 2007:

	For the Years Ended December 31,		Change
	2008	2007
	(In thousands)
Service charges on deposit accounts	$9,133	$9,295	$(162)
Insurance commissions, fees, and premiums	5,028	4,999	29
Other service charges and fees	3,294	3,337	(43)
Trust Department income	2,305	2,558	(253)
Mortgage loan fees	1,156	1,690	(534)
Securities gains (losses), net	390	(17)	407
Bank owned life insurance income	683	681	2
Impairment loss on securities	—	(5,097)	5,097
Other	1,003	39	964

Total other income	$22,992	$17,485	$5,507

Trust Department income declined by 9.9% for the year ended December 31, 2008, as a result of lower asset balances under management, reflecting the downturn of the equity markets during 2008. Mortgage loan fees declined by 31.6% for the year ended December 31, 2008, as a result of reduced home sales and demand for refinancing. The increase in other noninterest income for the year ended December 31, 2008 compared to the year ended December 31, 2007 resulted primarily from a $232,000 gain on the sale of an asset, a $443,000 gain on the sale of a previously closed branch property in Mississippi, and $110,000 in proceeds from the redemption of stock in Visa Inc. Changes in other accounts were not individually material.

We recognized $390,000 in net securities gains for the year ended December 31, 2008, compared to $17,000 in net securities losses for the year ended December 31, 2007. During the first quarter of 2007, we recognized a $5.1 million impairment loss on certain collateralized mortgage obligations (“CMOs”) and mortgage-backed securities. We sold those securities in early April 2007 and reinvested the proceeds in agency securities.

Noninterest income was $17.5 million for the year ended December 31, 2007, compared to $20.0 million for the year ended December 31, 2006. Noninterest income accounted for 23.4% of income for the year ended December 31, 2007, compared to 28.4% of income for the year ended December 31, 2006.

The following table presents for the periods indicated the major categories of noninterest income and the changes in 2007 compared to 2006:

	For the Years Ended December 31,		Change
	2007	2006
	(In thousands)
Service charges on deposit accounts	$9,295	$8,878	$417
Insurance commissions, fees, and premiums	4,999	4,441	558
Other service charges and fees	3,337	2,933	404
Trust Department income	2,558	2,341	217
Mortgage loan fees	1,690	876	814
Securities gains (losses), net	(17)	66	(83)
Bank owned life insurance income	681	641	40
Impairment loss on securities	(5,097)	(2,025)	(3,072)
Other	39	1,842	(1,803)

Total other income	$17,485	$19,993	$(2,508)

Service charges on deposit accounts increased by 4.7% for the year ended December 31, 2007, mostly due to improved management and oversight of our noninterest-bearing accounts. Insurance commissions, fees, and premiums earned by GCM Insurance increased by 12.6% for the year ended December 31, 2007, because of an increase in profit sharing received from the insurance carriers based on loss experience. Other service charges and fees increased by 13.8% for the year ended December 31, 2007, primarily due to increases in checkcard income and retail investment income. Trust Department income increased by 9.3% for the year ended December 31, 2007 because of higher asset balances under management. Mortgage loan fees increased by 92.9% for the year ended December 31, 2007, as a result of our restructuring of the division and the expansion of our mortgage operations into our newer markets during 2007. Other noninterest income decreased significantly for the year ended December 31, 2007, compared to the year ended December 31, 2006, due to a $488,000 gain on the sale of our credit card portfolio, a $215,000 increase in earnings from our investment in a low income housing partnership, and a $842,000 gain on early extinguishment of debt related to prepayments on certain FHLB borrowings during 2006. Changes in other accounts were not individually material.

We recognized $17,000 in net securities losses during 2007, compared to gains of $66,000 during 2006. We recognized a $5.1 million impairment loss on certain CMOs and mortgage-backed securities during the first quarter of 2007. We sold those securities in early April 2007 and reinvested the proceeds in agency securities. We recognized a $2.0 million other-than-temporary impairment charge relating to certain Fannie Mae and Freddie Mac preferred stock during the third quarter of 2006. We sold those securities in the fourth quarter of 2006 for amounts approximating their carrying values at the time of sale.

Other Expense (Noninterest Expense)

Total other expense (noninterest expense) was $58.3 million for the year ended December 31, 2008, compared to $54.0 million for the year ended December 31, 2007. Included in this increase was $3.6 million, due to increased costs associated with OREO. The remaining $0.7 million of this increase is attributable to increased FDIC insurance premiums.

The following table presents for the periods indicated the major categories of noninterest expense and the changes in 2008 compared to 2007:

	For the Years Ended December 31,
	2008	2007	Change
	(In thousands)
Salaries	$25,461	$25,351	$110
Employee benefits	5,229	5,356	(127)
Net occupancy	3,923	4,367	(444)
Furniture and equipment	4,070	4,005	65
Communications	1,251	1,272	(21)
Data processing	1,629	1,736	(107)
Advertising	997	820	177
Professional fees	2,417	1,712	705
Intangible amortization	890	1,328	(438)
Loss on sale of assets/OREO	3,413	180	3,233
Other	9,015	7,915	1,100

Total other expense	$58,295	$54,042	$4,253

The 10.2% decrease in net occupancy expense for the year ended December 31, 2008 is mostly due to a decrease in premises rental expense and depreciation. Advertising expenses increased by 21.6% for the year ended December 31, 2008 because of a general brand advertising campaign implemented during the year. Professional fees increased by 41.2% for the year ended December 31, 2008, due to increased legal fees associated with OREO, attorney consultations regarding our participation in the CPP. See Note X (Subsequent Events) of the notes to consolidated financial statements (audited) for additional information about the CPP and the outsourcing of a portion of our credit review function. Other noninterest expenses increased by 13.9% for the year ended December 31, 2008, due primarily to increases in FDIC insurance premiums and expenses related to OREO. Before 2008, we paid the majority of our FDIC insurance premiums using credits with the FDIC; however, these credits were depleted in early 2008. Our FDIC insurance premiums expense totaled $923,000 for the year ended December 31, 2008, compared to $248,000 for the year ended December 31, 2007. Due to the increased number of foreclosed properties, we incurred increased legal fees, appraisal fees and other maintenance and holding expenses, as well as losses on sales of OREO. These expenses totaled approximately

$4.1 million for the year ended December 31, 2008, compared to $463,000 for the year ended December 31, 2007. The most significant component of this increase was a $2.7 million writedown representing a decline in market value of OREO property that we held and had not yet sold as of December 31, 2008. This writedown is reflected in the “loss on sale of assets/OREO” category of noninterest expense. Changes in the other expense categories were not individually material.

The following table presents for the periods indicated the major categories of noninterest expense and the changes in 2007 compared to 2006:

	For the Years Ended December 31,
	2007	2006	Change
	(In thousands)
Salaries	$25,351	$23,010	$2,341
Employee benefits	5,356	5,756	(400)
Net occupancy	4,367	3,314	1,053
Furniture and equipment	4,005	3,501	504
Communications	1,272	1,128	144
Data processing	1,736	1,676	60
Advertising	820	969	(149)
Professional fees	1,712	1,476	236
Intangible amortization	1,328	1,144	184
Other	8,095	7,708	387

Total other expense	$54,042	$49,682	$4,360

The 10.2% increase in salaries for the year ended December 31, 2007 was attributable to a full year of salaries related to our branches in Florida and Georgia acquired in 2006 through the acquisitions of SunCoast and Seasons Bancshares, Inc. (“Seasons”), respectively, a full year of salaries related to branches opened in Memphis and Brentwood, Tennessee in 2006, and salaries related to new branches in Hoover, Alabama and Franklin, Tennessee opened in 2007. For the year ended December 31, 2007, salaries related to our Florida and Georgia branches increased by $1.7 million, salaries related to the new branches in Memphis and Brentwood increased by $275,000, and salaries expense for the new branches in Hoover and Franklin totaled $286,000. Exclusive of these items, our overall salaries expense remained virtually flat, as normal raises were offset by increased staffing efficiencies. However, employee benefits expense decreased by 6.9% for the year ended December 31, 2007, due primarily to pension costs associated with certain retirements in 2006.

The 31.8% increase in net occupancy expense and the 14.4% increase in furniture and equipment expense for the year ended December 31, 2007 were mostly due to increased depreciation, facility rental, and equipment rental expenses associated with the opening of new branches. These branches accounted for $1.4 million of the $1.6 million increase in expense in these two categories for the year ended December 31, 2007, compared to the year ended December 31, 2006. Changes in the other expense categories were not considered individually material.

The tax benefit for the year ended December 31, 2008 reflects the addition of tax free income of approximately $4.5 million to our pre-tax operating loss of $8.4 million, to reflect a tax loss of approximately $12.9 million. The tax benefit of $5.0 million reflects a rate of 38.8% for the year ended December 31, 2008, which is approximately the statutory rate.

Changes in our income tax expense for the year ended December 31, 2007, compared to the year ended December 31, 2006 have generally paralleled changes in pre-tax income. Our effective tax rate was 22.2% for the year ended December 31, 2007, compared to 26.0% for the year ended December 31, 2006. These changes resulted primarily from the mix of income from tax-exempt investments and the percentage relationship of tax-exempt income to total pre-tax income. The alternative minimum tax provision, the market supply of acceptable municipal securities, the level of tax-exempt yields and our normal liquidity and balance sheet structure requirements limit our ability to reduce income tax expense by acquiring additional tax-free investments.

Financial Condition as of March 31, 2009 and 2008

Summary

Total assets were $2.075 billion as of March 31, 2009, compared to $1.979 billion as of December 31, 2008, an increase of $95.7 million, or 4.8%. Our loan portfolio balance was $1.293 billion as of March 31, 2009, compared to $1.328 billion as of December 31, 2008, a decrease of $35.3 million, or 2.7%. Our investment portfolio balance was $600.6 million as of March 31, 2009, compared to $436.4 million as of December 31, 2008, an increase of $164.2 million, or 37.6%. Total deposits were $1.602 billion as of March 31, 2009, compared to $1.461 billion as of December 31, 2008. Shareholders’ equity was $146.1 million as of March 31, 2009, compared to $185.6 million as of December 31, 2008, a decrease of $39.5 million, or 21.3%.

Loan Portfolio

Historically, our lending focus has been distributed among commercial real estate, commercial and industrial loans, 1-4 family mortgages and consumer loans. Total commercial, financial and agricultural loans, which consist primarily of short-term loans for working capital purposes, inventories, seasonal loans, lines of credit and equipment loans, accounted for 15.9% of our loan portfolio as of March 31, 2009, compared to 16.5% as of December 31, 2008. Total real estate loans, which are secured by commercial real estate, one-to-four family residential properties and multi-family dwelling units, accounted for 75.1% of our loan portfolio as of March 31, 2009, compared to 76.0% as of December 31, 2008. Total consumer loans, which consist of home improvement, mobile home, automobile and unsecured personal loans, made up 2.4% of our loan portfolio as of March 31, 2009, compared to 2.3% as of December 31, 2008.

Total loans were $1.293 billion as of March 31, 2009, a decrease of $35.3 million, or 2.7%, compared to total loans of $1.328 billion as of December 31, 2008. The majority of the decline in loans occurred in commercial real estate loans and construction and development loans due primarily to payoffs and workouts.

The following tables summarize our loan portfolio by type of loan and type of customer as of the dates indicated:

	As of March 31,
	2009		2008
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial:
Commercial	$205,262	15.9%	$232,951	17.1%
Commercial real estate	657,774	50.9	597,140	43.8
Real estate construction	156,525	12.1	275,049	20.2

Total commercial	1,019,561	78.9	1,105,140	81.1
Consumer:
Residential real estate	88,368	6.8	105,012	7.7
Home equity lines	68,815	5.3	58,552	4.3
Other consumer loans	31,542	2.4	34,121	2.5

Total consumer	188,725	14.5	197,685	14.5
Other	84,733	6.6	60,975	4.4

Total loans	$1,293,019	100.0%	$1,363,800	100.0%

The contractual maturity ranges of our loan portfolio and the amount of such loans with fixed and variable interest rates in each maturity range classified by borrower type as of March 31, 2009, are summarized in the following table:

	One Year or Less	After One Through Five Years	After Five Years	Total
	(In thousands)
Commercial:
Commercial	$82,688	$116,130	$6,444	$205,262
Commercial real estate	205,286	339,699	112,789	657,774
Real estate construction	123,764	20,808	11,953	156,525

Total commercial	411,738	476,637	131,186	1,019,561
Consumer:
Residential real estate	9,223	23,951	55,194	88,368
Home equity lines	520	12,659	55,636	68,815
Other consumer loans	5,205	12,512	13,825	31,542

Total consumer	14,948	49,122	124,655	188,725
Other	69,012	15,301	420	84,733

Total loans	$495,698	$541,060	$256,261	$1,293,019

Loans with a fixed interest rate	$178,451	$194,782	$92,254	$465,487
Loans with a variable interest rate	317,247	346,278	164,007	827,532

Total loans	$495,698	$541,060	$256,261	$1,293,019

As of March 31, 2009, our loan portfolio was composed of approximately 37% fixed interest rate loans and 63% of variable interest rate loans. Scheduled contractual principal repayments do not reflect the actual maturities of loans. The average maturity of our loans is substantially less than their average contractual term because of prepayments. The average life of mortgage loans tends to increase when the current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loans rates are substantially lower than rates on existing mortgages due primarily to refinancings of adjustable rate and fixed rate loans at lower rates.

Delinquent and Nonperforming Assets

We have several procedures that are designed to maintain the overall quality of our loan portfolio. We have established underwriting guidelines followed by our management and delinquency levels are monitored by our executive committee and reviewed by the board of directors for any negative or adverse trends. There can be no assurance, however, that our loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

Trends in delinquency ratios represent an indicator, among other considerations, of credit risk within the loan portfolio. Nonperforming loans include nonaccrual loans, loans past due 90 days or more, and loans renegotiated or restructured because of a debtor’s financial difficulties. Loans 90 days past due and still accruing interest totaled $5.8 million as of March 31, 2009, compared to $3.5 million as of December 31, 2008. The ratio of 90 days delinquent loans to total loans was 0.45% as of March 31, 2009, compared to 0.26% as of December 31, 2008.

We generally place loans on nonaccrual status if any of the following events occur:

•	the classification of a loan as nonaccrual internally or by regulatory examiners;

•	delinquency on principal for 90 days or more unless management is in the process of collection;

•	a balance remains after repossession of collateral;

•	notification of bankruptcy; or

•	management judges that nonaccrual status is appropriate.

Cash payments received while a loan is classified as nonaccrual are recorded as a reduction of principal as long as doubt exists as to collection. We are sometimes required to revise the interest rate or repayment terms in a troubled debt restructuring.

We obtain appraisals on loans secured by real estate with principal amounts in excess of $250,000 and may update those appraisals for loans categorized as nonperforming loans and potential problem loans. In instances where updated appraisals reflect reduced collateral values, we evaluate the borrower’s overall financial condition to determine the need, if any, for possible writedowns or appropriate additions to the allowance for loan losses. We record real estate acquired through foreclosure at fair value at the time of acquisition, less estimated costs to sell the property.

The following table presents information regarding nonperforming assets as of the dates indicated:

	As of March 31, 2009	As of December 31, 2008
	(Dollars in thousands)
Nonaccrual loans	$33,051	$23,761
Accruing loans past due 90 days or more	5,774	3,467
Restructured loans	5,325	4,397

Total nonperforming loans	44,150	31,625
Other real estate	19,208	18,691

Total nonperforming assets	$63,358	$50,316

Nonperforming assets to total loans and other real estate	4.83%	3.74%

Nonperforming assets were $63.4 million as of March 31, 2009, compared to $50.3 million as of December 31, 2008. Our ratio of nonperforming assets to total loans and other real estate was 4.83% as of March 31, 2009, compared to 3.74% as of December 31, 2008. The increase in nonperforming assets in the first quarter of 2009 was due primarily to the continued decline in the economy, resulting in continued deterioration in the construction and development sector of our loan portfolio.

As of March 31, 2009, other real estate was comprised primarily of residential real estate developments in various stages of completion.

We follow a loan review program designed to evaluate the credit risk in our loan portfolio. Through this loan review process, we maintain an internally classified watch list which helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. Loans included on the watch list that are not otherwise classified show warning elements where the present status portrays one or more deficiencies that require attention in the short term or where pertinent ratios of the loan account have weakened to a point where more frequent monitoring is warranted. These loans do not have all of the characteristics of a classified loan (substandard or doubtful) but do show weakened elements compared to those of a satisfactory credit.

In establishing the appropriate classification for specific assets, we consider, among other factors, the estimated value of the underlying collateral, the borrower’s ability to repay, the borrower’s repayment history and the current delinquent status. As a result of this process, loans are classified as substandard, doubtful or loss.

Loans classified as “substandard” are those loans with clear and defined weaknesses such as a highly leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition which may jeopardize the repayment of the debt as contractually agreed. They are characterized by the distinct possibility that we will sustain some losses if the deficiencies are not corrected. Loans classified as “doubtful” are those loans which have characteristics similar to substandard loans but with an increased risk that collection or liquidation in full is highly questionable and improbable. Loans classified as “loss” are those loans that are in the process of being charged off. Once a loan is deemed uncollectible as contractually agreed, the loan is charged off either partially or in-full against the allowance for loan losses.

As of March 31, 2009, we had $92.3 million of loans classified as substandard, $26.2 million classified as doubtful and $48,000 classified as loss. As of March 31, 2009, our allowance for loan losses included $21.5 million specifically allocated to individual loans in these categories.

Allowance for Loan Losses

The allowance for loan losses was $39.1 million as of March 31, 2009, compared to $20.7 million as of December 31, 2008. This increase reflects further deterioration in our loan portfolio, due primarily to the lack of demand for residential housing, and the subsequent increase in net charge-offs.

The following table summarizes the activity in our allowance for loan losses as of and for the periods indicated:

	As of March 31, 2009	As of December 31, 2008
	(Dollars in thousands)
Average loans outstanding	$1,313,742	$1,350,869

Total loans outstanding at end of period	$1,293,019	$1,328,329

Allowance for loan losses at beginning of period	$20,730	$14,926
Charge-offs:
Commercial, financial and agricultural	(581)	(1,582)
Real estate	(13,945)	(21,000)
Installment loans and other	(160)	(1,339)

Total charge-offs	(14,686)	(23,921)

Recoveries:
Commercial, financial and agricultural	37	379
Real estate	117	322
Installment loans and other	99	425

Total recoveries	253	1,126

Net charge-offs	(14,433)	(22,795)

Provision for loan losses	32,761	28,599

Allowance for loan losses at end of period	$39,058	$20,730

Ratio of net charge-offs to average loans outstanding	1.10%	1.69%
Ratio of allowance for loan losses to period end loans	3.02%	1.56%
Ratio of allowance for loan losses to nonperforming loans	88.47%	65.55%

Allocated Allowance for Loan Losses. We use a risk rating and specific reserve methodology in the calculation and allocation of our allowance for loan losses. The following tables describe the allocation of the allowance for loan losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

	As of March 31, 2009		As of December 31, 2008
	Loan Balance	Allowance for Loan Losses	Loan Balance	Allowance for Loan Losses
Allocated component:
Impaired loans	$74,038	$21,504	$59,664	$10,075
Graded loans	122,221	5,498	86,376	1,876
Homogeneous pools	141,107	739	141,318	584
Other loans	955,653	7,317	1,040,971	4,195
Unallocated component	—	4,000	—	4,000

Totals	$1,293,019	$39,058	$1,328,329	$20,730

Management believes that the allowance for loan losses as of March 31, 2009 is adequate to cover losses inherent in the portfolio as of such date. There can be no assurance, however, that we will not sustain losses in future periods, which could be substantial in relation to the size of the allowance for loan losses as of March 31, 2009.

Investment Portfolio

The investment portfolio serves as a source of liquidity and earnings and is used to manage interest rate risk and to ensure collateral is available for pledging requirements. Our investment portfolio primarily consists of agency mortgage-backed securities, pooled government guaranteed SBA loans and taxable and non-taxable municipal securities. Securities within the portfolio are classified as held-to-maturity or available-for-sale. As of March 31, 2009, we had no securities classified as trading. Fair values of securities are based on quoted market prices where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable securities.

Securities available-for-sale are carried at fair value with unrealized holding gains and losses reported as a separate component of shareholders’ equity called accumulated other comprehensive income. Securities that are held as available-for-sale are used as a part of our asset/liability management strategy. Securities may be sold in response to interest rate changes, changes in prepayment risk or changes to underlying bank funding. Available-for-sale securities were $565.6 million as of March 31, 2009, compared to $398.7 million as of December 31, 2008. As of March 31, 2009, $246.7 million, or 43.6%, of the available-for-sale securities were invested in mortgage-backed securities, compared to $220.5 million, or 55.3%, as of December 31, 2008. The remainder of the available-for-sale portfolio was invested primarily in government securities.

Securities held-to-maturity are carried at amortized historical cost. Securities that we have the intent and ability to hold until maturity or on a long-term basis are classified as held-to-maturity. Held-to-maturity securities were $18.6 million as of March 31, 2009, compared to $21.4 million as of December 31, 2008. All of the securities in the held-to-maturity category were issued by state and municipal subdivisions.

The following tables summarize the amortized cost of securities classified as available-for-sale and held-to-maturity and their approximate fair values as of the dates shown:

	As of March 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Available-for-sale:
Mortgage-backed securities	$237,956	$8,715	$15	$246,656
Other securities	317,805	2,944	1,765	318,984

Total	$555,761	$11,659	$1,780	$565,640

Held-to-maturity:
Mortgage-backed securities	$—	$—	$—	$—
Other securities	18,556	769	—	19,325

Total	$18,556	$769	$—	$19,325

	As of December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Available-for-sale:
Mortgage-backed securities	$213,736	$6,736	$17	$220,455
Other securities	177,528	2,168	1,449	178,247

Total	$391,264	$8,984	$1,466	$398,702

Held-to-maturity:
Mortgage-backed securities	$—	$—	$—	$—
Other securities	21,358	757	—	22,115

Total	$21,358	$757	$—	$22,115

Some of our investment securities are valued at less than their historical cost. We believe these declines resulted primarily from increases in market interest rates. Because the declines in market value are due to changes in interest rates and not credit quality, and because we have the ability and intent to hold these securities until a recovery in fair value, management believes the declines in fair value for these securities are temporary. Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net earnings in the period the other than temporary impairment is identified.

As of March 31, 2009, we had net unrealized gains of $10.6 million in the investment portfolio compared to net unrealized gains of $8.2 million as of December 31, 2008. The $2.4 million increase in net unrealized gains is primarily attributable to changes in market interest rates from December 31, 2008 to March 31, 2009.

Mortgage-backed securities (MBSs) are securities that have been developed by pooling a number of real estate mortgages and are principally issued by “quasi-federal” agencies such as Fannie Mae and Freddie Mac. These securities are deemed to have high credit ratings, and the minimum monthly cash flows of principal and interest are guaranteed by the issuing agencies.

Although investors generally assume that the federal government will support these agencies, it is under no obligation to do so. Other MBSs are issued by Ginnie Mae, which is a federal agency, and are guaranteed by the U.S. government.

Unlike U.S. government securities, which have a lump sum payment at maturity, MBSs provide cash flows from regular principal and interest payments and principal prepayments throughout the lives of the securities. MBSs that are purchased at a premium will generally suffer decreasing net yields as interest rates drop because homeowners tend to refinance their mortgages. Thus, the premium paid must be amortized over a shorter period. Conversely, MBSs purchased at a discount will obtain higher net yields in a decreasing interest rate environment. As interest rates rise, the opposite will generally be true. During a period of increasing interest rates, fixed rate MBSs do not tend to experience heavy prepayments of principal, and consequently the average life of this security will be lengthened. If interest rates begin to fall, prepayments will increase, thereby shortening the estimated lives of these securities.

The following table summarizes the contractual maturities of investment securities on an amortized cost basis and their weighted average yields as of March 31, 2009. This table shows the contractual maturities of the related investment securities and not the estimated average lives of the securities. The contractual maturity of an MBS is the date at which the last underlying mortgage matures. In the case of a 15-year pool of loans or a 30-year pool of loans, the maturity date of the security will be the date the last payment is due on the underlying mortgages.

	As of March 31, 2009
	Due in One Year or Less		Due After One Year through Five Years		Due After Five Years through Ten Years		Due After Ten Years		Total (Avg.)
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Available-for-sale:
Mortgage-backed securities	$3	8.38%	$9,834	3.38%	$27,313	4.64%	$209,506	5.12%	$246,656	5.00%
Other securities	154,871	0.21	49,918	4.56	35,070	4.86	78,321	4.41	318,180	2.44

Total	154,874	0.21	59,752	4.36	62,383	4.76	287,827	4.93	564,836	3.56

Held-to-maturity:
Mortgage-backed securities	—	—	—	—	—	—	—	—	—	—
Other securities	145	9.73	—	—	1,933	9.24	16,478	9.03	18,556	9.06

Total	145	9.73	—	—	1,933	9.24	16,478	9.03	18,556	9.06

Equity and other securities	—	—	262	7.13	—	—	16,925	2.28	17,187	2.35

Total securities	$155,019	0.22%	$60,014	4.38%	$64,316	4.89%	$321,230	5.00%	$600,579	3.69%

Contractual maturity of an MBS is not a reliable indicator of its expected life because borrowers have the right to prepay their obligations at any time. A third party analysis of our mortgage-backed securities as of March 31, 2009 showed the estimated average lives for fixed MBSs to be 2.8 years. The average life of the total investment portfolio is 2.1 years as of March 31, 2009.

Goodwill and Other Intangibles

The change in our carrying amount of goodwill and other intangible assets as of March 31, 2009 and as of December 31, 2008 was as follows:

	As of March 31, 2009	As of December 31, 2008
	(In thousands)
Balance, beginning	$68,849	$69,738
Intangible asset amortization	(182)	(889)
Goodwill impairment charge	(66,846)	—

Balance, ending	$1,821	$68,849

The change resulted from the decline in the market value of our stock and the decline in prices paid in comparable acquisition transactions.

Deposits

Deposits are our primary source of funds and we rely on our banking centers and branches to attract and retain those deposits. We offer a variety of products, which consist of noninterest-bearing and interest checking accounts, money market and savings accounts and certificates of deposit. Deposits are gathered from individuals, partnerships and corporations in our market areas. From time to time, we also purchase brokered deposits. Our deposits averaged $1.521 billion for the first quarter of 2009, compared to $1.416 billion for the year ended December 31, 2008.

As of March 31, 2009, core deposits (which consist of all deposits other than brokered deposits, 50% of time deposits $100,000 and greater and 50% of public funds) were $1.194 billion, or 74.5%, of total deposits, while non-core deposits, including brokered deposits, made up 25.5% of total deposits. Total deposits increased to $1.602 billion as of March 31, 2009, compared to $1.461 billion as of the year ended December 31, 2008, an increase of $140.9 million, or 9.6%. The increase resulted from a $148.3 million, or 11.6%, increase in interest-bearing deposits, primarily time deposits, partially offset by a $7.4 million, or 4.1%, decrease in noninterest-bearing deposits.

The interest rates we pay are based on the competitive environments in each of our markets. We manage our interest expense through weekly deposit pricing reviews that compare our deposit rates with the competition and wholesale alternatives. The rising cost of our deposits over the past few years reflects the impact of the increase in the Federal Funds rate from 2006 through 2008. In addition, we have at times offered special products or attractive rates so that our deposits will keep up with our loan growth. The average cost of deposits, including noninterest-bearing deposits, for the first quarter of 2009 was 1.88%, compared to 2.52% for the year ended December 31, 2008.

The following table presents the daily average balances and rates paid on deposits for the periods indicated:

	For the quarter ended March 31, 2009		For the year ended December 31, 2008
	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Noninterest-bearing deposits	$180,260	—%	$177,670	—%
Interest-bearing demand (1)	554,406	1.15	526,918	1.80
Savings	41,440	0.44	40,261	0.58
Time deposits less than $100,000	274,509	2.99	287,987	3.76

Core deposits	1,050,615	1.41	1,032,836	1.99

Time deposits $100,000 and greater	320,910	2.70	287,621	3.79
Brokered deposits	149,356	3.48	95,369	4.41

Total deposits	$1,520,881	1.88%	$1,415,826	2.52%

(1)	Includes money market accounts.

The following table provides the amount of our time deposits as of March 31, 2009 that are $100,000 and greater by time remaining until maturity:

Three months or less	$116,853
Over three months through six months	106,197
Over six months through one year	161,522
Over one year	121,863

Total	$506,435

While a majority of the time deposits in amounts of $100,000 and greater will mature within one year, we expect that a significant portion of these deposits will be renewed, given that the rates we offer on time deposits are competitive in the market. If a significant portion of the time deposits were not renewed, it would have an adverse effect on our liquidity. We monitor maturities and have other available funding sources such as FHLB advances to mitigate this effect.

Borrowings, Repurchase Agreements and Junior Subordinated Debentures

We use borrowings to supplement deposits in funding our lending and investing activities. These borrowings are typically FHLB advances, which have terms ranging from overnight to several years. All FHLB borrowings are collateralized by investment securities or first mortgage loans. Additionally, we borrow from other financial institutions using investment securities as collateral and have issued junior subordinated debentures to a subsidiary trust.

Our borrowings and repurchase agreements were $281.2 million as of March 31, 2009. The outstanding balance as of March 31, 2009 includes no short-term FHLB advances, $190.0 million in long-term FHLB advances, $50.0 million in repurchase agreements with brokerage firms and $41.2 million in repurchase agreements with clients and treasury tax and loan note payable.

We decreased our borrowing and repurchase agreements $6.2 million, or 2.2%, to $281.2 million as of March 31, 2009 from $287.5 million as of December 31, 2008. The decrease was primarily a result of rising deposits, which provided us with a less expensive and more stable funding source, than borrowings and repurchase agreements.

The following table summarizes our outstanding borrowings and repurchase agreements of the dates indicated:

	As of March 31, 2009	As of December 31, 2008
	(Dollars in thousands)
Ending balance	$281,228	$287,465
Average balance for the period	286,327	339,430
Maximum month-end balance during the period	284,664	389,309
Average interest rate for the period	2.60%	2.85%
Weighted average interest rate at the end of the period	2.66%	2.51%

In addition to the borrowings and repurchase agreements discussed above, as of March 31, 2009, we had one issue of junior subordinated debentures outstanding totaling $30.9 million.

In addition to the borrowings and repurchase agreements discussed above, on December 20, 2003, the Corporation issued $30.9 million of floating rate junior subordinated deferrable interest debentures to the Trust. The debentures are the sole asset of the Trust. The net proceeds received by the Corporation from the issuance of the debentures were used for our acquisition of Enterprise Bancshares, Inc. The Trust issued $30.0 million of TPSs to investors. The Corporation’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Corporation of the Trust’s obligations under the TPSs. The TPSs are redeemable at the Corporation’s option on or after December 30, 2008, on any interest payment date. The TPSs must be redeemed upon maturity of the debentures in 2033. Interest on the debentures and TPSs is the three month London Interbank Offer Rate (“LIBOR”) plus 2.85% and is payable quarterly.

The Trust is a statutory business trust organized for the sole purpose of issuing trust securities and investing the proceeds in our junior subordinated debentures. The TPSs represent preferred beneficial interests in the assets of the Trust and are subject to mandatory redemption upon payment of the junior subordinated debentures held by the Trust. We own the common securities of the Trust. The Trust’s ability to pay amounts due on the TPSs depend solely on our making payment on the related junior subordinated debentures. The debentures, which are the only assets of the Trust, are subordinate and junior in right of payment to all of our present and future senior indebtedness. We have fully and unconditionally guaranteed the Trust’s obligations under the Trust securities to the extent not paid or made by the Trust, provided that the Trust has funds available for those obligations.

Under the provisions of the issue of the junior subordinated debentures, we have the right to defer payment of interest on the debentures at any time, or from time to time, for periods not exceeding five years. If interest payments on the junior subordinated debentures are deferred, the distributions on the TPSs will also be deferred. However, the interest due would continue to accrue during any such interest payment deferral period.

The TPSs issued by the Trust are currently included in our Tier 1 capital for regulatory purposes. On March 1, 2005, the Federal Reserve adopted final rules that continued to allow trust preferred securities to be included in Tier 1 capital, but subject to stricter quantitative and qualitative limits that took effect on March 31, 2009. Prior to March 31, 2009, trust preferred securities and qualifying perpetual preferred stock were limited in the aggregate to no more than 25% of a bank holding company’s core capital elements. The new rule amends the existing limit by providing that the aggregate amount of restricted core capital elements (including trust preferred securities and qualifying perpetual preferred stock) that may be included in Tier 1 capital may not exceed 25% of the sum of all core capital elements, including restricted core capital elements, net of goodwill less any associated deferred tax liability. Because the 25% limit was previously calculated without deducting goodwill, the final rule reduced the amount of TPSs that we can include in Tier 1 capital. The rules that became effective on March 31, 2009 did not affect the amount of TPSs that we may include in our Tier 1 capital.

The Trust issuing the TPSs holds junior subordinated debentures we issued with a 30-year maturity. The final rules provide that in the last five years before the junior subordinated debentures mature, the associated TPSs will be excluded from Tier 1 capital and included in Tier 2 capital, subject (together with subordinated debt and certain other investments) to an aggregate limit of 50% of Tier 1 capital. In addition, under the proposal, the TPSs during this five-year period would be amortized out of Tier 2 capital by one-fifth each year and excluded from Tier 2 capital completely during the year prior to maturity of the debentures.

Shareholders’ Equity

Shareholders’ equity was $146.1 million as of March 31, 2009, compared to $185.6 million as of December 31, 2008. Our ratio of average shareholders’ equity to average assets decreased to 8.2% as of March 31, 2009, compared to 9.6% as of December 31, 2008. On January 9, 2009, we sold $44 million of non-voting Series A preferred stock to the U.S. Treasury under the CPP. During the first quarter of 2009, we reported a net loss applicable to common shareholders of $84.5 million. Included in this amount are the payment of $220,000 in preferred dividends and $102,000 of discount accretion related to the Series A preferred stock. Also, we declared common dividends to our shareholders of $595,000. Finally, an increase in the market value of our available-for-sale investment securities caused our accumulated other comprehensive income to increase from $237,000 at December 31, 2008, to $1.7 million at March 31, 2009.

Financial Condition as of December 31, 2008, 2007 and 2006

Summary

Total assets were $1.979 billion as of December 31, 2008, compared to $1.984 billion as of December 31, 2007, a decrease of $4.9 million, or 0.2%. Our loan portfolio was $1.328 billion as of December 31, 2008, compared to $1.338 billion as of December 31, 2007, a decrease of $9.5 million, or 0.7%. Our investment portfolio was $436.4 million as of December 31, 2008, compared to $443.1 million as of December 31, 2007, a decrease of $6.7 million, or 1.5%. Total deposits were $1.461 billion as of December 31, 2008, compared to $1.426 billion as of December 31, 2007. Shareholders’ equity was $185.6 million as of December 31, 2008, compared to $194.4 million as of December 31, 2007, a decrease of $8.8 million, or 4.5%.

Total assets were $1.984 billion as of December 31, 2007, compared to $1.900 billion as of December 31, 2006, an increase of $84.2 million, or 4.4%. Our loan portfolio was $1.338 billion as of December 31, 2007, compared to $1.223 billion as of December 31, 2006, an increase of $114.9 million. Our investment portfolio was $443.1 million as of December 31, 2007, compared to $448.6 million as of December 31, 2006, a decrease of $5.5 million, or 1.2%. Total deposits were $1.426 billion as of December 31, 2007, compared to $1.461 billion as of December 31, 2006. Shareholders’ equity was $194.4 million as of December 31, 2007, compared to $191.3 million as of December 31, 2006, an increase of $3.1 million, or 1.6%.

Loan Portfolio

Total commercial, financial and agricultural loans accounted for 17% of our portfolio as of December 31, 2008. Total real estate loans accounted for 76% of our loan portfolio as of December 31, 2008. Total consumer loans made up 15% of our loan portfolio as of December 31, 2008.

Total loans were $1.328 billion as of December 31, 2008, a decrease of $10.0 million, or 0.7%, compared to loans of $1.338 billion as of December 31, 2007. The majority of the loan decline occurred in real estate construction loans due primarily to the moratorium imposed on this type of lending during 2008.

Total loans increased $114.9 million, or 9.4%, to $1.338 billion as of December 31, 2007, compared to $1.223 billion as of December 31, 2006. As of December 31, 2008, 2007, and 2006, loans comprised 67.1%, 67.4% and 64.4%, respectively, of total assets.

The following table summarizes our loan portfolio by type of loan as of the dates indicated:

	As of December 31,
	2008		2007		2006		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial:
Commercial	$219,236	16.5%	$233,055	17.4%	$232,338	19.0%	$192,966	22.4%	$154,581	18.7%
Commercial real estate	670,595	50.5	573,387	42.9	515,029	42.1	343,320	39.9	321,261	38.9
Real estate construction	179,381	13.5	281,391	21.0	211,220	17.3	95,005	11.0	86,351	10.5

Total commercial	1,069,212	80.5	1,087,833	81.3	958,587	78.4	631,291	73.4	562,193	68.1
Consumer:
Residential real estate	92,055	6.9	108,378	8.1	130,019	10.6	113,850	13.2	139,630	16.9
Home equity lines	67,708	5.1	57,446	4.3	58,230	4.8	49,148	5.7	44,379	5.4
Other consumer loans	30,921	2.3	34,702	2.6	36,325	3.0	37,209	4.3	53,213	6.4

Total consumer	190,684	14.4	200,526	15.0	224,574	18.4	200,207	23.3	237,222	28.7
Other	68,433	5.2	49,488	3.7	39,785	3.3	29,146	3.4	25,849	3.1

Total loans	$1,328,329	100.0%	$1,337,847	100.0%	$1,222,946	100.0%	$860,644	100.0%	$825,264	100.0%

The contractual maturity ranges of our loan portfolio and the amount of such loans with fixed and variable interest rates in each maturity range as of dates indicated, are summarized in the following table:

	As of December 31, 2008
	One Year or Less	After One Through Five Years	After Five Years	Total
	(In thousands)
Commercial:
Commercial	$84,255	$125,728	$9,253	$219,236
Commercial real estate	225,606	329,408	115,581	670,595
Real estate construction	132,616	25,611	21,154	179,381

Total commercial	442,477	480,747	145,988	1,069,212
Commercial:
Residential real estate	10,694	24,129	57,232	92,055
Home equity lines	957	11,694	55,057	67,708
Other consumer loans	4,961	13,801	12,159	30,921

Total consumer	16,612	49,624	124,448	190,684
Other	64,690	2,476	1,267	68,433

Total loans	$523,779	$532,847	$271,703	$1,328,329

Loans with a fixed interest rate	$188,560	$191,825	$97,813	$478,198
Loans with a variable interest rate	335,219	341,022	173,890	850,131

Total loans	$523,779	$532,847	$271,703	$1,328,329

As of December 31, 2008, our loan portfolio was composed of approximately 63.0% fixed rate loans and 37.0% variable rate loans. Scheduled contractual principal repayments do not reflect the actual maturities of loans. The average maturity of our loans is substantially less than their average contractual term because of prepayments. The average life of mortgage loans tends to increase when the current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loans rates are substantially lower than rates on existing mortgages due primarily to refinancings of adjustable rate and fixed rate loans at lower rates.

Delinquent and Nonperforming Assets

Nonaccrual loans totaled $23.8 million as of December 31, 2008, compared to $3.5 million as of December 31, 2007, and $1.4 million as of December 31, 2006. Loans 90 days past due and still accruing interest totaled $3.5 million as of December 31, 2008, compared to $5.5 million as of December 31, 2007, and $1.1 million as of December 31, 2006. The ratio of 90 days delinquent loans to total loans was 0.26% as of December 31, 2008, compared to 0.41% as of December 31, 2007 and 0.09% as of December 31, 2006.

The following table presents information regarding nonperforming assets as of the dates indicated:

	As of December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands)
Nonaccrual loans	$23,761	$3,460	$1,435	$498	$1,918
Accruing loans past due 90 days or more	3,467	5,493	1,146	2,043	1,094
Restructured loans	4,397	180	151	73	1,502

Total nonperforming loans	31,625	9,133	2,732	2,614	4,514
Other real estate	18,691	10,678	4,561	5,131	4,463

Total nonperforming assets	$50,316	$19,811	$7,293	$7,745	$8,977

Nonperforming assets to total loans and other real estate	3.74%	1.47%	0.59%	0.89%	1.08%

Nonperforming assets were $50.3 million, $19.8 million and $7.3 million as of December 31, 2008, 2007 and 2006, respectively. Our ratio of nonperforming assets to total loans and other real estate was 3.74%, 1.47% and 0.59% as of December 31, 2008, 2007 and 2006, respectively. The increase in nonperforming assets in 2008 was due primarily to the decline in the economy resulting in continued deterioration in the residential, construction and development sector of our loan portfolio.

As of December 31, 2004 through December 31, 2008, other real estate was comprised primarily of residential real estate developments in various stages of completion.

As of December 31, 2008, we had $64.5 million of loans classified as substandard, $17.9 million classified as doubtful and $21,000 classified as loss. As of December 31, 2008, our allowance for loan losses included $10.1 million specifically allocated to individual loans in these categories.

Allowance for Loan Losses

The following table summarizes the activity in our allowance for loan losses as of and for the periods indicated:

	As of and for the Years Ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands)
Average loans outstanding	$1,350,870	$1,284,762	$973,466	$808,795	$756,110

Total loans outstanding at end of period	$1,328,329	$1,337,847	$1,222,946	$860,644	$828,563

Allowance for loan losses at beginning of period	$14,926	$12,236	$9,312	$10,914	$6,181
Allowance of acquired entity	—	—	3,116	—	4,547

Total allowances	14,926	12,236	12,428	10,914	10,728
Charge-offs:
Commercial, financial and agricultural	(1,582)	(2,547)	(749)	(1,320)	(732)
Real estate	(21,000)	(2,952)	(526)	(1,373)	(2,070)
Installment loans and other	(1,339)	(1,999)	(1,358)	(1,927)	(1,308)

Total charge-offs	(23,921)	(7,498)	(2,633)	(4,620)	(4,110)
Recoveries:
Commercial, financial and agricultural	379	408	259	52	133
Real estate	322	1,171	119	348	185
Installment loans and other	425	479	407	490	456

Total recoveries	1,126	2,058	785	890	774

Net charge-offs	(22,795)	(5,440)	(1,848)	(3,730)	(3,336)

Provision for loan losses	28,599	8,130	1,656	2,128	3,522

Allowance for loan losses at end of period	$20,730	$14,926	$12,236	$9,312	$10,914

Ratio of net charge-offs to average loans outstanding	1.69%	0.42%	0.19%	0.46%	0.44%
Ratio of allowance for loan losses to period end loans	1.56%	1.12%	1.00%	1.08%	1.32%
Ratio of allowance for loan losses to nonperforming loans	65.55%	163.43%	447.88%	356.24%	241.78%

Allocated Allowance for Loan Losses. The following table describes the allocation of the allowance for loan losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

	As of December 31,
	2008		2007		2006		2005		2004
	Loan Balance	Allowance for Loan Losses	Loan Balance	Allowance for Loan Losses	Loan Balance	Allowance for Loan Losses	Loan Balance	Allowance for Loan Losses	Loan Balance	Allowance for Loan Losses
	(In thousands)
Allocated component:
Impaired loans	$59,664	$10,075	$23,824	$4,396	$13,577	$2,113	$10,544	$1,293	$4,107	$2,237
Graded loans	86,376	1,876	24,728	852	32,682	972	19,978	812	44,820	3,805
Homogeneous pools	141,318	584	133,191	570	105,114	524	120,315	855	232,618	2,230
Other loans	1,040,971	4,195	1,156,104	4,246	1,071,573	6,107	709,807	4,768	547,018	1,905
Unallocated component	—	4,000	—	4,862	—	2,520	—	1,584	—	737

Total	$1,328,329	$20,730	$1,337,847	$14,926	$1,222,946	$12,236	$860,644	$9,312	$828,563	$10,914

We believe that the allowance for loan losses as of December 31, 2008 was adequate to cover losses inherent in the portfolio as of such date. There can be no assurance, however, that we will not sustain losses in future periods, which could be substantial in relation to the size of the allowance for loan losses as of December 31, 2008.

Investment Portfolio

As of December 31, 2008, we had no securities classified as trading. Fair values of securities are based on quoted market prices where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable securities.

Securities available-for-sale are carried at fair value with unrealized holding gains and losses reported as a separate component of shareholders’ equity called other comprehensive income. Securities that are held as available-for-sale are used as a part of our asset/liability management strategy. Securities may be sold in response to interest rate changes, changes in prepayment risk or changes to underlying bank funding. Our average investment portfolio balances were $436.8 million as of December 31, 2008, compared to $440.6 million as of December 31, 2007. Available-for-sale securities were $398.7 million as of December 31, 2008, compared to $403.8 million as of December 31, 2007 and $413.8 million as of December 31, 2006. As of December 31, 2008, $220.5 million, or 55.3%, of the available-for-sale securities were invested in mortgage-backed securities, compared to $137.8 million, or 34.1%, as of December 31, 2007. The remainder of the available-for-sale portfolio was invested primarily in government securities.

Securities held-to-maturity are carried at amortized historical cost. Securities that we have the intent and ability to hold until maturity or on a long-term basis are classified as held-to maturity. Held-to-maturity securities were $21.4 million as of December 31, 2008, compared to $22.8 million as of December 31, 2007 and $23.5 million as of December 31, 2006. All of the securities in the held-to-maturity category were state and municipal securities.

The following tables summarize the amortized cost of securities classified as available-for-sale and held-to-maturity and their approximate fair values as of the dates shown:

	As of December 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Available-for-sale:
Mortgage-backed securities	$213,736	$6,736	$17	$220,455
Other securities	177,528	2,168	1,449	178,247

Total	$391,264	$8,904	$1,466	$398,702

Held-to-maturity:
Mortgage-backed securities	$—	$—	$—	$—
Other securities	21,358	757	—	22,115

Total	$21,358	$757	$—	$22,115

	As of December 31, 2007				As of December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Available-for-sale:
Mortgage-backed securities	$137,221	$971	$412	$137,780	$254,390	$268	$6,466	$248,192
Other securities	265,128	1,338	450	266,016	166,556	271	1,207	165,620

Total	$402,349	$2,309	$862	$403,796	$420,946	$539	$7,673	$413,812

Held-to-maturity:
Mortgage-backed securities	$—	$—	$—	$—	$—	$—	$—	$—
Other securities	22,846	1,111	—	23,957	23,478	1,579	—	25,057

Total	$22,846	$1,111	$—	$23,957	$23,478	$1,579	$—	$25,057

Certain investment securities are valued at less than their historical cost. We believe these declines resulted primarily from increases in market interest rates. Because the declines in market value are due to changes in interest rates and not credit quality, and because we have the ability and intent to hold these securities until a recovery in fair value, management believes the declines in fair value for these securities are temporary. Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net earnings in the period the other-than-temporary impairment is identified.

As of December 31, 2008, we had net unrealized gains of $8.2 million in the investment portfolio compared to net unrealized gains of $2.6 million as of December 31, 2007. The $5.6 million increase in net unrealized gains is primarily attributable to changes in market interest rates from December 31, 2007 to December 31, 2008. As of December 31, 2007, we had net unrealized gains of $2.6 million compared to net unrealized losses of $5.6 million as of December 31, 2006. The $8.1 million increase in net unrealized gains was primarily due to rising interest rates.

The following table summarizes the contractual maturities of investment securities on an amortized cost basis and their yields as of December 31, 2008. This table shows the contractual maturities of the related investment securities and not the estimated average lives of the securities. The contractual maturity of an MBS is the date at which the last underlying mortgage matures. In the case of a 15-year pool of loans or a 30-year pool of loans, the maturity date of the security will be the date the last payment is due on the underlying mortgages.

	Due in One Year or Less		Due After One Year through Five Years		Due After Five Years through Ten Years		Due After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Available-for-sale:
Mortgage-backed securities	$4	8.32%	$44,794	4.41%	$21,201	4.88%	$194,456	5.30%	$220,455	5.24%
Other securities	4,864	4.81	69,296	4.40	60,865	4.99	41,908	5.31	176,933	4.83

Total	4,868	4.81	74,090	4.40	82,066	4.96	236,364	5.31	397,388	5.06
Held-to-maturity:
Mortgage-backed securities	—	—	—	—	—	—	—		—	—
Other securities	2,145	3.02	—	—	1,933	9.24	17,280	8.27	21,358	7.83

Total	2,145	3.02	—	—	1,933	9.24	17,280	8.27	21,358	7.83

Equity and other securities	501	5.73	248	8.61	—	—	16,934	3.96	17,683	4.07

Total securities	$7,514	4.36%	$74,338	4.42%	$83,999	5.06%	$270,578	5.41%	$436,429	5.16%

Contractual maturity of an MBS is not a reliable indicator of its expected life because borrowers have the right to prepay their obligations at any time. A third party analysis of our mortgage-backed securities as of December 31, 2008 shows the estimated average lives for fixed MBSs to be 2.6 years. The average life of the total investment portfolio is 2.3 years as of December 31, 2008.

Goodwill and Other Intangibles

The change in our carrying amount of goodwill and intangibles as of the years ended December 31, 2008 and 2007 is as follows:

	As of December 31,
	2008	2007
	(Dollars in thousands)
Balance, beginning	$69,738	$71,342
Intangible asset amortization	(889)	(1,327)
Goodwill adjustment relating to acquisition	—	(277)

Balance, ending	$68,849	$69,738

Deposits

Deposits were $1.461 billion as of December 31, 2008, compared to $1.426 billion as of December 31, 2007, an increase of $35.6 million, or 2.5%. Interest-bearing deposits increased to $1.280 billion as of December 31, 2008, compared to $1.254 billion as of December 31, 2007, an increase of $25.8 million, or 2.1%. Noninterest-bearing deposits increased to $181.2 million as of December 31, 2008, compared to $171.4 million as of December 31, 2007, an increase of $9.8 million, or 5.7%. Federal funds purchased and securities sold under agreements to repurchase decreased to $98.5 million as of December 31, 2008, compared to $107.1 million as of December 31, 2007, a decrease of $8.5 million, or 8.0%. Other borrowed funds (primarily FHLB advances) decreased to $188.9 million as of December 31, 2008, compared to $210.8 million as of December 31, 2007, a decrease of $21.8 million, or 10.4%, during 2008. Our deposits were $1.461 billion for the year ended December 31, 2008, $1.426 billion for 2007 and $1.227 billion for 2006.

As of December 31, 2008, core deposits (which consist of all deposits other than brokered deposits, 50% of time deposits $100,000 and greater and 50% of public funds) were $1.094 billion, or 74.8%, of total deposits, while non-core deposits, including brokered deposits, made up 25.2% of total deposits.

The interest rates we pay are based on the competitive environments in each of our markets. We manage our interest expense through weekly deposit pricing reviews that compare our deposit rates with the competition and wholesale alternatives. The rising cost of our deposits in 2007 and the decline in our cost of deposits in 2008 reflect the impact of the changes in the Federal Funds rate from 2006 through 2008. In addition, we have at times offered special products or attractive rates so that our deposits will keep up with our loan growth. The average cost of deposits, including noninterest-bearing deposits, for the year ended December 31, 2008 was 2.52% compared to 3.51% for the year ended December 31, 2007, and 2.93% for the year ended December 31, 2006.

As of December 31, 2007, core deposits (which consist of all deposits other than brokered deposits, 50% of time deposits $100,000 and greater and 50% of public funds) were $1.157 billion, or 81.1%, of total deposits while non-core deposits, including brokered deposits, made up 18.9% of total deposits.

The following table presents the daily average balances and weighted average rates paid on deposits for the periods indicated:

	Years Ended December 31,
	2008		2007		2006
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Noninterest-bearing deposits	$177,670	—%	$175,196	—%	$165,939	—%
Interest-bearing demand (1)	526,918	1.80	489,136	2.95	414,137	2.51
Savings	40,261	0.58	42,310	0.78	42,218	0.46
Time deposits less than $100,000	287,987	3.76	344,853	4.74	291,972	3.94

Core deposits	1,032,836	1.99	1,051,495	2.96	914,266	2.42

Time deposits $100,000 and greater	287,621	3.79	309,804	5.08	256,593	4.41
Brokered deposits	95,369	4.41	62,709	4.94	56,330	4.60

Total deposits	$1,415,826	2.52%	$1,424,008	3.51%	$1,227,189	2.93%

(1)	Includes money market accounts.

The following table sets forth the amount of our time deposits as of December 31, 2008 that are $100,000 and greater by time remaining until maturity:

(Dollars in thousands)
Three months or less	$161,595
Over three months through six months	72,579
Over six months through one year	122,346
Over one year	69,381

Total	$425,901

While a majority of the time deposits in amounts of $100,000 and greater will mature within one year, we expect that a significant portion of these deposits will be renewed as the rates offered on time deposits are competitive in the market. If a significant portion of the time deposits were not renewed, it would have an adverse effect on our liquidity. We monitor maturities and have other available funding sources such as FHLB advances to mitigate this effect.

Borrowings, Repurchase Agreements and Junior Subordinated Debentures

Our borrowings and repurchase agreements were $287.5 million as of December 31, 2008. The outstanding balance as of December 31, 2008 includes $20.0 million in short-term FHLB advances, $168.4 million in long-term FHLB advances, $99.1 million in repurchase agreements and treasury tax and loan note payable.

We decreased our borrowings and repurchase agreements $30.3 million, or 9.54%, to $287.5 million as of December 31, 2008 from $317.8 million as of December 31, 2007. The decrease was primarily a result of rising deposits, which provided us with a less expensive and more stable funding source, than borrowings and repurchase agreements.

The following table summarizes our outstanding borrowings and repurchase agreements of the dates indicated:

	As of and for the Years Ended December 31,
	2008	2007	2006
	(Dollars in thousands)
Balance at year end	$287,465	$317,831	$193,502
Average balance during the year	$339,430	$256,058	$170,813
Average interest rate during the year	2.85%	4.65%	4.43%
Maximum month-end balance during the year	$389,309	$331,700	$196,639
Weighted average interest rate at the end of the year	2.51%	4.31%	4.78%

In addition to the borrowings and repurchase agreements discussed above, as of December 31, 2008, we had one issue of junior subordinated debentures outstanding totaling $30.9 million.

Shareholders’ Equity

Shareholders’ equity decreased $8.8 million, or 4.5%, to $185.6 million as of December 31, 2008, compared to $194.4 million as of December 31, 2007. Our ratio of average shareholders’ equity to average assets decreased to 9.6% as of December 31, 2008 compared to 9.9% as of December 31, 2007.

Shareholders’ equity increased $3.1 million, or 1.6%, to $194.4 million as of December 31, 2007, compared to $191.3 million as of December 31, 2006. Our ratio of average shareholders’ equity to average assets increased to 9.9% as of December 31, 2007 compared to 9.6% as of December 31, 2006.

Regulatory Capital

We actively manage our capital. Our potential sources of capital are earnings and common or preferred equity. In 2003, we issued TPSs through a subsidiary trust to fund an acquisition. Trust preferred securities can be eligible for treatment as Tier 1 regulatory capital provided such securities comprise less than 25% of Tier 1 regulatory capital. Any amount above this limit can be eligible for treatment as Tier 2 capital. We currently have the capacity to issue additional trust preferred securities that would be treated as Tier 1 capital.

The following table provides the Tier 1 capital, total risk-based capital and risk-based ratios for the Corporation:

	Actual	To Be Categorized as Well-Capitalized		Ratio

	Amount	Ratio	Amount
	(Dollars in thousands)
As of March 31, 2009
Tangible capital	$144,252	N/A	N/A	N/A
Total risk-based	190,046	13.5%	$140,524	10.0%
Tier 1 risk-based	172,215	12.3	84,314	6.0
Tier 1 leverage	172,215	8.4	102,673	5.0

As of December 31, 2008
Tangible capital	$116,716	N/A	N/A	N/A
Total risk-based	164,255	11.4%	$144,462	10.0%
Tier 1 risk-based	146,164	10.1	86,677	6.0
Tier 1 leverage	146,164	7.7	95,590	5.0

As of December 31, 2007
Tangible capital	$124,632	N/A	N/A	N/A
Total risk-based capital	168,640	11.2%	$150,217	10.0%
Tier 1 risk-based capital	153,714	10.2	90.130	6.0
Tier 1 leverage	153,714	8.0	95,579	5.0

The following table provides the Tier 1 capital, total risk-based capital and risk-based ratios for the Bank:

	Actual		To Be Categorized as Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of March 31, 2009
Tangible capital	$150,745	N/A	N/A	N/A
Total risk-based	166,457	11.7%	$139,867	10.0%
Tier 1 risk-based	148,707	10.5%	83,920	6.0%
Tier 1 leverage	148,707	7.2%	102,738	5.0%

As of December 31, 2008
Tangible capital	$136,158	N/A	N/A	N/A
Total risk-based	153,652	10.4%	$144,092	10.0%
Tier 1 risk-based	135,607	9.3%	86,455	6.0%
Tier 1 leverage	135,607	7.0%	95,165	5.0%

As of December 31, 2007
Tangible capital	$142,265	N/A	N/A	N/A
Total risk-based capital	156,272	10.2%	$149,722	10.0%
Tier 1 risk-based capital	141,346	9.3%	89,833	6.0%
Tier 1 leverage	141,346	7.4%	95,001	5.0%

The Bank is subject to the capital adequacy requirements of the OCC. The Corporation, as a bank holding company, is subject to the capital adequacy requirements of the Federal Reserve. Given the successful completion of the offerings, we expect that the Bank will maintain a capital position that meets or exceeds the “well-capitalized” requirements as defined by the OCC.

As part of the agreement with the OCC, the OCC has required the Bank to achieve by September 30, 2009, and maintain on an ongoing basis, a Tier 1 leverage ratio of 8.0% and a total risk-based capital ratio of 12.0%. The risk- based capital requirements of the Federal Reserve and the OCC define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

The risk-based capital standards issued by the Federal Reserve require all bank holding companies to have a Tier 1 leverage ratio of at least 4.0% to be “adequately capitalized” and at least 6.0% to be “well-capitalized” and a total risk-based capital ratio (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets to be “adequately capitalized” and at least 10.0% to be “well-capitalized.” Tier 1 capital generally includes common shareholders’ equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. Tier 2 capital may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses.

The Federal Reserve has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets (leverage ratio) of 3.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0% in order to be categorized as “adequately capitalized” and at least 5.0% to be categorized as “well-capitalized.” These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets. The Bank is subject to capital adequacy guidelines of the OCC that are substantially similar to the Federal Reserve’s guidelines.

Current minimum regulatory requirements call for a basic Tier 1 leverage ratio of 5.0% for an institution to be considered “well-capitalized.” As of December 31, 2008, we maintained a Tier 1 leverage ratio of 7.7%, significantly exceeding the ratio required for a “well-capitalized” institution. Regulatory authorities also evaluate a financial institution’s capital under certain risk-weighted formulas (high-risk assets would require a higher capital allotment, lower risk assets a lower capital allotment). In this context, a “well-capitalized” financial institution is required to have a Tier 1 risk-based capital ratio (excludes allowance for loan losses) of 6.0% and a total risk-based capital ratio (includes allowance for loan losses) of 10.0%. At the end of 2008, we had a Tier 1 risk-based capital ratio of 10.1% and a total risk-based capital ratio of 11.4%. As of December 31, 2008, these ratios were below our peer averages. On January 9, 2009, we received $44 million from the U.S. Treasury (which is considered Tier 1 capital) from the sale of Series A preferred stock, allowing us to significantly increase our ratios. If we had completed this transaction on December 31, 2008, for purposes of comparison, our ratios would have increased to the following: Tier 1 leverage ratio – 9.95%; Tier 1 risk-based capital ratio – 13.2%; and total risk-based capital ratio – 14.4%.

Off-Balance Sheet Arrangements and Contractual Obligations

During 2008, we hedged a portion of our floating rate prime based lending portfolio using floating to fixed interest rate swaps. As of December 31, 2008, we had two outstanding swaps with an aggregate notional amount of $20.0 million. The original maturities on the swaps range from 12 months to 15 months, and rates range from 5.735% to 5.905%. These transactions were initiated to protect us from future downward fluctuations in the prime rate and to help ensure a more consistent cash flow from interest earned by our prime based lending portfolio.

These transactions are cash flow hedges as defined by FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and were accounted for in accordance with the provisions of that Statement. As required by FASB Statement No. 133, we measured the effectiveness of the transactions as of December 31, 2008 and March 31, 2009, determined that they remained “highly effective,” as defined by the Statement.

In the ordinary course of our business, we enter into agreements with clients to loan money. When a loan agreement is executed, the client can either borrow the money immediately or draw against the loan over a predetermined time period. If an unfunded commitment is drawn against, the Bank charges the client the interest rate established in the original agreement for the amount of the draw for the time period outstanding. As of March 31, 2009, the amount of unfunded commitments outstanding was $226.2 million.

We also provide letters of credit to our clients. A letter of credit is a contingent obligation to make a loan to the client for up to the amount of the letter of credit and at a fixed rate of interest. The Bank charges the client approximately 1.5% of the face amount of a letter of credit as a fee for issuance. As of March 31, 2009, the amount of outstanding letters of credit was $16.0 million. The issuance of a letter of credit or a loan commitment is subject to the same credit and underwriting standards as any other loan agreement. At any point in time, we do not know when or if these commitments will be funded. Generally, if they are funded, they are funded at various times over the commitment period. As a result, we are able to fund them out of normal cash flow. If all outstanding commitments were funded at the same time, we have the ability to fund them through our short-term borrowing lines, the brokered certificate of deposit market and additional FHLB borrowings. In June 2008, the FHLB of Dallas issued a $35 million standby letter of credit to the Bank to secure public funds.

The following table shows our contractual obligations as of December 31, 2008:

	Total	Due in less than 1 year	Due in 1-3 years	Due in 3-5 years	Due after 5 years
	(In thousands)
FHLB advances	$188,357	$87,854	$79,970	$20,533	$—
Subordinated debentures	30,928	—	—	—	30,928
Operating leases	11,344	1,471	2,259	1,910	5,704
Federal funds purchased and securities sold under agreements to repurchase	98,527	48,527	50,000	—	—
Other borrowings	581	581	—	—	—

Total contractual obligations	$329,737	$138,433	$132,229	$22,443	$36,632

The following table shows our other commercial commitments as of December 31, 2008:

	Total	Expires in less than 1 year	Expires in 1-3 years	Expires in 3-5 years	Expires after 5 years
	(In thousands)
Lines of credit (unfunded commitments)	$257,797	$172,501	$21,057	$14,483	$49,756
Standby letters of credit	16,027	9,382	200	6,445	—

Total commercial commitments	$273,824	$181,883	$21,257	$20,928	$49,756

Capital Resources and Shareholders’ Equity

Shareholders’ equity decreased to $146.1 million as of March 31, 2009, compared to $185.6 million as of December 31, 2008, and $194.4 million as of December 31, 2007. During the first quarter of 2009, we incurred a net loss of $84.5 million, and declared dividends of $595,000. During 2008, we incurred a net loss of $3.4 million and declared approximately $7.1 million in dividends. Accumulated other comprehensive income improved to an unrealized gain of $1.7 million in the first quarter of 2009, from an unrealized gain of $237,000 in 2008 and an unrealized loss of $1.6 million in 2007. The increase in accumulated other comprehensive income was primarily due to an increase in the market value of the available-for-sale portion of our investment portfolio. The increase in accumulated other comprehensive income during 2008 included a $2.9 million increase in the market value of the available-for-sale portion of our investment portfolio, a $1.2 million adjustment to our pension liability, in accordance with FASB Statement No. 158, and a $94,000 unrealized gain on interest rate swaps.

The capital to asset ratio decreased to 7.0% at March 31, 2009, from 9.4% at December 31, 2008 and 9.8% at December 31, 2007.

Dividends paid by the Corporation are provided from dividends received from the Bank. Under regulations controlling national banks, the payment of dividends by a bank without prior approval from the OCC is limited in amount to the current year’s net profit and the retained net earnings of the two preceding years. At December 31, 2008 and March 31, 2009, without approval from the OCC, the Bank does not have the ability to pay dividends to the Corporation. On May 5, 2009, our board of directors voted to suspend paying cash dividends until further notice.

Liquidity, Inflation and Asset/Liability Management

Liquidity may be defined as our ability to meet cash flow requirements created by decreases in deposits and/or other sources of funds or increases in loan demand. We did not experience any problems with liquidity during 2008 and anticipate that we will meet our liquidity requirements in the future. Our traditional sources of funds from deposit growth, maturing loans and investments, wholesale borrowing lines and earnings have generally allowed us to consistently generate sufficient funds to meet our daily operational liquidity needs. As the result of a $35.3 million decrease in loans and a $140.9 million increase in deposits as of March 31, 2009, compared to December 31, 2008, our loan/deposit ratio declined to 80.7% for the first quarter of 2009. As the result of a $9.5 million decrease in loans and a $35.6 million increase in deposits as of December 31, 2008, compared to December 31, 2007, our loan/deposit ratio declined to 90.1% in 2008 from 93.8% in 2007. Our total funding sources include not only deposits, but also federal funds purchased, securities sold under agreements to repurchase and FHLB borrowings. When we include these sources of funding with deposits, our loans to total funding ratio declined to 68.7% as of March 31, 2009, from 76.0% as of December 31, 2008 and 76.7% as of December 31, 2007. Management’s target loans to deposits ratio is in the range of 85-95%, and our goal is to limit wholesale funding to no more than 25% of total assets.

We offer retail repurchase agreements to accommodate excess funds of some of our larger depositors. Management believes that these repurchase agreements stabilize traditional deposit sources as opposed to risking the potential loss of these funds to alternative investment arrangements. Retail repurchase agreements, which we view as a source of funds, totaled $38.8 million as of March 31, 2009, $48.5 million as of December 31, 2008, and $48.7 million at December 31, 2007. The level of retail repurchase agreement activity is limited by the availability of investment portfolio securities to be pledged against the accounts and our asset/liability funding policy. Because of the limited amount of retail repurchase agreements and the fact that the underlying securities remain under our control, we do not consider the exposure for this service material.

In March 2008, we restructured a $25.0 million repurchase transaction initially entered into in December 2006. This transaction is a standard repurchase transaction with a fixed rate of

4.10% and a 33-month term. The transaction has a quarterly call option. In September 2007, we entered into a $25.0 million structured repurchase transaction. This transaction was a standard repurchase transaction with a fixed rate of 4.255% and a 42-month term. The transaction has a quarterly call option.

We believe that our earnings and other traditional sources of cash flow, along with additional FHLB borrowings, if necessary, will provide the cash to allow us to meet our obligations with no adverse effect on liquidity. At March 31, 2009, we had the ability to borrow approximately $380.4 million from the FHLB under the blanket line, a $18.2 million available line of credit from the Federal Reserve, and other unused short-term borrowing lines (federal funds purchased lines) of approximately $65.0 million from upstream correspondent banks. As of March 31, 2009, we had $190.0 million in outstanding FHLB borrowings.

In December 2007, we extended a secured line of credit with an upstream correspondent that provided us access to borrow up to $30.0 million. These borrowings would have been used to finance acquisitions and for other general corporate purposes, provided that the borrowings used for purposes other than acquisitions did not exceed $15.0 million. We did not borrow funds under this line. We terminated this agreement in February 2009, because the upstream correspondent decided to exit this line of business and we had adequate liquidity at the Corporation level to meet our cash needs.

We have no plans to refinance or redeem any liabilities other than normal maturities and payments relating to the FHLB borrowings. We do not have plans at this time for any discretionary spending that would have a material impact on liquidity. Under regulations controlling financial holding companies and national banks, the Bank is limited in the amount it can lend to the Corporation, and those loans are required to be on a fully secured basis. At March 31, 2009, there were no loans between the Bank and the Corporation.

Because the majority of assets and liabilities of a financial institution are monetary in nature, a financial institution differs greatly from most commercial and industrial companies, which have significant investments in fixed assets or inventories. Fluctuations in interest rate and actions of the Federal Reserve to regulate the national money supply to mitigate recessionary and inflationary pressures have a greater effect on a financial institution’s profitability than do higher costs for goods and services.

The primary objective of rate sensitivity management is to maintain net interest income growth while reducing exposure to adverse fluctuations in rates. The asset/liability management committee of the board of directors evaluates and analyzes our pricing, asset/liability maturities and growth, and balance sheet mix strategies in an effort to make informed decisions that will increase income and limit interest rate risk. The Committee uses simulation modeling as a guide for decision-making and to forecast changes in net income and the economic value of equity under assumed fluctuations in interest rate levels.

Due to the potential volatility of interest rates, our goal is to stabilize the net interest margin by maintaining a relatively neutral rate sensitive position. As of March 31, 2009, our balance sheet reflected approximately $26.3 million more in rate sensitive assets than liabilities that were scheduled to reprice within one year. This represented 1.23% of our total assets and indicates that we are in an asset-sensitive position. This computation results from a static gap analysis that weights assets and liabilities equally. Management believes that interest rates will continue to remain flat for 2009 and that our current position places us in the correct interest rate risk posture for this rate environment. Management does not believe that it is in our best interest to speculate on changes in interest rate levels. Although earnings could be enhanced if predictions were correct, if interest rates move against predictions, then the Bank’s earnings will be less than predicted. We maintained a consistent and disciplined asset/liability management policy during 2008, focusing on interest rate risk and sensitivity.

Qualitative and Quantitative Information about Market Risk

We are exposed only to U.S. dollar interest rate changes and, accordingly, we manage exposure by considering the possible changes in the net interest margin. We do not have any trading instruments nor do we classify any portion of our investment portfolio as held for trading. For the years ended December 31, 2008, 2007 and 2006, we entered into floating to fixed interest rate swaps to hedge a portion of our floating rate prime-based lending portfolio. Two of these hedges remained outstanding as of December 31, 2008. The transactions are cash flow hedges as defined by FASB Statement No. 133 and are accounted for under the provisions of that statement. These transactions are in line with our asset/liability strategy and are intended to help protect us against an unexpected downturn in short-term interest rates. As we continue to enhance our asset/liability management, we will continue to look for opportunities to protect ourselves from unexpected changes in interest rates. We have no exposure to foreign currency exchange rate risk, commodity price risk, and other market risks.

The following table summarizes the position of our interest-earning assets and interest-bearing liabilities for the Bank, which can either reprice or mature within the designated time periods as of December 31, 2008. The interest rate sensitivity gaps can vary from day-to-day and are not necessarily a reflection of the future. In addition, certain assets and liabilities within the same designated time period may nonetheless reprice at different times and at different levels.

	Interest Sensitive Within (Cumulative)
	Three Months	Twelve Months	Five Years	Total
	(Dollars in thousands)
Interest-earning assets:
Loans	$782,957	$944,843	$1,266,311	$1,329,815
Investment and mortgage-backed securities	80,947	175,114	360,876	435,964
Federal funds sold and other	10,117	29,219	29,219	29,219

Total interest-earning assets	874,021	1,149,176	1,656,406	1,794,998

Interest-bearing liabilities:
Deposits	508,957	817,744	1,364,741	1,461,159
Borrowed funds	112,514	167,885	318,393	318,393

Total interest-bearing liabilities	621,471	985,629	1,683,134	1,779,552

Sensitivity gap:
Dollar amount	$252,550	$163,547	$(26,728)	$15,446

Percent of total interest-earning assets	28.90%	14.23%	(1.61)%	0.86%

The matching of assets and liabilities may be analyzed by examining the extent to which those assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amounts of interest-earning assets and interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that time period. A gap is considered positive when the amount of interest rate sensitive assets maturing within a specific time frame exceeds the amount of interest rate sensitive liabilities maturing within that same time frame. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income. In a rising interest rate environment, an institution with a positive gap would generally be expected, absent the effects of other factors, to experience a greater increase in the yield of its assets relative to the costs of its liabilities and thus an increase in the institution’s net interest income would result.

As of December 31, 2008, total interest-earning assets maturing or repricing within one year were more than interest-bearing liabilities maturing or repricing within the same time period by approximately $163.5 million (cumulative), representing a positive cumulative one-year gap of 14.2% of earning assets. Management believes this position to be acceptable in the current interest rate environment.

Banking regulators have issued advisories concerning the management of interest rate risk (“IRR”). The regulators consider effective interest rate management an essential component of safe and sound banking practices. To monitor our IRR, our interest rate management practices include: (a) risk management, (b) risk monitoring, and (c) risk control, all as described below.

Risk management consists of a system in which a measurement is taken of the amount of earnings at risk when interest rates change. We first prepare a “base strategy,” which is the position of the Bank and its forecasted earnings based upon the current interest rate environment or most likely interest rate environment. The IRR is then measured based upon hypothetical changes in interest rates by measuring the impact such a change will have on the base strategy.

Risk monitoring consists of evaluating the base strategy and the assumptions used in its development based upon the current interest rate environment. This evaluation is performed quarterly by management or more often in a rapidly changing interest rate situation and monitored by the asset/liability management committee of the board of directors.

Risk control consists of setting policies and parameters regarding interest rates and performing simulations based on trends and projections. Interest rate risk is managed based upon our tolerance for interest rate exposure and the resulting effect on net interest income and the economic value of equity. A balance sheet and income statement simulation model is prepared monthly, using current month end data. A base case simulation is prepared monthly using current month growth trends, projected forward and a flat rate forecast.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

Not applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows, as of July 21, 2009, the number of shares of our common stock beneficially owned by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each director, our named executive officers, and our directors and executive officers as a group. Unless otherwise noted, (a) the named persons have sole voting and investment power with respect to the shares indicated and (b) the business address for the named person is c/o Cadence Financial Corporation, 301 East Main Street, Starkville, Mississippi 39759.

Name	Number of Shares Beneficially Owned(1)	Percentage Ownership(2)	Options Exercisable Within 60 Days(3)
Mark A. Abernathy (4)	32,855	*	39,999
David C. Byars (5)	30,295	*	—
Robert S. Caldwell, Jr.	57,000	*	—
Robert L. Calvert, Jr. (6)	181,414	1.5%	—
Robert A. Cunningham (7)	117,229	*	—
J. Nutie Dowdle	249,437	2.1%	—
James C. Galloway, Jr. (8)	108,003	*	—
James D. Graham (9)	65,799	*	—
Clifton S. Hunt (10)	45,300	*	13,013
Dan R. Lee	3,200	*	—
Lewis F. Mallory, Jr. (11)	175,480	1.5%	99,999
Allen B. Puckett, III (12)	187,500	1.6%	—
H. Stokes Smith (13)	40,185	*	—
Sammy J. Smith	9,968	*	—
Richard T. Haston (14)	13,930	*	25,999
John R. Davis (15)	7,033	*	13,998
Directors and Executive Officers as a Group (16 persons)	1,324,628	11.1%	193,008

*	Less than one percent.

(1)

Includes shares as to which such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares voting power and/or investment power as these terms are defined in Rule 13d-3(a) under the Exchange Act.

(2)	Based upon 11,912,564 shares of common stock outstanding as of July 21, 2009.

(3)	Options to acquire our common stock were granted in 2001, 2002 and 2004. All options shown in this column are vested and exercisable within 60 days after July 21, 2009.

(4)

Includes 782 shares held by our employee stock ownership plan with respect to which Mr. Abernathy has sole voting power and 12,659 shares held by our Salary Reduction Thrift Plan with respect to which Mr. Abernathy has sole investment power. Also includes 4,725 shares held in trust for the benefit of his wife, as to which he disclaims beneficial ownership.

(5)

Includes 3,582 shares owned by Mr. Byars’ wife, 11,133 shares held through a 401(k) plan, 966 shares held in a business investment account, 778 shares held by a family exempt trust, 1,333 shares held by a marital income trust, 600 shares held in trust for the children of a friend, and 700 shares held for the benefit of his wife, over all of which Mr. Byars exercised sole investment and sole voting control. Also includes 5,337 shares held in trust for his mother, over which Mr. Byars serves as trustee and exercises investment and voting control.

(6)	Includes 52,712 shares held by two companies over which Mr. Calvert has sole investment and voting control and 1,561 shares owned by Mr. Calvert’s wife, as to which he disclaims beneficial ownership.

(7)

Includes 18,577 shares held in a trust with respect to which Mr. Cunningham has shared voting and investment power and 72,730 shares owned by a partnership, as to which Mr. Cunningham has sole voting and investment power.

(8)

Includes 14 shares held by our employee stock ownership plan with respect to which Mr. Galloway has voting power and 335 shares held by our Salary Reduction Thrift Plan with respect to which Mr. Galloway has investment authority.

(9)	Includes 12,800 shares held in an IRA for Mr. Graham’s wife, as to which he disclaims beneficial ownership.

(10)

Includes 17,000 shares owned by a company as to which Mr. Hunt has sole voting and investment power. Also includes 6,100 shares held in an IRA for Mr. Hunt’s wife, as to which he disclaims beneficial ownership.

(11)

Includes 69,227 shares held by our employee stock ownership plan with respect to which Mr. Mallory has voting power and 3,064 shares held by our Salary Reduction Thrift Plan with respect to which Mr. Mallory has investment authority.

(12)

Includes 16,000 shares owned by a corporation, over which Mr. Puckett has sole voting and investment authority. Also includes 8,000 shares owned by Mr. Puckett’s wife, as to which he disclaims beneficial ownership.

(13)	Includes 12,490 shares owned by Mr. Smith’s wife, as to which he disclaims beneficial ownership.

(14)

Includes 261 shares held by our employee stock ownership plan with respect to which Mr. Haston has voting power and 5,226 shares held by our Salary Reduction Thrift Plan with respect to which Mr. Haston has investment authority. Also includes 359 shares held in an IRA for Mr. Haston’s wife, as to which he disclaims beneficial ownership.

(15)

Includes 2,335 shares held by our employee stock ownership plan with respect to which Mr. Davis has voting power and 2,899 shares held by our Salary Reduction Thrift Plan with respect to which Mr. Davis has investment authority. Also includes 133 shares held in an IRA for Mr. Davis’s wife and 666 shares held in his wife’s name, to both of which he disclaims beneficial ownership.

WHERE YOU CAN FIND MORE INFORMATION

Cadence Financial Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that has reports, proxy statements and other information about issuers, including us, that make electronic filings with the SEC. The address of that site is www.sec.gov. Additionally, you may request a copy of any of these filings at no cost, by writing to or telephoning us at the following address: Cadence Financial Corporation, Richard T. Haston, Executive Vice President and Chief Financial Officer, at P.O. Box 1187, Starkville, Mississippi 39760.

OTHER MATTERS

Our management is not aware of any other matters to be brought before the special meeting. However, if any other matters are properly brought before the special meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

SHAREHOLDERS PROPOSALS FOR THE 2010 ANNUAL MEETING

At the annual meeting each year, the board of directors submits to shareholders its nominees for election as directors. The board of directors may also submit other matters to the shareholders for action at the annual meeting. Our shareholders may also submit proposals for inclusion in the proxy materials. Proposals of shareholders intended to be presented at the 2010 annual meeting of shareholders must be received by Lewis F. Mallory, Jr., our Chairman of the Board and Chief Executive Officer, at 301 East Main Street, Starkville, Mississippi 39759, no later than Friday, December 11, 2009, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2010 annual meeting. Nominees to be proposed for election as directors must be delivered in accordance with our bylaws and received by the Corporate Secretary, at 301 East Main Street, Starkville, Mississippi 39759, no later than Monday, January 11, 2010, in order for such nominations to be considered duly nominated. Nominations received after business reopens will be untimely.

BY ORDER OF THE BOARD OF DIRECTORS

Lewis F. Mallory, Jr.
Chairman and Chief Executive Officer

Starkville, Mississippi

[•], 2009

CADENCE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008

(Unaudited)

(Amounts in thousands, except per share data)	2009	2008
INTEREST INCOME
Interest and fees on loans	$16,566	$23,045
Interest and dividends on securities	5,058	5,440
Other interest income	82	124

Total interest income	21,706	28,609

INTEREST EXPENSE
Interest on deposits	7,159	10,665
Interest on borrowed funds	2,194	3,425

Total interest expense	9,353	14,090

Net interest income	12,353	14,519
Provision for loan losses	32,761	3,000

Net interest income (loss) after provision for loan losses	(20,408)	11,519

OTHER INCOME
Service charges on deposit accounts	2,005	2,137
Insurance commissions, fees and premiums	1,306	1,379
Trust Department income	466	564
Mortgage loan fees	210	360
Other income	1,757	1,360
Securities gains, net	63	203

Total other income	5,807	6,003

OTHER EXPENSE
Salaries and employee benefits	7,900	7,967
Premises and fixed asset expense	1,979	1,996
Impairment loss on goodwill	66,846	—
Other expense	4,818	3,868

Total other expense	81,543	13,831

Income (loss) before income taxes	(96,144)	3,691
Income tax expense (benefit)	(11,983)	930

Net income (loss)	(84,161)	2,761
Preferred stock dividend and accretion of discount	322	—

Net income (loss) applicable to common shareholders	$(84,483)	$2,761

Net income (loss) per share—basic and diluted	$(7.06)	$0.23

Net income (loss) applicable to common shareholders per share—basic and diluted	$(7.09)	$0.23

Dividends per common share	$0.05	$0.25

CADENCE FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	March 31, 2009	Dec. 31, 2008
	(Unaudited)
ASSETS
Cash and due from banks	$26,212	$37,207
Interest-bearing deposits with banks	48,160	14,403
Federal funds sold and securities purchased under agreements to resell	22,730	9,623

Total cash and cash equivalents	97,102	61,233
Securities available-for-sale	565,640	398,702
Securities held-to-maturity (estimated fair value of $19,325 at March 31, 2009 and $22,115 at December 31, 2008)	18,556	21,358
Other securities	16,383	16,369

Total securities	600,579	436,429
Loans	1,293,019	1,328,329
Less: allowance for loan losses	(39,058)	(20,730)

Net loans	1,253,961	1,307,599
Interest receivable	9,228	9,714
Premises and equipment, net	32,934	33,409
Goodwill and other intangible assets	1,821	68,849
Other assets	79,301	62,036

Total Assets	$2,074,926	$1,979,269

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Noninterest-bearing deposits	$173,797	$181,191
Interest-bearing deposits	1,428,235	1,279,968

Total deposits	1,602,032	1,461,159
Interest payable	2,254	2,892
Federal funds purchased and securities sold under agreements to repurchase	88,806	98,527
Subordinated debentures	30,928	30,928
Other borrowed funds	192,423	188,938
Other liabilities	12,410	11,260

Total liabilities	1,928,853	1,793,704

Shareholders’ Equity:

Preferred stock—$10 par value, authorized 10,000,000 shares as of March 31, 2009; issued 44,000 shares as of March 31, 2009	41,791	—

Common stock—$1 par value, authorized 50,000,000 shares as of March 31, 2009 and December 31, 2008; issued 11,914,814 shares as of March 31, 2009 and December 31, 2008	11,915	11,915

Surplus	95,800	93,438
Retained earnings (accumulated deficit)	(5,104)	79,975
Accumulated other comprehensive income	1,671	237

Total shareholders’ equity	146,073	185,565

Total Liabilities and Shareholders’ Equity	$2,074,926	$1,979,269

CADENCE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008

(Unaudited)

(Amounts in thousands)	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(84,161)	$2,761
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	914	1,009
Deferred income taxes	(65)	386
Provision for loan losses	32,761	3,000
Net performance share activity	51	(100)
Gain on sale of securities, net	(63)	(203)
Impairment loss on goodwill	66,846	—
(Increase) decrease in interest receivable	486	1,877
(Increase) decrease in loans held for sale	665	(872)
(Increase) decrease in other assets	(18,111)	(4,187)
Increase (decrease) in interest payable	(638)	(1,297)
Increase (decrease) in other liabilities	2,944	(136)

Net cash provided by (used in) operating activities	1,629	2,238

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities and calls of securities	70,247	120,375
Proceeds from sale of securities	10,278	203
Purchase of securities	(242,353)	(111,712)
(Increase) decrease in loans	20,212	(27,986)
(Additions) disposal of premises and equipment	(172)	(72)

Net cash provided by (used in) investing activities	(141,788)	(19,192)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in deposits	140,873	(29,027)
Issuance of preferred stock and warrants	44,000	—
Dividend paid on preferred stock	(220)	—
Dividend paid on common stock	(595)	(2,976)
Net change in federal funds purchased and securities sold under agreements to repurchase	(9,721)	1,977
Net change in short-term FHLB borrowings	(20,000)	(25,093)
Proceeds from long-term debt	35,000	80,000
Repayment of long-term debt	(13,309)	(3,883)

Net cash provided by (used in) financing activities	176,028	20,998
Net increase (decrease) in cash and cash equivalents	35,869	4,044
Cash and cash equivalents at beginning of period	61,233	52,397

Cash and cash equivalents at end of period	$97,102	$56,441

Cash paid during the period for:
Interest	$9,991	$15,387

Income tax	$—	$94

CADENCE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements include the accounts of Cadence Financial Corporation (the “Corporation”), Cadence Bank, N.A. (the “Bank”), a wholly-owned subsidiary of the Corporation, Enterprise Bancshares, Inc. (“Enterprise”), a wholly-owned subsidiary of the Corporation, Galloway-Chandler-McKinney Insurance Agency, Inc. (“GCM Insurance”), a wholly-owned subsidiary of the Bank, NBC Insurance Services of Alabama, Inc., a wholly-owned subsidiary of the Bank, NBC Service Corporation (“NBC Service”), the Bank a wholly-owned subsidiary of the Bank, and Commerce National Insurance Company (“CNIC”), a wholly-owned subsidiary of NBC Service. All significant intercompany accounts and transactions have been eliminated.

In the process of preparing these financial statements, management makes certain estimates and assumptions that affect the reported amounts that appear in these statements. Management believes that such estimates and assumptions are reasonable and are based on the best information available; however, actual results could differ. The results of operations in the interim statements are not necessarily indicative of results that may be expected for the full year.

In the opinion of management, all adjustments necessary for the fair presentation of the financial statements presented in this proxy statement have been made. Such adjustments were of a normal recurring nature unless otherwise disclosed in this proxy statement or the Corporation’s Form 10-Q for the quarter ended March 31, 2009.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Corporation’s annual report on Form 10-K for the year ended December 31, 2008.

Note 1. Recently Issued Accounting Pronouncements

In December 2008, the FASB issued FSP No. FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.” FSP No. FAS 132(R)-1 requires companies to disclose additional information about their postretirement benefit plan assets, including investment policies and strategies, categories of plan assets, fair value measurements of plan assets, and significant concentrations of risk. The additional disclosure requirements are effective for fiscal years ending after December 15, 2009, with earlier application permitted. The Corporation is currently determining the effects of FSP No. FAS 132(R)-1 on its financial statement disclosures.

In April 2009, the FASB issued FSP No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments.” FSB No. FAS 107-1 and APB 28-1 extends the fair value disclosure requirements of FASB Statement No. 107 to include interim statements as well as annual statements. The additional disclosure requirements are effective for reporting periods ending after June 15, 2009. The Corporation will include these additional financial statement disclosures in its Form 10-Q for the quarter ended June 30, 2009.

Also in April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments.” FSP No. FAS 115-2 and FAS 124-2

clarifies factors to be considered when evaluating debt securities for impairment and requires enhanced disclosures for other-than-temporary impairments on debt and equity securities. This guidance is effective for reporting periods ending after June 15, 2009. The Corporation is currently evaluating the effects of FSP No. FAS 115-2 and FAS 124-2 on its securities impairment testing procedures and its financial statement disclosures.

Note 2. Goodwill and Other Intangible Assets

Goodwill represents the cost of acquired institutions in excess of the fair value of the net assets acquired. In accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets,” the Corporation does not amortize goodwill but performs periodic testing of goodwill for impairment. If impaired, the asset is written down to its estimated fair value. The Corporation’s periodic testing of goodwill for impairment is performed as of September 30 each year.

FASB Statement No. 142 also requires that goodwill be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Several events occurred during the first quarter of 2009 that triggered an additional test of goodwill for impairment, and the Corporation engaged a third party to perform this test. The test concluded that the Corporation’s goodwill was fully impaired as of March 31, 2009. As a result, a goodwill impairment charge of $66.8 million was recognized for the quarter ended March 31, 2009. This charge eliminated all goodwill previously reflected on the Corporation’s balance sheet.

Other identifiable intangible assets consist primarily of the core deposit premiums arising from acquisitions. The core deposit premiums were established using the discounted cash flow approach and are being amortized using an accelerated method over the estimated remaining life of the acquired core deposits.

Note 3. Performance Shares and Stock Options

The Corporation accounts for stock options in accordance with FASB Statement No. 123(R), “Share-Based Payment.” This Statement requires that the fair value of equity instruments exchanged for employee services (as determined on the grant date of the award) be recognized as compensation cost over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). Changes in fair value during the requisite service period are recognized as compensation cost over that period.

In 2006, the Corporation’s shareholders adopted a new Long-Term Incentive Compensation Plan. This plan gave the Compensation Committee of the board of directors additional alternatives for using share-based compensation. In 2007 and 2008, under the provisions of the Long-Term Incentive Compensation Plan, the Compensation Committee awarded performance shares of stock to certain eligible employees. The shares vest in equal amounts over a four-year period after they are earned.

As of March 31, 2009, a total of 46,632 performance shares are outstanding. Of those shares, all but 2,000 have been earned. For the three months ended March 31, 2009 and 2008, compensation expense relating to performance shares totaled $52,000 and $66,000, respectively.

Note 4. Variable Interest Entities

Through a business trust subsidiary, the Corporation has issued $30.9 million in subordinated debentures that were used to support trust preferred securities. These debentures are the sole assets of the trust subsidiary. In accordance with FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities,” the trust subsidiary is not consolidated into the financial statements of the Corporation.

Note 5. Comprehensive Income

The following table discloses comprehensive income for the periods reported in the Consolidated Statements of Income:

	Three Months Ended March 31,
(Amounts in thousands)	2009	2008
Net income (loss)	$(84,161)	$2,761
Net change in other comprehensive income, net of tax:
Realized (gains) losses included in net income	(39)	(125)
Unrealized gains (losses) on securities	1,507	3,447
Unrealized gains (losses) on interest rate swaps	(34)	4

Net change in other comprehensive income	1,434	3,326

Comprehensive income (loss)	$(82,727)	$6,087

Accumulated other comprehensive income (loss) at beginning of period	$237	$(1,625)
Net change in other comprehensive income (loss)	1,434	3,326

Accumulated other comprehensive income at end of period	$1,671	$1,701

Note 6. Defined Benefit Pension Plan

The following tables contain the components of the net periodic benefit cost of the Corporation’s defined benefit pension plan for the periods indicated:

	Three Months Ended March 31,
(Amounts in thousands)	2009	2008
Service cost	$190	$233
Interest cost	190	187
Expected return on assets	(230)	(205)
Net (gain)/loss recognition	90	83
Prior service cost amortization	(23)	(23)

Preliminary net periodic benefit cost	217	275
Immediate recognition due to settlement	225	—

Net periodic benefit cost	$442	$275

The expected rates of return for 2009 and 2008 were 7.0% and 7.5%, respectively.

Note 7. Investment Securities

In accordance with FASB Staff Position Nos. FAS 115-1 and FAS 124-1, “The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments,” for the three month period ended March 31, 2009, management reviewed the securities portfolio for securities that had unrealized losses for more than twelve months and that could be considered other-than-temporary. As of March 31, 2009, approximately 11% of the number of securities in the portfolio reflected an unrealized loss.

In conducting its review for other-than-temporary impairment, management evaluated a number of factors including, but not limited to the following: the amount of the unrealized loss; the length of time in which the unrealized loss has existed; the financial condition of the issuer; rating agency changes on the issuer; and management’s intent and ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value. Based on this review, management does not believe any individual security with an unrealized loss as of March 31, 2009, is other-than-temporarily impaired.

Note 8. Derivative Instruments

The Corporation has hedged a portion of its floating rate prime based lending portfolio by entering into two floating to fixed interest rate swaps. As of March 31, 2009, the total notional amount of the two outstanding swaps was $20 million. The original maturities on the swaps range from twelve to fifteen months, and rates range from 5.735% to 5.905%. The transactions are cash flow hedges as defined by FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and they are accounted for under the provisions of that Statement.

The effectiveness of the transactions described above was tested as of March 31, 2009, in accordance with FASB Statement No. 133, and management determined that as of that date, the transactions remained “highly effective,” as defined by FASB Statement No. 133. For the three month periods ended March 31, 2009 and 2008, $34,000 in unrealized losses (net of tax) and $4,000 in unrealized gains (net of tax), respectively, were recorded as adjustments to accumulated other comprehensive income for the change in fair value of the Corporation’s outstanding swaps.

Note 9. Fair Value

FASB Statement No. 157, “Fair Value Measurements,” provides guidance for using fair value to measure assets and liabilities and establishes a hierarchy to prioritize the inputs used to measure fair value. The fair value hierarchy gives the highest priority to a valuation based on quoted prices in active markets for identical assets and liabilities (Level 1), moderate priority to a valuation based on quoted prices in active markets for similar assets and liabilities and/or based on assumptions that are observable in the market (Level 2), and the lowest priority to a valuation based on assumptions that are not observable in the market (Level 3).

In accordance with the disclosure requirements of FASB Statement No. 157, the following table reflects assets measured at fair value on a recurring basis. Fair value for these assets was determined by reference to quoted market prices in active markets for identical assets (Level 1 inputs).

Fair Value at March 31, 2009
Available-for-sale securities	$565,640

FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” allows entities the option, at specified election dates, to measure financial assets and financial liabilities at fair value. The election is made on an instrument-by-instrument basis and is irrevocable. If the fair value option is elected for an instrument, FASB Statement No. 159 specifies that all subsequent changes in fair value for that instrument must be reported in earnings.

As of March 31, 2009, the Corporation’s balance sheet did not include any financial assets or liabilities for which the fair value option of FASB Statement No. 159 was elected.

Note 10. Preferred Stock

On January 9, 2009, the Corporation completed the sale of $44 million of non-voting preferred stock to the U.S. Treasury Department under the Capital Purchase Program. These senior preferred shares pay a cumulative annual dividend at a 5% rate for the first five years and will reset to a rate of 9% after five years if not redeemed by the Corporation prior to that time. In connection with the issuance of the senior preferred shares, the Corporation also issued to the U.S. Treasury a warrant to purchase the Corporation’s common stock up to a maximum of 15% of the senior preferred amount, or $6.6 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Shareholders

Cadence Financial Corporation

We have audited the accompanying consolidated balance sheets of the Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2008. We also have audited the Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management’s Report on Internal Control Over Financial Reporting.” Our responsibility is to express an opinion on these financial statements and an opinion on the Corporation’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ T. E. Lott & Company

Columbus, Mississippi

March 12, 2009

CADENCE FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2008 AND 2007

	2008	2007
	(In thousands)
ASSETS
Cash and due from banks	$37,207	$36,729
Interest-bearing deposits with banks	14,403	12,250
Federal funds sold	9,623	3,418

Total cash and cash equivalents	61,233	52,397

Securities available-for-sale	398,702	403,796
Securities held-to-maturity (estimated fair value of $22,115 in 2008 and $23,957 in 2007)	21,358	22,846
Other securities	16,369	16,449

Total securities	436,429	443,091

Loans	1,328,329	1,337,847
Less allowance for loan losses	(20,730)	(14,926)

Net loans	1,307,599	1,322,921

Interest receivable	9,714	13,200
Premises and equipment	33,409	35,908
Goodwill and other intangible assets	68,849	69,738
Other assets	62,036	46,900

Total Assets	$1,979,269	$1,984,155

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Noninterest-bearing deposits	$181,191	$171,403
Interest-bearing deposits	1,279,968	1,254,163

Total deposits	1,461,159	1,425,566
Interest payable	2,892	4,632
Federal funds purchased and securities sold under agreements to repurchase	98,527	107,060
Subordinated debentures	30,928	30,928
Other borrowed funds	188,938	210,771
Other liabilities	11,260	10,828

Total liabilities	1,793,704	1,789,785

Shareholders’ equity:
Common stock—$1 par value, authorized 50,000,000 shares in 2008 and 2007; issued 11,914,814 shares in 2008 and 11,901,132 shares in 2007	11,915	11,901
Surplus	93,438	93,251
Retained earnings	79,975	90,843
Accumulated other comprehensive income (loss)	237	(1,625)

Total shareholders’ equity	185,565	194,370

Total Liabilities and Shareholders’ Equity	$1,979,269	$1,984,155

The accompanying notes are an integral part of these statements.

CADENCE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31,

	2008	2007	2006
	(In thousands, except per share data)
INTEREST INCOME
Interest and fees on loans	$81,533	$99,591	$74,182
Interest and dividends on securities:
Taxable	16,296	17,173	16,641
Tax-exempt	4,536	4,379	4,859
Other	492	970	1,312

Total interest income	102,857	122,113	96,994

INTEREST EXPENSE
Interest on time deposits of $100,000 or more	15,116	18,838	13,902
Interest on other deposits	20,566	31,107	22,090
Interest on borrowed funds	11,648	14,900	10,520

Total interest expense	47,330	64,845	46,512

Net interest income	55,527	57,268	50,482
Provision for loan losses	28,599	8,130	1,656

Net interest income after provision for loan losses	26,928	49,138	48,826

OTHER INCOME
Service charges on deposit accounts	9,133	9,295	8,878
Insurance commissions, fees, and premiums	5,028	4,999	4,441
Other service charges and fees	3,294	3,337	2,933
Trust Department income	2,305	2,558	2,341
Mortgage loan fees	1,156	1,690	876
Securities gains (losses), net	390	(17)	66
Bank owned life insurance income	683	681	641
Impairment loss on securities	—	(5,097)	(2,025)
Other	1,003	39	1,842

Total other income	22,992	17,485	19,993

OTHER EXPENSE
Salaries	25,461	25,351	23,010
Employee benefits	5,229	5,356	5,756
Net occupancy	3,923	4,367	3,314
Furniture and equipment	4,070	4,005	3,501
Communications	1,251	1,272	1,128
Data processing	1,629	1,736	1,676
Advertising	997	820	969
Professional fees	2,417	1,712	1,476
Intangible amortization	890	1,328	1,144
Loss on sale of assets/other real estate owned	3,413	180	132
Other	9,015	7,915	7,576

Total other expense	58,295	54,042	49,682

Income (loss) before income tax expense (benefit)	(8,375)	12,581	19,137
Income tax expense (benefit)	(5,019)	2,788	4,984

Net income (loss)	$(3,356)	$9,793	$14,153

Net income (loss) per share:
Basic	$(0.28)	$0.82	$1.37
Diluted	$(0.28)	$0.82	$1.37

The accompanying notes are an integral part of these statements.

CADENCE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

(In thousands)	Comprehensive Income	Common Stock	Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
Balance, January 1, 2006		$9,616	$53,749	$89,516	$(27,737)	$(8,160)	$116,984
Comprehensive income:
Net income for 2006	$14,153	—	—	14,153	—	—	14,153
Net change in unrealized gains (losses) on securities available-for-sale, net of tax	3,767	—	—	—	—	3,767	3,767
Net change in unrealized gains (losses) on derivative transactions	(41)	—	—	—	—	(41)	(41)

Comprehensive income	$17,879

Cash dividends declared, $1.00 per share		—	—	(10,722)	—	—	(10,722)
Net proceeds from equity offering		1,331	21,423	—	27,464	—	50,218
Acquisition of SunCoast Bancorp, Inc.		922	17,940	—	—	—	18,862
Issuance of performance shares		19	362	—	—	—	381
Unearned compensation relating to performance shares		—	(365)	—	—	—	(365)
Exercise of stock options		1	(25)	—	273	—	249
Tax benefit of stock options		—	38	—	—	—	38

Balance, December 31, 2006		11,889	93,122	92,947	—	(4,434)	193,524
SFAS 158 transition adjustment		—	—	—	—	(2,259)	(2,259)

Adjusted balance, December 31, 2006		$11,889	$93,122	$92,947	$—	$(6,693)	$191,265

Comprehensive income:
Net income for 2007	$9,793	—	—	9,793	—	—	9,793
Net change in unrealized gains (losses) on securities available-for-sale, net of tax	5,273	—	—	—	—	5,273	5,273
Net change in unrealized gains (losses) on derivative transactions	63	—	—	—	—	63	63
Net change in pension liability	(268)	—	—	—	—	(268)	(268)

Comprehensive income	$14,861

Cash dividends declared, $1.00 per share		—	—	(11,897)	—	—	(11,897)
Net performance share activity		12	234	—	—	—	246
Unearned compensation relating to performance shares		—	(105)	—	—	—	(105)

Balance, December 31, 2007		$11,901	$93,251	$90,843	$—	$(1,625)	$194,370

CADENCE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY—(Continued)

YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

(In thousands)	Comprehensive Income	Common Stock	Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2007 (brought forward)		$11,901	$93,251	$90,843	$—	$(1,625)	$194,370
Cumulative-effect adjustment for EITF Issue No. 06-04 adoption		—	—	(368)	—	—	(368)
Comprehensive income (loss):
Net loss for 2008	$(3,356)	—	—	(3,356)	—	—	(3,356)
Net change in unrealized gains (losses) on securities available-for-sale, net of tax	2,920	—	—	—	—	2,920	2,920
Net change in unrealized gains (losses) on derivative transactions	94	—	—	—	—	94	94
Net change in pension liability	(1,152)	—	—	—	—	(1,152)	(1,152)

Comprehensive income	$(1,494)

Cash dividends declared, $0.60 per share		—	—	(7,144)	—	—	(7,144)
Net performance share activity		14	213	—	—	—	227
Unearned compensation relating to performance shares		—	(26)	—	—	—	(26)

Balance, December 31, 2008		$11,915	$93,438	$79,975	$—	$237	$185,565

The accompanying notes are an integral part of these statements.

CADENCE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR

YEARS ENDED DECEMBER 31,

(Amounts in thousands)	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(3,356)	$9,793	$14,153

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,845	4,565	4,104
Deferred income taxes	(2,025)	(2,424)	(1,350)
Provision for loan losses	28,599	8,130	1,656
Increase in cash value of life insurance, net	(683)	(681)	(641)
Securities amortization and accretion, net	331	698	1,524
FHLB discount accretion	—	—	(142)
Tax benefit of stock options	—	—	(38)
Net performance share activity	201	141	—
Loss (gain) on sale of securities, net	(390)	17	(66)
Impairment loss on securities	—	5,097	2,025
(Increase) decrease in interest receivable	3,486	(855)	(3,580)
(Increase) decrease in loans held for sale	452	909	(3,377)
(Increase) decrease in other assets	(13,879)	(6,131)	3,668
Increase (decrease) in interest payable	(1,740)	(2,248)	4,442
Increase (decrease) in other liabilities	(436)	(753)	195

Net cash provided by operating activities	14,405	16,258	22,573

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid in excess of cash equivalents for acquisition	—	—	(28,369)
Purchases of securities available-for-sale	(213,680)	(308,303)	(98,306)
Purchases of securities held-to-maturity	(4,000)	—	—
Purchases of other securities	(2,400)	(11,494)	(2,449)
Proceeds from sales of securities available-for-sale	24,497	6,738	29,278
Proceeds from sales of securities held-to-maturity	279	—	—
Proceeds from sales of securities held-for-trading	—	161,391	—
Proceeds from redemption of other securities	2,480	6,336	2,730
Proceeds from maturities and calls of securities available-for-sale	199,264	145,443	76,032
Proceeds from maturities and calls of securities held-to-maturity	3,296	704	315
Proceeds from maturities and calls of securities held-for-trading	—	7,069	—
(Increase) decrease in loans	(13,729)	(121,250)	(157,760)
(Additions) disposal of premises and equipment	(159)	(6,205)	(7,659)

Net cash provided by (used in) investing activities	(4,152)	(119,571)	(186,188)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in deposits	35,593	(34,957)	128,665
Dividends paid on common stock	(7,144)	(11,897)	(12,766)
Net change in federal funds purchased and securities sold under agreements to repurchase	(8,533)	26,222	22,267
Net change in short-term FHLB borrowings	(165,972)	128,972	57,000
Proceeds from long-term debt	170,000	—	40,000
Repayment of long-term debt	(25,361)	(36,134)	(81,674)
Exercise of stock options	—	—	249
Tax benefit of stock options	—	—	38
Net proceeds from equity offering	—	—	50,218

Net cash provided by (used in) financing activities	(1,417)	72,206	203,997
Net increase (decrease) in cash and cash equivalents	8,836	(31,107)	40,382
Cash and cash equivalents at beginning of year	52,397	83,504	43,122

Cash and cash equivalents at end of year	$61,233	$52,397	$83,504

The accompanying notes are an integral part of these statements.

CADENCE FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A—SUMMARY OF ACCOUNTING POLICIES

Cadence Financial Corporation (the “Corporation”) and its subsidiaries follow accounting principles generally accepted in the United States of America, including, where applicable, general practices within the banking industry.

1. Basis of Presentation

The consolidated financial statements include the accounts of the Corporation and Cadence Bank, N.A. (the “Bank”), a wholly-owned subsidiary of the Corporation, Enterprise Bancshares, Inc. (“Enterprise”), a wholly-owned subsidiary of the Corporation, Galloway-Chandler-McKinney Insurance Agency, Inc. (“GCM Insurance”), a wholly-owned subsidiary of the Bank, NBC Insurance Services of Alabama, Inc., a wholly-owned subsidiary of the Bank, NBC Service Corporation, a wholly-owned subsidiary of the Bank, and Commerce National Insurance Company (“CNIC”), a wholly-owned subsidiary of NBC Service Corporation.

Significant intercompany accounts and transactions have been eliminated in consolidation.

Certain amounts reported in prior years have been reclassified to conform with the 2008 presentation. These reclassifications did not significantly impact the Corporation’s consolidated financial condition or results of operations.

2. Nature of Operations

The Corporation is a bank holding company. Its primary asset is its investment in the Bank, its subsidiary bank. The Bank operates under a national bank charter and is subject to regulation by the Office of the Comptroller of the Currency. The Bank provides full banking services in five southeastern states as follows: the north central region of Mississippi; the Tuscaloosa and Hoover (Birmingham MSA), Alabama market areas; the Memphis, Tennessee market area; the Brentwood and Franklin (Nashville MSA), Tennessee market area; the Sarasota (Sarasota-Bradenton-Venice MSA), Florida market area; and the cities of Blairsville and Blue Ridge in northeast Georgia.

Enterprise is an inactive subsidiary of the Corporation. GCM Insurance operates insurance agencies in the Bank’s Mississippi market area. NBC Insurance Services of Alabama, Inc., sells annuity contracts in Alabama. The primary asset of NBC Service Corporation is its investment in CNIC, a wholly-owned life insurance company.

3. Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Securities

Securities are accounted for as follows:

Securities Available-for-Sale

Securities classified as available-for-sale are those securities that are intended to be held for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including movements in interest rates, liquidity needs, security risk assessments, changes in the mix of assets and liabilities and other similar factors. These securities are carried at their estimated fair value, and the net unrealized gain or loss is reported as accumulated other comprehensive income (loss), net of tax, until realized. Premiums and discounts are recognized in interest income using the interest method.

Gains and losses on the sale of securities available-for-sale are determined using the adjusted cost of the specific security sold.

Securities Held-to-Maturity

Securities classified as held-to-maturity are those securities for which there is a positive intent and ability to hold to maturity. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method.

Trading Account Securities

Trading account securities are securities that are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 2008 and 2007.

Other Securities

Other securities are carried at cost and are restricted in marketability. Other securities consist of required investments in the Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank.

Derivative Instruments

Derivative instruments are accounted for under the requirements of Financial Accounting Standards Board (“FASB”) Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

The Corporation has hedged a portion of its floating rate prime based lending portfolio by entering into two floating to fixed interest rate swaps. As of December 31, 2008, the total notional amount of the two outstanding swaps was $20 million. The original maturities on the swaps range from twelve to fifteen months, and rates range from 5.735% to 5.905%. The transactions are cash flow hedges as defined by FASB Statement No. 133 and are accounted for under the provisions of that Statement.

The effectiveness of the transactions described above was tested as of December 31, 2008, in accordance with FASB Statement No. 133, and management determined as of that date, the transactions remained “highly effective,” as defined by FASB Statement No. 133. For the years ended December 31, 2008 and 2007, $94,000 and $63,000, respectively, were recorded as adjustments to accumulated other comprehensive income (loss) for the change in fair value of the Corporation’s outstanding swaps.

5. Loans

Loans are carried at the principal amount outstanding adjusted for the allowance for loan losses, net deferred origination fees, and unamortized discounts and premiums. Interest income on loans is recognized based on the principal balance outstanding and the stated rate of the loan.

A loan is considered to be impaired when it appears probable that the entire amount contractually due will not be collected. Factors considered in determining impairment include payment status, collateral values, and the probability of collecting scheduled payments of principal and interest when due. Generally, impairment is measured on a loan-by-loan basis using the fair value of the supporting collateral.

Loans are generally placed on a nonaccrual status when principal or interest is past due ninety days or when specifically determined to be impaired. When a loan is placed on nonaccrual status, interest accrued but not received is generally reversed against interest income. If collectability is in doubt, cash receipts on nonaccrual loans are used to reduce principal rather than recorded as interest income. Past due status is determined based upon contractual terms.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan. Premiums and discounts on purchased loans are recognized as an adjustment of yield over the contractual life of the loan.

Fees on mortgage loans sold individually in the secondary market, including origination fees, service release premiums, processing and administrative fees, and application fees, are recognized as other income in the period in which the loans are sold. These loans are underwritten to the standards of upstream correspondents and are not held on the Corporation’s consolidated balance sheets.

6. Allowance for Loan Losses

The allowance for loan losses is maintained at a level believed adequate to absorb probable losses inherent in the loan portfolio and is based on the size and current risk characteristics of the loan portfolio, an assessment of individual problem loans, actual and anticipated loss experience, current economic events, internal and regulatory loan reviews, and other pertinent factors, including regulatory guidance and general economic conditions. Determination of the allowance is inherently subjective, as it requires significant estimates, including the evaluation of collateral supporting impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends, all of which may be susceptible to significant change. When management believes the collectability of a loan is unlikely, the loss is charged off against the allowance, while any recovery of an amount previously charged off is credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned.

The allowance for loan losses consists of an allocated component and an unallocated component. The components of the allowance for loan losses represent an estimation made pursuant to either FASB Statement No. 5, “Accounting for Contingencies,” or FASB Statement No. 114, “Accounting by Creditors for Impairment of a Loan.” The allocated component of the allowance for loan losses reflects expected losses resulting from an analysis developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific allocations are based on a regular review of all loans over a fixed-dollar amount and where the internal credit rating is at or below a predetermined classification. The historical loan loss element is determined statistically using loss experience and the related internal gradings of loans charged off. The analysis is performed quarterly and loss factors are updated regularly based on actual experience. The allocated component of the allowance for loan losses also includes consideration of the amounts necessary for any concentrations and changes in portfolio mix and volume.

The unallocated portion of the allowance reflects management’s estimate of probable inherent but undetected losses within the portfolio due to external credit risk factors, such as uncertainties in economic conditions, changes in certain market segments, and changes in collateral values.

7. Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are determined using the straight-line method at rates calculated to depreciate or amortize the cost of assets over their estimated useful lives.

Maintenance and repairs of property and equipment are charged to operations, and major improvements are capitalized. Upon retirement, sale, or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and any gains or losses are included in operations.

8. Other Real Estate

Other real estate consists of properties acquired through foreclosure and, as held for sale property, is recorded at the lower of the outstanding loan balance or current appraisal less estimated costs to sell. Any write-down to fair value required at the time of foreclosure is charged to the allowance for loan losses. Subsequent gains or losses on other real estate resulting from the sale of the property or additional valuation allowances required due to further declines in market value are reported in other noninterest income or expenses.

9. Goodwill and Other Intangible Assets

Goodwill represents the cost of acquired institutions in excess of the fair value of the net assets acquired. In accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets,” the Corporation does not amortize goodwill but performs periodic testing of goodwill for impairment. If impaired, the asset is written down to its estimated fair value.

Other identifiable intangible assets consist primarily of the core deposit premium arising from acquisitions. The core deposit premium was established using the discounted cash flow approach and is being amortized using an accelerated method over the estimated remaining life of the acquired core deposits.

10. Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently payable plus deferred taxes related primarily to differences between the bases of assets and liabilities as measured by income tax laws and their bases as reported in the financial statements. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Tax credits are recognized as a reduction of the current tax provision in the period they may be utilized.

The Corporation and its subsidiaries file consolidated income tax returns. The subsidiaries provide for income taxes on a separate return basis and remit to the Corporation amounts determined to be payable.

11. Trust Assets

Except for amounts included in deposits, assets of the Trust Department are not included in the accompanying consolidated balance sheets.

12. Advertising Costs

Advertising costs are expensed in the period in which they are incurred.

13. Employee Benefits

Employees hired prior to January 1, 2001, participate in a noncontributory defined benefit pension plan. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service and compensation. Contributions to the plan reflect benefits attributed to employees’ services to date, as well as services expected to be earned in the future. The annual pension cost charged to expense is actuarially determined in accordance with the provisions of FASB Statement No. 87, “Employers’ Accounting for Pensions.” The plan was amended effective January 1, 2001, to close participation in the plan. Employees hired subsequent to December 31, 2000, are not eligible to participate.

On January 1, 2001, the Corporation and its subsidiaries adopted a defined contribution profit sharing plan. Employer contributions are made annually equal to 3% of each participant’s base pay. Participant accounts are 100% vested upon completion of five years of service. Effective January 1, 2008, the plan was frozen, and employees hired subsequent to December 31, 2007, are not eligible to participate. Current participant accounts will continue to share in the earnings of the plan, and the accounts will be available to participants at retirement in accordance with the plan documents.

The Corporation and its subsidiaries provide a deferred compensation arrangement (401(k)) plan whereby employees contribute a percentage of their compensation. Prior to January 1, 2008, the plan provided for matching contributions of fifty percent of employee contributions of six percent or less for employees with less than twenty years of service. For employees with service of twenty years or more, the matching contribution was seventy-five percent of employee contributions of six percent or less. Effective January 1, 2008, the plan provides for a 100% match of employee contributions up to six percent of employee compensation, and the matching contributions are immediately vested at 100%.

Employees participate in a nonleveraged Employee Stock Ownership Plan (“ESOP”) through which common stock of the Corporation is purchased at its market price for the benefit of employees. Effective January 1, 2001, the ESOP was amended to freeze the plan and to allow no new entrants into the ESOP. All participants at December 31, 2000, became 100% vested in their accounts. The ESOP is accounted for in accordance with Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.”

The Corporation has a supplemental retirement plan that originated from an acquired bank for certain directors and officers of that acquired bank. Life insurance contracts have been purchased which may be used to fund payments under the plans. The annual cost charged to expense and the estimated present value of the projected payments are actuarially determined in accordance with the provisions of FASB Statement No. 87, “Employers’ Accounting for Pensions.”

In 1998, the Corporation entered into agreements with certain senior officers to establish an indexed retirement plan (an unqualified supplemental retirement plan). Benefit amounts were based on additional earnings from bank owned life insurance (“BOLI”) policies compared to the yield on treasury securities. In 2008, as part of the plan amendments required for compliance with Regulation 409A, the payments to participants on this plan were changed from variable payment amounts to fixed payment amounts to begin on a monthly basis at age 65. The annual cost charged to expense and the estimated present value of the projected payments are determined in accordance with the provisions of Accounting Principles Board No. 12, as amended by FASB Statement No. 106, relating to deferred compensation contracts.

The Corporation provides a voluntary deferred compensation plan for certain of its executive and senior officers. Under this plan, the participants may defer up to 25% of their annual compensation. The Corporation may but is not obligated to contribute to the plan. Amounts contributed to this plan are credited to a separate account for each participant and are subject to a risk of loss in the event of the Corporation’s insolvency. The Corporation made no contributions to this plan in 2006, 2007 or 2008.

The Corporation provides an employee phantom stock plan whereby 11,245 units or phantom shares of the Corporation’s stock have been assigned for the benefit of certain key employees. Under the terms of the plan, retirement or similar payments will be equal to the fair market value of the stock plus all cash dividends paid since the adoption of the agreement. An expense was recorded at the establishment date based on the market value of the stock. Any increase or decrease in the value of the stock is recorded as an adjustment to employee benefits expense.

As of January 1, 2008, the Corporation adopted Emerging Issues Task Force (“EITF”) Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” Under the terms of an endorsement arrangement, an employer owns and controls a policy that will provide future postretirement benefits to an employee. EITF Issue No. 06-4 requires that a liability be recognized for the postretirement benefit obligation, together with related postretirement benefit expense, based on the substantive agreement with the employee. As of January 1, 2008, the Corporation recorded a cumulative-effect debit adjustment to retained earnings of approximately $368,000 related to the adoption of EITF Issue No. 06-4. Related postretirement benefit expense has been and will be recorded monthly thereafter.

14. Other Assets

Financing costs related to the issuance of junior subordinated debentures and the origination cost of the Corporation’s revolving line of credit have been capitalized and are being amortized over the life of the respective instruments and are included in other assets.

The Corporation has invested in a low income housing partnership as a 99% limited partner. The partnership has qualified to receive annual low income housing federal tax credits that are recognized as a reduction of current tax expense. The investment is accounted for using the equity method.

The Corporation invests in BOLI, which involves the purchasing of life insurance on a chosen number of employees. The Corporation is the owner of the policies and, accordingly, the cash surrender value of the policies is included in other assets, and increases in cash surrender values are reported as income.

15. Stock Options/Performance Share Grants

Effective January 1, 2006, the Corporation adopted FASB Statement No. 123(R), “Share-Based Payment.” This Statement requires that the fair value of equity instruments exchanged for employee service (as determined on the grant date of the award) be recognized as compensation cost over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). Changes in fair value during the requisite service period are recognized as compensation cost over that period. The Statement’s provisions are applied to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date is recognized as the requisite service is rendered on or after the required effective date. FASB Statement No. 123(R) did not impact the Corporation’s financial statements for the years ended December 31, 2008, 2007 or 2006, as all options were vested as of December 31, 2005.

During 2006, the shareholders of the Corporation adopted a new Long-Term Incentive Compensation Plan. This plan gave the Compensation Committee of the Board of Directors additional alternatives for using share-based compensation. During 2006, 2007, and 2008, the Compensation Committee granted performance shares to certain officers. These shares are being accounted for under FASB Statement No. 123(R) and compensation expense is being recognized over the requisite service period based upon the fair market value of the shares at grant date. See Note L of these Consolidated Financial Statements for additional information concerning performance shares.

16. Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks, interest-bearing deposits with banks, and federal funds sold. Generally, federal funds are sold for one to seven day periods.

17. Net Income Per Share

Basic net income per share computations are based upon the weighted average number of common shares outstanding during the periods. Diluted net income per share computations are based upon the weighted average number of common shares outstanding during the periods plus the dilutive effect of outstanding stock options.

Performance shares outstanding are included in the average diluted shares outstanding until the performance targets have been achieved. Once the performance has been attained and the shares are vesting over a time period, they are included in average primary shares outstanding.

Presented below is a summary of the components used to calculate basic and diluted net income per share for the years ended December 31, 2008, 2007, and 2006:

	Years Ended December 31,
(In thousands, except per share data)	2008	2007	2006
Basic Net Income (Loss) Per Share
Weighted average common shares outstanding	11,907	11,896	10,323

Net income (loss)	$(3,356)	$9,793	$14,153

Basic net income (loss) per share	$(0.28)	$0.82	$1.37

Diluted Net Income (Loss) Per Share
Weighted average common shares outstanding	11,907	11,896	10,323
Net effect of weighted average outstanding but unearned performance shares	24	17	—
Net effect of the assumed exercise of stock options based on the treasury stock method	—	2	6

Total weighted average common shares and common stock equivalents outstanding	11,931	11,915	10,329

Net income (loss)	$(3,356)	$9,793	$14,153

Diluted net income (loss) per share	$(0.28)	$0.82	$1.37

18. Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Corporation enters into off-balance sheet financial instruments consisting of commitments to extend credit, credit card lines, standby letters of credit and commitments to purchase securities. Such financial instruments are recorded in the financial statements when they are exercised.

19. Business Segments

FASB Statement No. 131, “Disclosures About Segments of an Enterprise and Related Information,” requires public companies to report (i) certain financial and descriptive information about their reportable operating segments (as defined) and (ii) certain enterprise-wide financial information about products and services, geographic areas, and major customers. Management believes the Corporation’s principal activity is commercial banking and that other activities are not considered significant segments.

20. Recent Accounting Pronouncements

In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” which requires enhanced financial statement disclosures for companies holding derivative instruments. The provisions of FASB Statement No. 161 are effective for financial statements of fiscal years and interim periods beginning after November 15,

2008. The Corporation is currently determining the effects of FASB Statement No. 161 on its consolidated financial statement disclosures.

In May 2008, the FASB issued Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. FASB Statement No. 162 became effective in November 2008 for the Public Company Accounting Oversight Board (“PCAOB”) amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” FASB Statement No. 162 is not expected to result in a change in the Corporation’s financial reporting practices.

In June 2008, the FASB issued Staff Position (“FSP”) No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” FSP No. EITF 03-6-1 requires unvested share-based payment awards containing nonforfeitable rights to dividends or dividend equivalents, whether paid or unpaid, to be classified as participating securities and thus, be included in the computation of basic earnings per share. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Corporation is currently determining the effects of FSP No. EITF 03-6-1 on its consolidated financial statements and related disclosures.

In December 2008, the FASB issued FSP No. FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.” FSP No. FAS 132(R)-1 requires companies to disclose additional information about their postretirement benefit plan assets, including investment policies and strategies, categories of plan assets, fair value measurements of plan assets, and significant concentrations of risk. The additional disclosure requirements are effective for fiscal years ending after December 15, 2009, with earlier application permitted. The Corporation is currently determining the effects of FSP No. FAS 132(R)-1 on its financial statement disclosures.

NOTE B—ACQUISITIONS

On November 14, 2006, the Corporation completed the acquisition of Seasons, and its subsidiary bank, Seasons Bank, located in Blairsville, Georgia. On August 17, 2006, the Corporation completed the acquisition of SunCoast, and its subsidiary bank, SunCoast Bank, located in Sarasota and Manatee Counties, Florida. The Corporation’s financial statements include the results of operations for Seasons and SunCoast from their respective merger dates. The pro forma impact of these acquisitions on the Corporation’s results of operations was immaterial.

NOTE C—SECURITIES

A summary of amortized cost and estimated fair value of securities available-for-sale and securities held-to-maturity at December 31, 2008 and 2007, follows:

	December 31, 2008
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available-for-sale:
U. S. Treasury securities	$310	$16	$—	$326
Obligations of other U. S. government agencies	88,593	1,567	—	90,160
Obligations of states and municipal subdivisions	86,940	582	1,076	86,446
Mortgage-backed securities	213,736	6,736	17	220,455
Other securities	1,685	3	373	1,315

	$391,264	$8,904	$1,466	$398,702

Securities held-to-maturity:
Obligations of states and municipal subdivisions	$21,358	$757	$—	$22,115

	December 31, 2007
Securities available-for-sale:
U. S. Treasury securities	$300	$—	$—	$300
Obligations of other U. S. government agencies	172,749	935	5	173,679
Obligations of states and municipal subdivisions	90,224	364	386	90,202
Mortgage-backed securities	137,221	971	412	137,780
Other securities	1,855	39	59	1,835

	$402,349	$2,309	$862	$403,796

Securities held-to-maturity:
Obligations of states and municipal subdivisions	$22,846	$1,111	$—	$23,957

The scheduled maturities of securities available-for-sale and securities held-to-maturity at December 31, 2008 were as follows:

	Available-for-Sale		Held-to-Maturity
(In thousands)	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$5,257	$5,365	$2,145	$2,182
Due after one year through five years	68,675	69,545	—	—
Due after five years through ten years	61,176	60,865	1,933	2,009
Due after ten years	42,420	42,472	17,280	17,924
Mortgage-backed securities and other securities	213,736	220,455	—	—

	$391,264	$398,702	$21,358	$22,115

Gross gains of $440,000, $124,000, and $72,000, and gross losses of $50,000, $141,000, and $6,000, were realized on securities available-for-sale in 2008, 2007, and 2006, respectively.

The Corporation recognized a $5.1 million impairment loss in the first quarter of 2007 relating to certain collateralized mortgage obligations and mortgage-backed securities. These securities were sold early in the second quarter of 2007, and the proceeds were invested in agency securities.

During the third quarter of 2006, the Corporation recognized a $2.0 million other-than-temporary impairment charge relating to certain Fannie Mae and Freddie Mac preferred stock. Those securities were sold in the fourth quarter of 2006 for amounts approximating their fair values.

Securities with a carrying value of $319.8 million and $316.2 million at December 31, 2008 and 2007, respectively, were pledged to secure public and trust deposits, FHLB borrowings, repurchase agreements and for other purposes as required or permitted by law.

The details concerning securities classified as available-for-sale with unrealized losses as of December 31, 2008 and 2007, were as follows:

	Losses < 12 Months		Losses 12 Months or >		Total
(In thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
2008
Obligations of other U.S. government agencies	$—	$—	$—	$—	$—	$—
Obligations of states and municipal subdivisions	33,898	1,055	1,217	21	35,115	1,076
Mortgage-backed securities	2,315	17	—	—	2,315	17
Other securities	336	150	477	223	813	373

	$36,549	$1,222	$1,694	$244	$38,243	$1,466

2007
Obligations of other U.S. government agencies	$1,999	$1	$2,696	$4	$4,695	$5
Obligations of states and municipal subdivisions	1,434	6	39,924	380	41,358	386
Mortgage-backed securities	256	1	50,355	411	50,611	412
Equity securities	1,032	55	59	4	1,091	59

	$4,721	$63	$93,034	$799	$97,755	$862

There were no securities classified as held-to-maturity with unrealized losses as of December 31, 2008 or 2007.

As of December 31, 2008, approximately 29% of the number of securities in the investment portfolio reflected an unrealized loss. Management does not believe any individual security with an unrealized loss as of December 31, 2008 is other-than-temporarily impaired, as discussed in more detail below:

Obligations of States and Municipal Subdivisions The unrealized losses on the Corporation’s investments in obligations of states and municipal subdivisions were caused by interest rate fluctuations. Because none of these investments have been downgraded by rating agencies and the Corporation has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Corporation does not consider these investments to be other-than-temporarily impaired as of December 31, 2008.

Mortgage-Backed Securities Contractual cash flows of these investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Corporation’s investment, unless they have early prepayments that would place any unamortized premium at risk. The total amount of unamortized premium at December 31, 2008, is not material to the Corporation. Because the Corporation has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Corporation does not consider these investments to be other-than-temporarily impaired as of December 31, 2008.

Other Securities The unrealized losses on the Corporation’s investments in other securities relate to various mutual funds held in deferred compensation accounts. The amount of these securities and the related unrealized losses are not material and the Corporation has the ability and intent to hold the investments until a recovery of fair value; thus, the Corporation does not consider these investments to be other-than-temporarily impaired as of December 31, 2008.

NOTE D—LOANS

Loans outstanding include the following types:

	December 31,
(In thousands)	2008	2007
Commercial and industrial	$219,236	$233,055
Personal	30,921	34,702

Real estate:
Construction	179,381	281,391
Commercial real estate	670,595	573,387
Real estate secured by residential properties	130,060	130,432
Mortgage	29,702	35,392

Total real estate	1,009,738	1,020,602
Other	68,434	49,488

	1,328,329	1,337,847
Allowance for loan losses	(20,730)	(14,926)

	$1,307,599	$1,322,921

Transactions in the allowance for loan losses are summarized as follows:

	Years Ended December 31,
(In thousands)	2008	2007	2006
Balance at beginning of year	$14,926	$12,236	$9,312
Allowance of acquired entities	—	—	3,116

	14,926	12,236	12,428

Additions:
Provision for loan losses charged to operating expense	28,599	8,130	1,656
Recoveries of loans previously charged off	1,126	2,058	785

	29,725	10,188	2,441

Deductions:
Loans charged off	23,921	7,498	2,633

	23,921	7,498	2,633

Balance at end of year	$20,730	$14,926	$12,236

At December 31, 2008, 2007, and 2006, the recorded investment in loans considered to be impaired (as defined in FASB Statement No. 114, “Accounting by Creditors for Impairment of a Loan”) totaled approximately $59.7 million, $23.8 million, and $13.6 million, respectively. The allowance for loan losses related to these loans approximated $10.1 million, $4.4 million, and $2.1 million at December 31, 2008, 2007, and 2006, respectively. The average recorded investment in impaired loans during the years ended December 31, 2008, 2007, and 2006 was approximately $35.5 million, $17.2 million, and $10.2 million, respectively. For the year ended December 31, 2008, management estimates that the amount of income recognized on impaired loans was approximately $1.5 million. For the years ended December 31, 2007 and 2006, the amount of income recognized on impaired loans was immaterial. At December 31, 2008, 2007, and 2006, nonaccrual loans amounted to approximately $28.2 million, $3.6 million, and $1.5 million, respectively, and loans past due ninety days or more and still accruing interest amounted to approximately $3.5 million, $5.5 million, and $1.3 million, respectively.

Generally, mortgage loans are originated in amounts up to 80% of the appraised value or selling price of the property. However, certain loans may allow the borrower to borrow more than 80% of the appraised value, often without buying private mortgage insurance, therefore subjecting the Corporation to greater credit risk. The amount of residential mortgage loans with loan-to-value ratios greater than 80% was approximately $8.4 million and $3.2 million as of December 31, 2008 and 2007, respectively.

NOTE E—PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization as follows:

(In thousands)	Estimated Useful Lives In Years	December 31,
		2008	2007
Premises:
Land	—	$13,130	$10,524
Buildings, construction and improvements	10 - 50	29,082	32,349

		42,212	42,873
Equipment	3 - 10	14,822	15,362

		57,034	58,235
Less accumulated depreciation and amortization		(23,625)	(22,327)

		$33,409	$35,908

The amount charged to operating expenses for depreciation was $2,658,000 for 2008, $2,832,000 for 2007, and $2,410,000 for 2006.

NOTE F—DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more as of December 31, 2008 and 2007, was $425,901,000 and $383,229,000, respectively.

At December 31, 2008, the scheduled maturities of time deposits included in interest-bearing deposits were as follows:

Year	Amount
(In thousands)
2009	$544,153
2010	121,502
2011	10,565
2012	6,152
2013	5,918
Thereafter	971

NOTE G—BORROWED FUNDS

Federal funds purchased and securities sold under agreements to repurchase, excluding the term repurchase transactions discussed in the following paragraphs, generally mature within one to seven days from the transaction date. Securities underlying the repurchase agreements remain under the control of the Corporation.

In September 2007, the Corporation entered into a $25.0 million structured repurchase transaction. This transaction is a standard repurchase transaction with a fixed rate of 4.255% and a forty-two month term. The transaction has a quarterly call option after one year.

In March 2008, the Corporation restructured a $25.0 million repurchase transaction initially entered into in December 2006. This transaction is a standard repurchase transaction with a fixed rate of 4.10% and a thirty-three month term. The transaction has a quarterly call option after nine months.

Information concerning federal funds purchased and securities sold under agreements to repurchase is summarized as follows:

($ In thousands)	2008	2007
Balance at year end	$98,527	$107,060
Average balance during the year	104,334	95,406
Average interest rate during the year	2.99%	4.29%
Maximum month-end balance during the year	$125,068	$107,060

Repurchase agreements are treated as collateralized financing obligations and are reflected as a liability in the consolidated financial statements.

On December 30, 2003, the Corporation issued $30.9 million of floating rate junior subordinated deferrable interest debentures to NBC Capital Corporation (MS) Statutory Trust I (the “Trust”), a Connecticut business trust, in which the Corporation owns all of the common equity. The debentures are the sole asset of the Trust. The net proceeds received by the Corporation from the issuance of the debentures were used for the Enterprise acquisition. The Trust issued $30.0 million of Trust Preferred Securities (“TPSs”) to investors. The Corporation’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Corporation of the Trust’s obligations under the TPSs. The TPSs are redeemable at the Corporation’s option on or after December 30, 2008, on any interest payment date. The TPSs must be redeemed upon maturity of the debentures in 2033. Interest on the debentures and TPSs is the three month London Interbank Offer Rate (“LIBOR”) plus 2.85% and is payable quarterly.

With the 2004 acquisition of Enterprise, the Corporation assumed the liability for an additional $6.2 million in subordinated debentures issued to support TPSs. As a result, the Corporation became the sole shareholder of Enterprise (TN) Statutory Trust I, a Connecticut business trust. The TPSs were fully redeemed in December 2007, and the trust was dissolved in January 2008.

In accordance with FASB Interpretation No. 46R, neither of the above-referenced trusts are consolidated into the financial statements of the Corporation.

Other borrowed funds consisted of the following at December 31:

(In thousands)	2008	2007
FHLB advances	$188,357	$209,690
Treasury tax and loan note	581	1,081

	$188,938	$210,771

Advances due to the FHLB consist of both monthly amortized and term borrowings with maturity dates ranging from January 2009 through November 2013. Interest is payable monthly at rates ranging from 1.9% to 5.58%. Advances due to the FHLB are collateralized by FHLB stock and a blanket lien on first mortgage loans in the amount of the outstanding borrowings. FHLB advances available and unused at December 31, 2008, totaled $137.0 million. The treasury tax and loan note generally matures within one to sixty days from the transaction date. Interest is paid at an adjustable rate as set by the U. S. Government.

Annual principal repayment requirements on FHLB borrowings at December 31, 2008, were as follows:

Year	Amount
(In thousands)
2009	$87,854
2010	63,662
2011	16,308
2012	533
2013	20,000
Thereafter	—

In December 2007, the Corporation extended a revolving credit agreement (the “Agreement”) that provided the Corporation with access to borrow up to $30.0 million. These borrowings could have been used to finance acquisitions and for other general corporate purposes, provided that the borrowings used for purposes other than acquisitions did not exceed $15.0 million. Interest on each borrowing would have been paid at the lender’s base rate or at LIBOR, plus 1.25% annually. The Corporation also paid a commitment fee, accruing at the annual rate of 0.15%, on the daily amount of the unused commitment. Borrowings were contingent on the

Corporation’s ability to maintain various operational and financial covenants, unless the Corporation was granted a waiver. The Corporation had pledged 605,000 shares of Cadence stock as collateral for these borrowings and had covenanted to pledge shares with a minimum book value of $75.0 million. The Corporation had no outstanding borrowings under the Agreement as of December 31, 2008 or 2007, and the Corporation terminated the Agreement in February 2009.

NOTE H—OTHER ASSETS AND OTHER LIABILITIES

Other assets and other liabilities at December 31, 2008 and 2007, consisted of the following:

	December 31,
(In thousands)	2008	2007
Other assets:
Cash surrender value of life insurance	$23,584	$22,755
Deferred income tax benefits	7,514	6,640
Other real estate	18,691	10,678
Prepaid expenses and other	12,247	6,827

	$62,036	$46,900

Other liabilities:
Accrued expenses	$5,366	$6,354
Pension obligation	2,242	1,014
Other	3,652	3,460

	$11,260	$10,828

NOTE I—COMPREHENSIVE INCOME

In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double counting amounts that are displayed as part of net income for a period that also had been displayed as part of other comprehensive income. The disclosures of the reclassification amounts are as follows:

	Years Ended December 31,
(In thousands)	2008	2007	2006
Net change in unrealized gains (losses) on securities:
Net unrealized gains (losses) on securities available-for-sale	$5,119	$3,425	$4,141
Reclassification adjustment for (gains) losses on securities available-for-sale	(390)	5,114	1,959

Net change in unrealized gains (losses) on securities available-for-sale before tax	4,729	8,539	6,100

Income tax:
Net unrealized gains (losses) on securities available-for-sale	(1,958)	(1,310)	(1,584)
Reclassification adjustment for (gains) losses on securities available-for-sale	149	(1,956)	(749)

Total income tax	(1,809)	(3,266)	(2,333)

Net change in unrealized gains (losses) on securities	$2,920	$5,273	$3,767

NOTE J—INCOME TAXES

The provision for income taxes including the tax effects of securities transactions (2008—$149,000; 2007—($1,956,000):

	Years Ended December 31,
(In thousands)	2008	2007	2006
Current:
Federal	$(1,180)	$4,872	$5,472
State	(767)	340	862
Deferred (credits)	(3,072)	(2,424)	(1,350)

	$(5,019)	$2,788	$4,984

The difference between the total expected tax expense at the federal tax rate and the reported income tax expense is as follows:

	Years Ended December 31,
(In thousands)	2008	2007	2006
Tax on income before income taxes	$(2,727)	$4,405	$6,698

Increase (decrease) resulting from:
Tax-exempt income	(1,908)	(1,829)	(1,943)
Nondeductible expenses	186	251	188
State income taxes, net of federal benefit	(604)	221	560
Tax credits	(172)	(291)	(432)
Other, net	206	31	(87)

	$(5,019)	$2,788	$4,984

The components of the net deferred tax included in the consolidated balance sheets are as follows:

	December 31,
(In thousands)	2008	2007
Deferred tax assets:
Allowance for loan losses	$7,929	$5,709
Deferred compensation	1,370	1,416
Pension	877	408
Other	3,610	2,170

Total deferred tax assets	13,786	9,703

Deferred tax liabilities:
Premises and equipment	(812)	(186)
FHLB stock	(490)	(161)
Core deposit intangible premium	(757)	(1,089)
Unrealized gain on securities available-for-sale	(2,977)	(557)
Other	(1,236)	(1,070)

Total deferred tax liabilities	(6,272)	(3,063)

Net deferred tax asset	$7,514	$6,640

The Corporation has adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 requires a company to evaluate whether the tax position taken by a company will more likely than not be sustained upon examination by the appropriate taxing authority. It also provides guidance on how a company should measure the amount of benefit that the company is to recognize in its financial statements. The Corporation does not have tax positions that meet these requirements as of December 31, 2008 or 2007.

NOTE K—GOODWILL AND OTHER INTANGIBLE ASSETS

The following table summarizes goodwill and intangible assets at December 31:

(In thousands)	2008	2007
Core deposit intangible, net of accumulated amortization	$1,980	$2,848
Trademarks, net of accumulated amortization	24	24
Noncompete agreements, net of accumulated amortization	—	21

Total intangible assets	2,004	2,893

Goodwill	66,845	66,845

Total goodwill and intangible assets	$68,849	$69,738

The amortization expense relating to intangible assets was $890,000, $1,328,000, and $1,144,000 for 2008, 2007, and 2006, respectively.

Estimated intangible assets amortization expense for the next five years and thereafter is:

Year	Amount
(In thousands)
2009	$619
2010	450
2011	333
2012	249
2013	191
Thereafter	138

NOTE L—PERFORMANCE SHARES AND STOCK OPTIONS

The Corporation has one active Long Term Incentive Compensation Plan (the “LTIP”), administered by the Compensation Committee of the Board of Directors. Under the LTIP, 750,000 shares of common stock have been reserved for issuance to the Corporation’s eligible employees, as well as the directors and employees of certain of the Corporation’s affiliates. The form of share awards that may be awarded under the LTIP include the following: (i) incentive stock options under Section 422 of the Internal Revenue Code, as amended (the “Code”); (ii) non-statutory stock options not covered by Section 422 of the Code; (iii) stock appreciation rights, granting the recipient the right to receive an excess in the fair market value of shares of common stock over a specified exercise price; (iv) restricted stock, which will be non-transferable until it vests over time; (v) qualified performance-based incentives to employees who qualify as covered employees within the meaning of Section 162(m) of the Code; and (vi) performance shares, consisting of common stock, cash, or a combination of common stock and cash.

In 2006, 2007, and 2008, under the provisions of the LTIP, the Compensation Committee awarded performance shares of stock to certain eligible employees. The shares vest in equal amounts over a four-year period after they are earned.

A summary of the Corporation’s performance share activity for the years ended December 31, 2008, 2007 and 2006, follows:

	2008	2007	2006
Shares outstanding, beginning of year	35,450	18,750	—
Shares granted	79,332	70,300	18,750
Shares forfeited	(68,150)	(53,600)	—

Shares outstanding, end of year	46,632	35,450	18,750

Shares earned, beginning of year	30,950	18,750	—
Shares earned	13,682	15,200	18,750
Shares forfeited	—	(3,000)	—

Shares earned, end of year	44,632	30,950	18,750

Shares unearned, end of year	2,000	4,500	—

Shares outstanding, end of year	46,632	35,450	18,750

Compensation expense for year	$202,354	$148,928	$16,000

Prior to 2006, the Corporation had certain nonqualified stock option plans administered by the Compensation Committee. Employees eligible to receive incentives under these plans were those designated, individually or by groups or categories, by the Compensation Committee. The following grants were issued under these plans:

Grant Date	Number of Shares	Option Price
June 2001	112,000	$20.75
June 2002	117,868	$24.11
April 2004	139,187	$25.18
January 2005	16,300	$25.28

Initially under these plans, the options were to vest in equal amounts over a four-year period. However, during the third quarter of 2005, the Compensation Committee reviewed the Corporation’s stock option plans and the options outstanding. At the time of the review, all outstanding options that were not vested were out-of-the-money. This situation had existed for much of 2005. In the opinion of the Compensation Committee, the options were not achieving their intended purposes of incentive compensation and employee retention. As a result, the Compensation Committee recommended to the Board of Directors that all outstanding options be vested to avoid recognizing future expense for options that were not achieving their intended results, and the Board of Directors voted to vest all outstanding options, effective August 31, 2005.

In April of 2004, the Corporation exchanged its options for options that had been issued by Enterprise. As a result of this transaction, the Corporation issued 16,731 options at an exercise price of $16.14 per share and 22,308 options at an exercise price of $17.21 per share. All of these options became fully vested at the change of control and expire between 2010 and 2013. At December 31, 2008, 11,154 of the $16.14 options and 14,872 of the $17.21 options were outstanding and exercisable.

FASB 123(R) requires that compensation cost related to share-based payment transactions, including stock options, be recognized in the financial statements; however, since all options were fully vested as of the effective date of this pronouncement, no expense was recognized in the income statement in 2006, 2007 or 2008.

A summary of the status of the Corporation’s stock option plans for the three years ended December 31, 2008 follows:

	2008		2007		2006
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Options outstanding, beginning of year	327,286	$23.01	339,286	$23.07	374,263	$22.91
Options granted	—	—	—	—	—	—
Options exercised	—	—	—	—	(14,513)	17.16
Options cancelled	—	—	(12,000)	24.65	(20,464)	24.33

Options outstanding, end of year	327,286	23.01	327,286	23.01	339,286	23.07

Options exercisable at end of year	327,286	23.01	327,286	23.01	339,286	23.07

Weighted average fair value of options granted during year	$—		$—		$—

The following table summarizes information about stock options outstanding at December 31, 2008:

Exercise Price	Number Outstanding	Remaining Contractual Life In Years	Number Exercisable
$20.75	88,400	2.5	88,400
24.11	94,267	3.5	94,267
25.18	102,293	5.7	102,293
16.14	3,718	2.0	3,718
17.21	7,436	3.0	7,436
17.21	7,436	4.0	7,436
16.14	7,436	5.0	7,436
25.28	16,300	6.1	16,300

NOTE M—EMPLOYEE BENEFITS

The Corporation accounts for its defined benefit plan in accordance with FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This Statement requires companies to recognize the funded status of a defined benefit plan (measured as the difference between the fair value of plan assets and the projected benefit obligation) on the balance sheet and to recognize in other comprehensive income any gains or losses and prior service costs or benefits not included as components of periodic benefit cost.

The following table sets forth the defined benefit plan’s funded status and amounts recognized in the Corporation’s consolidated financial statements at December 31, 2008 and 2007:

	December 31,
($ in thousands)	2008	2007
Change in benefit obligation:
Benefit obligation at beginning of year	$13,210	$12,147
Service cost	821	638
Interest cost	675	691
Actuarial loss (gain)	(219)	354
Administrative expenses paid	(129)	(120)
Benefits paid	(1,409)	(848)
Plan change	—	348

Benefit obligation at end of year	12,949	13,210

Change in plan assets:
Fair value of plan assets at beginning of year	12,196	11,631
Return on plan assets	(2,651)	879
Employer contributions	2,700	654
Administrative expenses paid	(129)	(120)
Benefits paid	(1,409)	(848)
Settlements	—	—

Fair value of plan assets at end of year	10,707	12,196

Funded status	$(2,242)	$(1,014)

Weighted average assumptions used to determine benefit obligations at December 31:
Discount rate	6.25%	6.00%
Compensation increase rate	3.50%	4.00%
Measurement date	12/31/2008	12/31/2007
Census date	1/1/2008	1/1/2007

	Years Ended December 31,
	2008	2007	2006
Weighted average assumptions used to determine net periodic benefit cost for years ended December 31:
Discount rate	6.00%	5.75%	5.75%
Expected return on plan assets	7.50%	7.50%	7.50%
Rate of compensation increase	4.00%	4.00%	4.00%

Components of net periodic benefit cost:
Service cost	$821	$638	$591
Interest cost	675	691	703
Expected return on plan assets	(770)	(831)	(832)
Amortization of prior service costs	(93)	(126)	(126)
Recognized net actuarial loss	275	346	381

Net periodic benefit cost	$908	$718	$717

Amounts recognized in accumulated other comprehensive income:
Net actuarial loss	$(7,185)	$(4,257)	$(4,297)
Prior service cost	71	165	638

	(7,114)	(4,092)	(3,659)
Tax effect	(2,721)	(1,565)	(1,400)

Net	$(4,393)	$(2,527)	$(2,259)

The amounts in accumulated other comprehensive income that are expected to be recognized as components of net periodic benefit cost in 2009 are as follows:

Amount
(In thousands)
Amortization of net actuarial loss	$343
Amortization of prior service cost	(93)

Total	$250

The accumulated benefit obligation for the defined benefit pension plan was $10.7 million and $10.1 million at December 31, 2008 and 2007, respectively.

Retiree benefit payments, which reflect expected future service, are anticipated to be paid as follows:

Year	Amount
(In thousands)
2009	$1,334
2010	1,050
2011	3,145
2012	991
2013	1,038
2014-2018	6,345

Total	$13,903

In determining the expected return on plan assets, the Corporation considers the relative weighting of plan assets, the historical performance of total plan assets, individual asset classes, and economic and other indicators of future performance. In addition, the Corporation may consult with and consider the opinions of financial and other professionals in developing appropriate return benchmarks.

The Corporation’s pension plan weighted-average asset allocations at December 31, 2008 and 2007, by asset category were as follows:

	Plan Assets at December 31,
	2008	2007
Asset Category
Equity securities	40%	60%
Debt securities	27%	33%
Cash and cash equivalents	33%	7%

Total	100%	100%

The primary investment objective of the Corporation’s defined benefit pension plan is to maximize total return while accepting and managing a moderate to average degree of risk. The assets are invested based upon a moderate growth asset allocation model, which seeks to provide long-term growth of capital with a moderate level of current income and a somewhat higher level of principal volatility. The assets are allocated in a target mix of 37% fixed income, 53% equity and 10% money market. The fixed income class is divided between a short-term government bond fund, a core fixed income bond fund, a high-yield bond fund and an international bond fund. The equity class is diversified among large, mid and small cap growth and value stock funds with an emphasis being placed on large cap. There is also an exposure in the international equity market. This diversification among all of the equity sectors is an effort to reduce risk and attempt to generate higher returns. As a result of market conditions and cash contributions by the Corporation, the target percentages may not be achieved at any one point in time. The asset category percentages for 2008 reflect a $2.7 million cash contribution made by the Corporation in late December. This contribution will be worked into the portfolio over a four to six month period.

The Employee Benefit Committee of the Corporation reviews annually the investments of the plan made throughout the year and approves and ratifies the investment model used for the upcoming year. The investments are managed by the Trust Division of the Corporation within the guidelines established by the Employee Benefit Committee. It is the intent of management and the Committee to give the investment managers flexibility within the overall parameters designated in the investment model selected by the Employee Benefit Committee for the plan.

Equity securities do not include common stock of the Corporation.

The Corporation has until September 15, 2009 to make any necessary cash contributions to the plan for 2008. A 2008 plan year contribution of $1.1 million was made by the Corporation in February 2009. There is no requirement to make a 2009 plan contribution by December 31, 2009. However, to maximize funding levels and to take advantage of certain tax benefits, the Corporation expects to deposit to the plan an amount ranging from the calculated minimum required contribution to the maximum deductible contribution by December 31, 2009. This amount is estimated to be approximately $500,000.

No contributions were made to the Corporation’s nonleveraged ESOP in each of the three years ended December 31, 2008. At December 31, 2008, the plan held 300,902 shares of the Corporation’s common stock. Contributions to the 401(k) plan amounted to $1.1 million in 2008, $604,000 in 2007, and $527,000 in 2006. Contributions to the defined contribution plan totaled $515,000 in 2007 and $430,000 in 2006. There were no contributions made to the defined contribution plan in 2008.

The accrued liability for the supplemental retirement plan, accounted for under FASB Statement No. 87, approximates the projected benefit obligation; therefore, the adoption of FASB Statement No. 158 had no impact on this plan. The accrued liability for this plan was $1,806,000 and $1,843,000 at December 31, 2008 and 2007, respectively. The amounts recognized in compensation expense were $154,000 for the years ended December 31, 2008 and 2007, and $144,000 for the year ended December 31, 2006.

Projected benefit payments under the supplemental retirement plan are anticipated to be paid as follows:

Year	Amount
(In thousands)
2009	$191
2010	191
2011	191
2012	189
2013	168
2014-2018	356

Total	$1,286

The accrued liability for the index retirement and deferred compensation plans was $2,879,000 and $3,190,000 at December 31, 2008 and 2007, respectively. The amounts recognized in compensation expense were ($368,000), $29,000, and $170,000 for the years ended December 31, 2008, 2007, and 2006, respectively. Compensation expense is impacted by the changes in market values of plan assets. As market values declined during 2008, the liabilities under the plans declined and the plans recognized income.

NOTE N—TREASURY STOCK

The Corporation had no shares held in treasury at December 31, 2008 and 2007.

In April 2007, the Corporation’s Board of Directors approved a stock repurchase plan, which authorized the Corporation to repurchase up to 500,000 shares of its common stock through open market purchases, block trades, and negotiated private transactions. The Corporation did not repurchase any shares of its common stock in 2007. The stock repurchase plan was not renewed by the Board of Directors for 2008.

NOTE O—RELATED PARTY TRANSACTIONS

In the normal course of business, loans are made to directors and executive officers and to companies in which they have a significant ownership interest. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties, are consistent with sound banking practices, and are within applicable regulatory and lending limitations. The activity in loans to current directors, executive officers, and their affiliates during 2008 and 2007 is summarized as follows:

	December 31,
(In thousands)	2008	2007
Loans outstanding at beginning of year	$13,966	$13,586
New loans	24,084	21,920
Repayments	(18,314)	(21,540)

Loans outstanding at end of year	$19,736	$13,966

Also, in the normal course of business, the Corporation and its subsidiaries enter into transactions for services with companies and firms whose principals are directors and shareholders.

NOTE P—REGULATORY MATTERS

Generally, dividends paid by the Corporation are provided from dividends received from the Bank. Under regulations controlling national banks, the payment of any dividends by a bank without prior approval of the Comptroller of the Currency is limited to the current year’s net profits (as defined by the Comptroller of the Currency) and retained net profits of the two preceding years. At December 31, 2008, the Bank can not make dividend payments to the Corporation without prior approval.

The Corporation and the Bank are subject to regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s Consolidated Financial Statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgment by regulators about components, risk weightings, and other related factors.

To ensure capital adequacy, quantitative measures have been established by regulators that require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted average total assets (leverage). Management believes, as of December 31, 2008, that the Corporation and the Bank exceed all capital adequacy requirements.

For 2008 and 2007, the Bank was categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. A financial institution is considered to be well-capitalized if it has a total risk-based capital ratio of 10% or more, has a Tier 1 risk-based capital ratio of 6% or more, and has a Tier 1 leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would cause the Corporation or the Bank to drop below these percentages.

The actual capital amounts and ratios are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.

	Cadence Financial Corporation (Consolidated)		Cadence
($ In thousands)	Amount	Ratio	Amount	Ratio
December 31, 2008:
Total risk-based	$164,255	11.4%	$153,652	10.4%
Tier 1 risk-based	146,164	10.1%	135,607	9.3%
Tier 1 leverage	146,164	7.7%	135,607	7.0%

December 31, 2007:
Total risk-based	$168,640	11.2%	$156,272	10.2%
Tier 1 risk-based	153,714	10.2%	141,346	9.3%
Tier 1 leverage	153,714	8.0%	141,346	7.4%

	Cadence Financial Corporation (Consolidated)		Cadence
($ In thousands)	Amount	Ratio	Amount	Ratio
The minimum amounts of capital and ratios as established by banking regulators are as follows:

December 31, 2008:
Total risk-based	$115,569	8.0%	$115,274	8.0%
Tier 1 risk-based	57,785	4.0%	57,637	4.0%
Tier 1 leverage	76,472	4.0%	76,132	4.0%

December 31, 2007:
Total risk-based	$120,173	8.0%	$119,777	8.0%
Tier 1 risk-based	60,087	4.0%	59,889	4.0%
Tier 1 leverage	76,463	4.0%	76,001	4.0%

The Corporation is required to maintain average reserve balances in the form of cash or deposits with the Federal Reserve Bank. The reserve balance varies depending upon the types and amounts of deposits. At December 31, 2008 and 2007, the required reserve balance on deposit with the Federal Reserve Bank was approximately $250,000 and $150,000, respectively.

NOTE Q—COMMITMENTS AND CONTINGENT LIABILITIES

The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of banking business and which involve elements of credit risk, interest rate risk, and liquidity risk. The commitments and contingent liabilities are commitments to extend credit, home equity lines, overdraft protection lines, and standby letters of credit. Such financial instruments are recorded when they are funded. A summary of commitments and contingent liabilities at December 31, 2008 and 2007 is as follows:

	Contractual Amount December 31,
(In thousands)	2008	2007
Commitments to extend credit	$257,797	$357,541
Standby letters of credit	16,027	23,904

Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. No significant losses on commitments were incurred during the three years ended December 31, 2008, nor are any significant losses as a result of these transactions anticipated.

In June 2008, the FHLB of Dallas issued a $35 million standby letter of credit to the Bank to secure public funds.

The Corporation leases various premises and equipment under operating leases. At December 31, 2008, future minimum rental commitments are as follows:

Year	Amount
(In thousands)
2009	$1,471
2010	1,177
2011	1,082
2012	1,006
2013	904
Thereafter	5,704

Rental expense for premises and equipment for the years ended December 31, 2008, 2007 and 2006, was $1,539,000, $1,776,000, and $1,069,000, respectively.

The Corporation is a defendant in various pending and threatened legal actions arising in the normal course of business. In the opinion of management, based upon the advice of legal counsel, the ultimate disposition of these matters will not have a material effect on the Corporation’s consolidated financial statements.

NOTE R—CONCENTRATIONS OF CREDIT

Most of the loans, commitments and letters of credit have been granted to customers in the Corporation’s market areas. Generally, such customers are also depositors. Investments in state and municipal securities also involve governmental entities within the Corporation’s market areas. The concentrations of credit by type of loan are set forth in Note D of these Consolidated Financial Statements. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Letters of credit were granted primarily to commercial borrowers.

NOTE S—SUPPLEMENTAL CASH FLOW INFORMATION

	Years Ended December 31,
(In thousands)	2008	2007	2006
Cash paid during the year for:
Interest	$49,070	$67,093	$42,070
Income taxes, net of refunds	2,554	7,064	6,890
Non-cash activities:
Transfers of loans to other real estate	16,251	8,979	1,079
Stock issued for acquisition	—	—	18,862

NOTE T—DISCLOSURE ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with FASB Statement No. 107, “Disclosures About Fair Value of Financial Instruments.” The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents—For such short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities—For securities held as investments, fair value equals market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities; however, as of December 31, 2008, quoted market prices were available for all securities. The fair value of other securities, which consist of FHLB stock and Federal Reserve Bank stock, is estimated to be the carrying value, which is par.

Loans—The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits—The fair values of demand deposits are, as required by Statement No. 107, equal to the carrying value of such deposits. Demand deposits include noninterest-bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. The fair value of variable rate term deposits, those repricing within six months or less, approximates the carrying value of these deposits. Discounted cash flows have been used to value fixed rate term deposits and variable rate term deposits repricing after six months. The discount rate used is based on interest rates currently being offered on comparable deposits as to amount and term.

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase—The fair value of any federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings generally approximates their carrying value. The fair value of structured repurchase agreements is estimated using discounted cash flows, based on current incremental borrowing rates for similar types of arrangements.

Subordinated Debentures—The subordinated debentures bear interest at a variable rate and the carrying value approximates the fair value.

FHLB and Other Borrowings—The fair value of the fixed rate borrowings is estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of any variable rate borrowings approximates their fair values.

Off-Balance Sheet Instruments—Fair values of off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit do not represent a significant value until such commitments are funded or closed. Management has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

	December 31, 2008		December 31, 2007
(In thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Instruments:
Assets:
Cash and cash equivalents	$61,233	$61,233	$52,397	$52,397
Securities available-for-sale	398,702	398,702	403,796	403,796
Securities held-to-maturity	21,358	22,115	22,846	23,957
Other securities	16,369	16,369	16,449	16,449
Loans	1,307,599	1,305,410	1,322,921	1,321,174

Liabilities:
Noninterest-bearing deposits	181,191	181,191	171,403	171,403
Interest-bearing deposits	1,279,968	1,285,294	1,254,163	1,247,841
Federal funds purchased and securities sold under agreements to repurchase	98,527	101,427	107,060	106,410
Subordinated debentures	30,928	30,928	30,928	30,928
FHLB and other borrowings	188,938	192,491	210,771	210,988

The Corporation elected early adoption of FASB Statement No. 159 and adopted FASB Statement No. 157, effective January 1, 2007. As of December 31, 2008 and 2007, the Corporation’s balance sheet does not include any financial assets or liabilities for which the fair value option of FASB Statement No. 159 was elected.

The following table reflects assets measured at fair value on a recurring basis:

(In thousands)	Fair Value at December 31, 2008
Available-for-sale securities	$398,702

Fair value for these assets was determined by reference to quoted market prices in active markets for identical assets.

NOTE U—CONDENSED PARENT COMPANY STATEMENTS

Balance sheets as of December 31, 2008 and 2007, and statements of income and cash flows for the years ended December 31, 2008, 2007 and 2006, of Cadence Financial Corporation (parent company only) are presented below:

BALANCE SHEETS

	December 31,
(In thousands)	2008	2007
Assets
Cash and cash equivalents	$9,638	$7,669
Securities available-for-sale	565	3,730
Investment in and advances to subsidiaries	206,661	213,950
Other assets	1,005	1,596

	$217,869	$226,945

Liabilities and Shareholders’ Equity
Dividends payable and other liabilities	$1,376	$1,647
Subordinated debentures	30,928	30,928
Shareholders’ equity	185,565	194,370

	$217,869	$226,945

STATEMENTS OF INCOME

	Years Ended December 31,
(In thousands)	2008	2007	2006
Dividends from subsidiaries	$6,548	$11,897	$10,722
Other	427	929	1,313

Total income	6,975	12,826	12,035
Total expense	2,226	3,539	3,601

Income before income taxes and equity in undistributed earnings of subsidiaries	4,749	9,287	8,434
Income tax benefit	683	998	875

Income before equity in undistributed earnings of subsidiaries	5,432	10,285	9,309
Equity in undistributed earnings of subsidiaries in excess of (less than) dividends	(8,788)	(492)	4,844

Net income (loss)	$(3,356)	$9,793	$14,153

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In thousands)	2008	2007	2006
Cash Flows From Operating Activities
Net income (loss)	$(3,356)	$9,793	$14,153
Equity in subsidiaries’ earnings (in excess of) less than dividends	8,788	492	(4,844)
Other, net	395	(10)	2,097

Net cash provided by operating activities	5,827	10,275	11,406

Cash Flows From (Used In) Investing Activities
Payments for investments in and advances to subsidiaries	—	(180)	(34,505)
Purchase of investments available-for-sale	(5,856)	(6,213)	(50,921)
Proceeds from sales and maturities of securities available-for-sale	8,730	13,128	41,000
Other, net	187	—	498

Net cash provided by (used in) investing activities	3,061	6,735	(43,928)

Cash Flows From (Used In) Financing Activities
Repayment of advances from subsidiaries	—	(6,000)	—
Dividends paid on common stock	(7,144)	(11,897)	(12,766)
Net proceeds from equity offering	—	—	50,218
Other, net	225	247	479

Net cash provided by (used in) financing activities	(6,919)	(17,650)	37,931

Net increase (decrease) in cash and cash equivalents	1,969	(640)	5,409
Cash and cash equivalents at beginning of year	7,669	8,309	2,900

Cash and cash equivalents at end of year	$9,638	$7,669	$8,309

NOTE V—SUMMARY OF QUARTERLY RESULTS OF OPERATIONS AND PER SHARE AMOUNTS (UNAUDITED)

	Three Months Ended
(In thousands, except per share data)	Mar. 31	June 30	Sept. 30	Dec. 31
2008
Total interest income	$28,609	$25,730	$24,899	$23,619
Total interest expense	14,090	11,688	11,360	10,192

Net interest income	14,519	14,042	13,539	13,427
Provision for loan losses	3,000	3,300	11,703	10,596

Net interest income after provision for loan losses	11,519	10,742	1,836	2,831
Total noninterest income, excluding securities gains (losses)	5,800	5,166	6,157	5,479
Securities gains (losses)	203	(48)	70	165
Total noninterest expenses	13,831	13,590	17,233	13,641
Income tax expense (benefit)	930	392	(3,891)	(2,450)

Net income (loss)	$2,761	$1,878	$(5,279)	$(2,716)

Per share:
Net income (loss)	$0.23	$0.16	$(0.44)	$(0.23)
Net income (loss), diluted	0.23	0.16	(0.44)	(0.23)
Cash dividends declared	0.25	0.25	0.05	0.05
2007
Total interest income	$29,465	$30,433	$31,276	$30,939
Total interest expense	15,766	16,093	16,636	16,350

Net interest income	13,699	14,340	14,640	14,589
Provision for loan losses	1,229	900	3,150	2,851

Net interest income after provision for loan losses	12,470	13,440	11,490	11,738
Total noninterest income, excluding securities gains (losses)	5,534	5,477	5,756	5,832
Securities gains (losses)	8	(140)	43	72
Impairment loss on securities	(5,097)	—	—	—
Total noninterest expenses	13,458	13,654	13,812	13,118
Income tax expense (benefit)	(646)	1,513	860	1,061

Net income	$103	$3,610	$2,617	$3,463

Per share:
Net income	$0.01	$0.30	$0.22	$0.29
Net income, diluted	0.01	0.30	0.22	0.29
Cash dividends declared	0.25	0.25	0.25	0.25

NOTE W—EQUITY OFFERING

On May 12, 2006, the Corporation closed on a public offering of its common stock. As a result of this offering, 2.76 million shares were sold at a price of $19.50 per share, with net proceeds of approximately $50.2 million. Some of these proceeds were used to fund the SunCoast and Seasons acquisitions, and the remainder was used for general corporate purposes.

NOTE X—SUBSEQUENT EVENTS

On January 9, 2009, the Corporation completed the sale of $44 million of non-voting preferred stock to the U.S. Treasury Department under the Capital Purchase Program. These senior preferred shares pay a cumulative annual dividend at a 5% rate for the first five years and will reset to a rate of 9% after five years if not redeemed by the Corporation prior to that time. In connection with the issuance of the senior preferred shares, the Corporation also issued to the U.S. Treasury a warrant to purchase the Corporation’s common stock up to a maximum of 15% of the senior preferred amount, or $6.6 million.

Annex A

[Amendment to Articles assuming Proposal 1 is approved]

COMMON STOCK PROPOSAL:

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

CADENCE FINANCIAL CORPORATION

Pursuant to the provisions of Section 79-4-103 of the Mississippi Code of 1972, as amended (the “Code”), CADENCE FINANCIAL CORPORATION, a Mississippi corporation (the “Corporation”), hereby certifies as follows:

ARTICLE ONE

The name of the Corporation is CADENCE FINANCIAL CORPORATION.

ARTICLE TWO

This amendment to the Corporation’s Restated Articles of Incorporation, as amended by those certain Articles of Amendment to the Articles of Incorporation, dated December 18, 2008 (as amended, the “Articles of Incorporation”), was duly adopted in accordance with Section 79-4-103 of the Code by the board of directors on July 15, 2009 and by the shareholders of the Corporation at a meeting of the shareholders held on [•], 2009.

ARTICLE THREE

Section 5(a) of the Restated Articles of Incorporation is deleted and replaced in its entirety as follows:

“5. (a) The maximum number of shares, which the Corporation shall have authority to issue, is 160,000,000 shares consisting of (i) 150,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $10.00 per share (the “Preferred Stock”).”

IN WITNESS WHEREOF, the undersigned, being the duly authorized Chairman & Chief Executive Officer of the Corporation, for the purpose of amending the Articles of Incorporation pursuant to Section 79-4-103 of the Code, does make and file these Articles of Amendment this [• ] day of [•], 2009.

CADENCE FINANCIAL CORPORATION

By:
Lewis F. Mallory, Jr.,
Chairman and Chief Executive Officer

A-1

Annex B

[Amendment to Articles assuming Proposal 2 is approved]

REVERSE STOCK SPLIT PROPOSAL:

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

CADENCE FINANCIAL CORPORATION

Pursuant to the provisions of Section 79-4-103 of the Mississippi Code of 1972, as amended (the “Code”), CADENCE FINANCIAL CORPORATION, a Mississippi corporation (the “Corporation”), hereby certifies as follows:

ARTICLE ONE

The name of the Corporation is CADENCE FINANCIAL CORPORATION.

ARTICLE TWO

This amendment to the Corporation’s Restated Articles of Incorporation, as amended by those certain Articles of Amendment to the Articles of Incorporation, dated December 18, 2008 (as amended, the “Articles of Incorporation”), was duly adopted in accordance with Section 79-4-103 of the Code by the board of directors on July 15, 2009 and by the shareholders of the Corporation at a meeting of the shareholders held on [•], 2009.

ARTICLE THREE

Section 5(a) of the Restated Articles of Incorporation is deleted and replaced in its entirety as follows:

“5. (a) The maximum number of shares, which the Corporation shall have authority to issue, is 60,000,000 shares consisting of (i) 50,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $10.00 per share (the “Preferred Stock”). Simultaneously with the effective date of the filing of this amendment to the Corporation’s Articles of Incorporation (the “Effective Date”), each share of Common Stock of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the “Old Shares”) shall automatically be reclassified and continued (the “Reverse Stock Split”), without any action on the part of the holder thereof, as 20 percent of one share of Common Stock. The Corporation shall not issue fractional shares in connection with the Reverse Stock Split. Each holder of Old Shares who would otherwise be entitled to receive a fraction of a share on account of the Reverse Stock Split shall receive, upon surrender of the stock certificates formerly representing the Old Shares, in lieu of such fractional share, an amount in cash equal to the product of (i) the closing sale price per share of the Common Stock as reported by The NASDAQ Global Select Market on the last trading day preceding the Effective Date by (ii) the number of Old Shares held by such holder that would otherwise have been exchanged for such fractional share interest.”

IN WITNESS WHEREOF, the undersigned, being the duly authorized Chairman & Chief Executive Officer of the Corporation, for the purpose of amending the Articles of Incorporation pursuant to Section 79-4-103 of the Code, does make and file these Articles of Amendment this [•] day of [•], 2009.

CADENCE FINANCIAL CORPORATION

By:
Lewis F. Mallory, Jr.,
Chairman and Chief Executive Officer

B-1

Annex C

[Amendment to Articles assuming Proposal 1 and Proposal 2 are approved]

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

CADENCE FINANCIAL CORPORATION

Pursuant to the provisions of Section 79-4-103 of the Mississippi Code of 1972, as amended (the “Code”), CADENCE FINANCIAL CORPORATION, a Mississippi corporation (the “Corporation”), hereby certifies as follows:

ARTICLE ONE

The name of the Corporation is CADENCE FINANCIAL CORPORATION.

ARTICLE TWO

This amendment to the Corporation’s Restated Articles of Incorporation, as amended by those certain Articles of Amendment to the Articles of Incorporation, dated December 18, 2008 (as amended, the “Articles of Incorporation”), was duly adopted in accordance with Section 79-4-103 of the Code by the board of directors on July 15, 2009 and by the shareholders of the Corporation at a meeting of the shareholders held on [•], 2009.

ARTICLE THREE

Section 5(a) of the Restated Articles of Incorporation is deleted and replaced in its entirety as follows:

“5. (a) The maximum number of shares, which the Corporation shall have authority to issue, is 160,000,000 shares consisting of (i) 150,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $10.00 per share (the “Preferred Stock”). Simultaneously with the effective date of the filing of this amendment to the Corporation’s Articles of Incorporation (the “Effective Date”), each share of Common Stock of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the “Old Shares”) shall automatically be reclassified and continued (the “Reverse Stock Split”), without any action on the part of the holder thereof, as 20 percent of one share of Common Stock. The Corporation shall not issue fractional shares in connection with the Reverse Stock Split. Each holder of Old Shares who would otherwise be entitled to receive a fraction of a share on account of the Reverse Stock Split shall receive, upon surrender of the stock certificates formerly representing the Old Shares, in lieu of such fractional share, an amount in cash equal to the product of (i) the closing sale price per share of the Common Stock as reported by The NASDAQ Global Select Market on the last trading day preceding the Effective Date by (ii) the number of Old Shares held by such holder that would otherwise have been exchanged for such fractional share interest.”

IN WITNESS WHEREOF, the undersigned, being the duly authorized Chairman & Chief Executive Officer of the Corporation, for the purpose of amending the Articles of Incorporation pursuant to Section 79-4-103 of the Code, does make and file these Articles of Amendment this [•] day of [•], 2009.

CADENCE FINANCIAL CORPORATION

By:
Lewis F. Mallory, Jr.,
Chairman and Chief Executive Officer

C-1

FORM OF CADENCE FINANCIAL CORPORATION PROXY CARD

CADENCE FINANCIAL CORPORATION

C/O CADENCE BANK

STARKVILLE BANKING CENTER

301 EAST MAIN STREET

STARKVILLE, MISSISSIPPI 39759

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE

CADENCE FINANCIAL CORPORATION’S BOARD OF DIRECTORS

The undersigned hereby appoints Robert L. Calvert, III, Robert A. Cunningham, Allen B. Puckett, III, and Sammy J. Smith, or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of Cadence Financial Corporation (the “Company”) which the undersigned is entitled to vote only at the Special Meeting of Shareholders to be held on [—], 2009 and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present.

(Continued and to be signed on the reverse side)

CADENCE FINANCIAL CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.

-OR-

TELEPHONE — Call toll-free 1-800-[—]

(1-800-[—]) in the United States or

[—] from foreign countries and follow the instructions. Have your proxy card available when you call.

-OR-

INTERNET — Access www.[—].com and follow the on-screen instructions. Have your proxy card available when you access the web page.

-OR-

IN PERSON — You may vote your shares in person by attending the special meeting.

You may enter your voting instructions at 1-800-[—] in the United States or [—] from foreign countries or www.[—].com up until 11:59 p.m. Eastern Time on [—].

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 and 3.

Proposal 1. To approve an amendment to our Restated Articles of Incorporation, as amended, to increase the number of authorized shares of common stock.

For	Against	Abstain
☐	☐	☐

Proposal 2. To approve the conversion of the Series B preferred stock into common stock in accordance with the terms of the Series B preferred stock.

For	Against	Abstain
☐	☐	☐

Proposal 3. To approve a proposal to amend our Restated Articles of Incorporation, as amended, to effect a one-for-five reverse stock split of our common stock.

For	Against	Abstain
☐	☐	☐

Proposal 4. To postpone or adjourn, if necessary, the special meeting to a later time to solicit additional proxies in favor of Proposal 1 or Proposal 2.

For	Against	Abstain
☐	☐	☐

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” the proposals. If any other business is presented at the special meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the special meeting.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

Please be sure to sign and date this Proxy in the box below.
Shareholder to sign above	Co-holder (if any) sign above
Date